                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             DICTAPHONE CORPORATION,

                           NUANCE COMMUNICATIONS, INC.

                                       AND

                            PHOENIX MERGER SUB, INC.

                          DATED AS OF FEBRUARY 7, 2006


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                                TABLE OF CONTENTS

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ARTICLE 1             DEFINITIONS; INTERPRETATION................................................................2

         Section 1.1.          Definitions.......................................................................2
         Section 1.2.          Interpretation...................................................................19
         Section 1.3.          Exhibits.........................................................................21

ARTICLE 2             THE TRANSACTION...........................................................................21

         Section 2.1.          The Merger.......................................................................21
         Section 2.2.          The Closing......................................................................21
         Section 2.3.          Actions at the Closing...........................................................21
         Section 2.4.          Effect of the Merger.............................................................21
         Section 2.5.          Purchase Price; Merger Consideration; Conversion of Shares.......................22
         Section 2.6.          Working Capital; Net Available Cash; Closing Adjustment..........................25
         Section 2.7.          Treatment of Equity Interests....................................................27
         Section 2.8.          Closing of Transfer Records......................................................29
         Section 2.9.          Closing Deliveries...............................................................29

ARTICLE 3             DISSENTERS' RIGHTS........................................................................31

         Section 3.1.          Dissenters' Rights...............................................................31

ARTICLE 4             REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER AND THE BUYER SUBSIDIARY...............31

         Section 4.1.          Organization.....................................................................31
         Section 4.2.          Authorization, Execution and Enforceability......................................32
         Section 4.3.          No Breach........................................................................32
         Section 4.4.          Consents.........................................................................33
         Section 4.5.          Financing........................................................................33
         Section 4.6.          Ownership of the Buyer Subsidiary; No Prior Activities...........................34
         Section 4.7.          Brokers; Finders.................................................................34
         Section 4.8.          Purchase for Investment; Access to Information...................................34

ARTICLE 5             REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY......................................35

         Section 5.1.          Organization.....................................................................35
         Section 5.2.          Authorization, Execution and Enforceability......................................35
         Section 5.3.          No Breach........................................................................36
         Section 5.4.          Consents.........................................................................36
         Section 5.5.          Organizational Documents.........................................................37
         Section 5.6.          Capitalization; Subsidiaries.....................................................37
         Section 5.7.          Financial Statements.............................................................40
         Section 5.8.          Tax Matters......................................................................41
         Section 5.9.          Real Property....................................................................42
         Section 5.10.         Personal Property................................................................44
         Section 5.11.         Title to Properties..............................................................44
         Section 5.12.         Sufficiency and Condition of Property............................................44
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                                TABLE OF CONTENTS
                                  (continued)

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         Section 5.13.         Contracts........................................................................45
         Section 5.14.         Performance of Contracts.........................................................47
         Section 5.15.         Permits..........................................................................47
         Section 5.16.         Patents; Technology..............................................................47
         Section 5.17.         Trademarks; Copyrights; Other Intellectual Property Matters......................48
         Section 5.18.         Human Resources; Benefit Plans...................................................51
         Section 5.19.         Business Operations; Changes.....................................................53
         Section 5.20.         Compliance with Laws.............................................................54
         Section 5.21.         Litigation; Proceedings..........................................................54
         Section 5.22.         Environmental Conditions.........................................................55
         Section 5.23.         Health and Safety Matters........................................................56
         Section 5.24.         Inventory; Accounts Receivable; Backlog; Warranty Claims.........................56
         Section 5.25.         Certain Business Relationships...................................................57
         Section 5.26.         Major Customers..................................................................57
         Section 5.27.         Absence of Certain Business Practices............................................57
         Section 5.28.         Insurance........................................................................57
         Section 5.29.         Liabilities......................................................................58
         Section 5.30.         Delaware General Corporation Law; Fairness Opinion...............................58
         Section 5.31.         Brokers; Finders.................................................................58
         Section 5.32.         HIPAA Matters....................................................................58
         Section 5.33.         Bankruptcy Matters...............................................................59
         Section 5.34.         Information Systems..............................................................59
         Section 5.35.         Copies of Contracts and Other Documents..........................................59

ARTICLE 6             PRE-CLOSING COVENANTS.....................................................................59

         Section 6.1.          Conduct by the Buyer.............................................................59
         Section 6.2.          Conduct by the Company...........................................................60
         Section 6.3.          Governmental Filings.............................................................67
         Section 6.4.          Written Stockholder Consent; Preparation of Information Statement................67
         Section 6.5.          Letter of Transmittal............................................................69
         Section 6.6.          No Solicitation; Other Offers....................................................69
         Section 6.7.          Fulfillment of Conditions........................................................70
         Section 6.8.          Notice of Developments...........................................................71
         Section 6.9.          Termination of Credit Facility...................................................71
         Section 6.10.         Further Assurances...............................................................72
         Section 6.11.         Termination on Closing...........................................................72
         Section 6.12.         2005 Audited Financial Statements................................................72
         Section 6.13.         Corporate Headquarters Lease.....................................................72
         Section 6.14.         Subsidiary Capital Stock.........................................................73

ARTICLE 7             CONDITIONS TO CLOSING.....................................................................73

         Section 7.1.          Conditions of the Buyer and the Buyer Subsidiary to Closing......................73
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                                TABLE OF CONTENTS
                                  (continued)

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         Section 7.2.          Conditions of the Company to Closing.............................................74

ARTICLE 8             ADDITIONAL COVENANTS......................................................................75

         Section 8.1.          WARN.............................................................................75
         Section 8.2.          Preservation of Records..........................................................76
         Section 8.3.          Insurance and Indemnification....................................................76
         Section 8.4.          Payment of Creditors.............................................................77

ARTICLE 9             TERMINATION; SURVIVAL OF AGREEMENT........................................................77

         Section 9.1.          Termination......................................................................77
         Section 9.2.          Superior Proposal................................................................79
         Section 9.3.          Effect of Termination............................................................79

ARTICLE 10            MISCELLANEOUS PROVISIONS..................................................................81

         Section 10.1.         Publicity........................................................................81
         Section 10.2.         [Reserved.]......................................................................81
         Section 10.3.         Compliance with Restrictive Covenants............................................81
         Section 10.4.         Non-Survival and Limitations as to Representations and Warranties................82
         Section 10.5.         Notice...........................................................................83
         Section 10.6.         Certain Expenses; Certain Financing..............................................84
         Section 10.7.         Governing Law; Forum; Jury Trial.................................................85
         Section 10.8.         Binding Effect; Assignment; Third Party Beneficiaries............................85
         Section 10.9.         Entire Agreement; Confidentiality Agreement......................................85
         Section 10.10.        Amendments.......................................................................86
         Section 10.11.        Waivers..........................................................................86
         Section 10.12.        Remedies.........................................................................86
         Section 10.13.        Headings; Counterparts; Interpretation; Schedules................................86
         Section 10.14.        Severability.....................................................................87
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                                     -iii-

                                LIST OF EXHIBITS


Exhibit A        Form of Certificate of Merger
Exhibit B        Form of Restated Certificate of Incorporation of the
                 Surviving Corporation
Exhibit C        Form of Bylaws of the Surviving Corporation
Exhibit D        Calculation of Working Capital
Exhibit E        Form of Exchange Agency Agreement
Exhibit F        Form of Stockholder Agreement and Acknowledgement
Exhibit G        Form of Written Consent
Exhibit H        Commitment Letter

                                LIST OF SCHEDULES

Schedule 2.6     Non-GAAP Adjustments.
Schedule 4.7     Brokers and Finders.
Schedule 5.1     Foreign Jurisdictions.
Schedule 5.4     Consents.
Schedule 5.5     Organizational Documents; Directors and Officers.
Schedule 5.6     Capitalization; Subsidiaries; Indebtedness; Absence of
                 Certain Changes; Related Contracts.
Schedule 5.7     Financial Statements.
Schedule 5.8     Tax Matters.
Schedule 5.9     Real Property.
Schedule 5.10    Personal Property.
Schedule 5.11    Title to Properties.
Schedule 5.13    Material Contracts.
Schedule 5.15    Permits.
Schedule 5.16    Patents; Technology.
Schedule 5.17    Trademarks, Copyrights and Other Intellectual Property Matters.
Schedule 5.18    Labor Matters; Benefit Plans; Employee Contracts.
Schedule 5.19    Changes in Business Operations.
Schedule 5.20    Compliance with Laws.
Schedule 5.21    Litigation.
Schedule 5.22    Environmental Conditions.
Schedule 5.23    Health and Safety Matters.
Schedule 5.24    Backlog and Warranty Claims.
Schedule 5.26    Major Customers.
Schedule 5.28    Insurance.
Schedule 5.31    Broker and Finder Fees.
Schedule 5.33    Bankruptcy Matters.
Schedule 6.2     Conduct by the Company.
Schedule 6.12    Financial Statements.
Schedule 7.1     Developments and Conditions.

                  AGREEMENT AND PLAN OF MERGER dated as of February 7, 2006 among Nuance Communications, Inc., a Delaware corporation (the "Buyer"), Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Buyer (the "Buyer Subsidiary"), and Dictaphone Corporation, a Delaware corporation (the "Company").

                                   WITNESSETH:

                  WHEREAS, the Buyer Subsidiary is a wholly owned direct subsidiary of the Buyer;

                  WHEREAS, the Buyer desires to acquire the Company by means of a merger of the Buyer Subsidiary with and into the Company (the "Merger"), on the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company has (a) determined that the Merger and the other transactions contemplated hereby are advisable and are fair to, and in the best interests of, the holders of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), its only class of capital stock with shares outstanding, (b) subject to adoption of this Agreement by the stockholders of the Company, approved the Merger, the other transactions contemplated hereby and various ancillary matters and adopted this Agreement and (c) recommended approval of various ancillary matters and adoption of this Agreement by the stockholders of the Company;

                  WHEREAS, the Board of Directors of the Buyer Subsidiary has determined that the Merger and the other transactions contemplated hereby are advisable and are fair to, and in the best interests of, the sole stockholder of the Buyer Subsidiary, has approved the Merger and the other transactions contemplated hereby and has recommended adoption of this Agreement by the sole stockholder of the Buyer Subsidiary;

                  WHEREAS, the Board of Directors of the Company has directed that approval of such ancillary matters and adoption of this Agreement be submitted to the stockholders of the Company;

                  WHEREAS, stockholders of the Company, who in the aggregate own a majority of the shares of Common Stock issued and outstanding on the date hereof (the "Majority Stockholders"), have, prior to the execution and delivery of this Agreement, entered into Stockholder Agreements and Acknowledgements substantially in the form attached hereto as Exhibit F, copies of which as executed by the Majority Stockholders have been delivered to the Buyer (the "Stockholder Agreement and Acknowledgement"), pursuant to which they have stated that, if the Merger is approved and this Agreement is adopted by the Board of Directors of the Company and this Agreement is executed and delivered by the Parties, they know of no reason why they would not execute and deliver written consents in substantially the form attached hereto as Exhibit G (the "Written Consents") that, among other things, consent to the adoption of this Agreement and waive their dissenters' appraisal rights in respect of the Merger, on the terms and subject to the conditions set forth therein, and represent that they have received sufficient information to make a decision in respect thereof; and

                  WHEREAS, the Buyer, for itself individually and in its capacity as the sole stockholder of the Buyer Subsidiary, has approved the Merger and the other transactions contemplated hereby and has adopted this Agreement;

                  NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                           DEFINITIONS; INTERPRETATION

                  SECTION 1.1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  "2004 Audited Financial Statements" shall mean the audited consolidated financial statements of the Company as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and December 31, 2003, the nine months ended December 31, 2002 and the three-months ended March 31, 2002.

                  "2005 Audited Financial Statements" shall mean the audited consolidated financial statements of the Company as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003.

                  "Acquisition Proposal" shall mean:

                  (a) prior to receipt of the Company Stockholder Approval, any inquiry, offer or proposal by any Person or Group (other than the Buyer, the Buyer Subsidiary or any of their Affiliates), directly or indirectly, (i) for any acquisition or purchase of 40% or more of the consolidated assets of the Company and the Subsidiaries or 40% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries, (ii) for any acquisition, purchase, tender offer (including a self-tender offer) or exchange offer or constituting any tender offer or exchange offer, in each case, that would result in such Person or Group Beneficially Owning 40% or more (by voting power) of any class of equity or voting securities of the Company, (iii) for any merger, consolidation, reorganization, recapitalization, joint venture, liquidation or other business combination involving (A) the Company or (B) one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries, in each case, that would result in such Person or Group (I) directly or indirectly acquiring or purchasing 40% or more of the consolidated assets of the Company and the Subsidiaries or 40% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries or (II) Beneficially Owning 40% or more (by voting power) of any class of equity or voting securities of the Company or (iv) for the issuance or acquisition of capital stock or other equity or voting securities of the Company or any of the Subsidiaries constituting 40% or more (by voting power) of any class of equity or voting securities of the

Company or any of the Subsidiaries (except for the issuance of shares of Common Stock pursuant to exercise of Equity Interests in the Company outstanding on the date hereof and as set forth on Schedule 5.6); and

                  (b) from and after receipt of the Company Stockholder Approval, any inquiry, offer or proposal by any Person or Group (other than the Buyer, the Buyer Subsidiary or any of their Affiliates), directly or indirectly,
(i) for any acquisition or purchase of 15% or more of the consolidated assets of the Company and the Subsidiaries or 15% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Subsidiaries, (ii) for any acquisition, purchase, tender offer (including a self-tender offer) or exchange offer or constituting any tender offer or exchange offer, in each case, that would result in such Person or Group Beneficially Owning 15% or more (by voting power) of any class of equity or voting securities of the Company, (iii) for any merger, consolidation, reorganization, recapitalization, joint venture, liquidation or other business combination involving (A) the Company or (B) one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Subsidiaries, in each case, that would result in such Person or Group (I) directly or indirectly acquiring or purchasing 15% or more of the consolidated assets of the Company and the Subsidiaries or 15% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Subsidiaries or (II) Beneficially Owning 15% or more (by voting power) of any class of equity or voting securities of the Company, (iv) for the issuance or acquisition of capital stock or other equity or voting securities of the Company or any of the Subsidiaries constituting 15% or more (by voting power) of any class of equity or voting securities of the Company or any of the Subsidiaries (except for the issuance of shares of Common Stock pursuant to exercise of Equity Interests in the Company outstanding on the date hereof and as set forth on Schedule 5.6) or (v) for any transaction the effect of which would reasonably be expected to be to impede, prevent or delay consummation of the transactions contemplated by this Agreement or which would reasonably be expected to be to materially dilute the benefits to the Buyer and its Affiliates of the transactions contemplated hereby.

                  "Accrual Amount" shall mean an aggregate amount determined by multiplying (a) $40,000, times (b) the number of days in the period from and including March 1, 2006 through and including the Closing Date.

                  "Additional Closing Payment" shall mean (x) the Accrual Amount, plus (y) the Final Net Available Cash, plus (z) the Final Closing Adjustment (it being agreed and understood that (i) if either the Final Net Available Cash or the Final Closing Adjustment is a negative number, such amount shall reduce the Additional Closing Payment and (ii) if the Additional Closing Payment is a negative number, it shall reduce the Merger Consideration).

                  "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by or is under common control with, directly or indirectly, such Person, and, if such Person is a natural person, includes any member of such Person's immediate family, or, if such Person is an entity, includes any trustee, member, general partner, manager, director or executive officer of, or any Person performing similar functions for, such Person.

                  "Agreement" shall mean this Agreement and Plan of Merger, including the Schedules and Exhibits, in each case as amended or supplemented from time to time.

                  "Analyses" shall have the meaning given to such term in the Confidentiality Agreement.

                  "Ancillary Matters Schedule" shall mean the Schedule to this Agreement entitled "Ancillary Matters" provided separately to the Buyer on the day prior to the date hereof.

                  "Beneficial Ownership" shall have the same meaning as it has under Section 13(d) of the Exchange Act, except that a Person shall be deemed to have "Beneficial Ownership" of securities which such Person, any of its Affiliates or any other Person who is a member of the same Group (within the meaning of Section 13(d)(3) of the Exchange Act) has the right to acquire at any time (and without regard to any otherwise applicable period of 60 days).

                  "Benefit Plan" shall mean a bonus, incentive, compensation, severance, termination, pension, savings, profit sharing, retirement, health, dental, disability, life insurance, loan, vacation, tuition reimbursement, relocation, accidental death and dismemberment or other welfare plan, policy, program, arrangement or agreement under which any employee or former employee of the Company or any Subsidiary has any current or future rights to benefits, other than (a) a collective bargaining agreement or other Contract with a labor union or association, (b) a Contract relating to the appointment of a sales agent or representative or a distributor, (c) a Contract relating to the indemnification of a director, officer or employee, (d) a Contract relating to the employment of any employee or the engagement of any consultant or (e) any Organizational Document.

                  "Business" shall mean any business conducted by the Company or any Subsidiary on or after the Plan Effective Date, other than CRS, EMS and International IVS.

                  "Business Day" shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which the banks located in the State of New York or Connecticut are authorized or required by Law to be closed for business.

                  "Buyer" shall have the meaning given to such term in the title.

                  "Buyer Acquisition Proposal" shall mean any inquiry, offer or proposal by the Buyer, directly or indirectly, (a) for any acquisition or purchase of 40% or more of the consolidated assets of the Company and the Subsidiaries or 40% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries, (b) for any acquisition, purchase, tender offer (including a self-tender offer) or exchange offer or constituting any tender offer or exchange offer, in each case, that would result in the Buyer Beneficially Owning 40% or more (by voting power) of any class of equity or voting securities of the Company, (c) for any merger, consolidation, reorganization, recapitalization, joint venture, liquidation or other business combination involving (i) the

Company or (ii) one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries, in each case, that would result in the Buyer (i) directly or indirectly acquiring or purchasing 40% or more of the consolidated assets of the Company and the Subsidiaries or 40% or more (by voting power) of any class of equity or voting securities of one or more of the Subsidiaries whose assets, individually or in the aggregate, constitute 40% or more of the consolidated assets of the Company and the Subsidiaries or (ii) Beneficially Owning 40% or more (by voting power) of any class of equity or voting securities of the Company or (d) the issuance or acquisition of capital stock or other equity or voting securities of the Company or any of the Subsidiaries constituting 40% or more (by voting power) of any class of equity or voting securities of the Company or any of the Subsidiaries (except for the issuance of shares of Common Stock pursuant to exercise of Equity Interests in the Company outstanding on the date hereof and as set forth on Schedule 5.6).

                  "Buyer Material Adverse Effect" means any material adverse effect on the Buyer, the Buyer Subsidiary or any of their Affiliates, or its or their business or affairs (including financial condition) that has or would reasonably be expected to prevent or materially delay the ability of the Buyer or the Buyer Subsidiary to consummate the transactions contemplated by this Agreement.

                  "Buyer Payment" shall have the meaning given to such term in
Section 2.5(a).

                  "Buyer Subsidiary" shall have the meaning given to such term in the title.

                  "Certificate of Merger" shall have the meaning given to such term in Section 2.3.

                  "Cap Amount" shall have the meaning given to such term in
Section 8.3(c).

                  "Claim" shall mean any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority or Judicial Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could result in a Liability or Loss.

                  "Closing" shall have the meaning given to such term in Section 2.2.

                  "Closing Adjustment" shall mean the difference of (a) the sum of (i) cash received (or deemed pursuant to Section 2.7(d) to be received on the Closing Date) upon the exercise of options and warrants on or after March 1, 2006, (ii) amounts paid by the Company prior to March 1, 2006, or incurred and reflected as a current liability in the February 28 Working Capital, for which the Buyer has a reimbursement obligation under Section 6.2(b), 6.3(a), 6.13 or 8.3(c) which has not been so reimbursed prior to March 1, 2006 and (iii) if the Final Working Capital exceeds the Working Capital Baseline, the Working Capital Adjustment, minus (b) the sum of (i) the Company Transaction Expenses, (ii) the amount of the Company's portion of payroll Taxes attributable to the exercise of options on or after March 1, 2006 or at the Effective Time, (iii) if the Final Net Working Capital is less than the Working Capital Baseline, the Working Capital Adjustment, (iv) the aggregate amounts paid or payable in respect of the items set forth in Item 17 of the Ancillary Matters Schedule which are stated to be deductions in the calculation of the Closing Adjustment, (v) amounts paid pursuant to Section 6.2(e)(iv) but not reflected in the preceding clause (iv) and (vi) amounts paid pursuant to Section 6.9. The Closing Adjustment may be a positive or negative number.

                  "Closing Adjustment Estimate" shall have the meaning given to such term in Section 2.6(b)(ii).

                  "Closing Date" shall have the meaning given to such term in
Section 2.2.

                  "Closing Documents" shall mean the certificates, instruments and documents required to be delivered pursuant to Section 2.9 (other than the Related Agreements).

                  "Code" shall mean the Internal Revenue Code of 1986.

                  "Commitment Letter" shall mean the commitment letter from UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse and Credit Suisse Securities
(USA) LLC to the Buyer attached hereto as Exhibit H.

                  "Common Stock" shall have the meaning given to such term in the recitals.

                  "Company" shall have the meaning given to such term in the title.

                  "Company Board Recommendation" shall have the meaning given to such term in Section 5.2.

                  "Company Business Records" shall mean all books, records, papers and files of any kind (including those in electronic form) of the Company or any of the Subsidiaries which are held by or for the Company, any of the Subsidiaries or any of their respective Representatives, including the stock record books and the minute books of each of the Subsidiaries.

                  "Company Indemnification Obligations" shall have the meaning given to such term in Section 8.3(a).

                  "Company Indemnified Persons" shall have the meaning given to such term in Section 8.3(a).

                  "Company Stockholder Approval" shall have the meaning given to such term in Section 6.4(a).

                  "Company Termination Fee" shall mean an amount equal to the sum of (a) 1% of the Buyer Payment and (b) the Reimbursable Expenses of the Buyer and the Buyer Subsidiary.

                  "Company Transaction Expenses" shall mean, to the extent that they were not paid prior to March 1, 2006, without duplication, all fees and expenses of counsel and advisors to and accountants for the Company and the Subsidiaries incurred by the Company and the Subsidiaries in connection with their negotiation, execution, delivery and performance of this

Agreement and the Related Agreements and the process leading up thereto, including all fees and expenses of UBS Securities LLC, as financial advisor to the Company, and all fees and expenses of the Person that issues the Fairness Opinion, if it is a Person other than UBS Securities LLC, in each case, except as otherwise provided herein.

                  "Confidential Memorandum" shall mean the Information Memorandum, dated Fall 2005, with respect to the Company.

                  "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of September 28, 2005, between the Company and the Buyer.

                  "Consent" shall mean any approval, authorization, clearance, exemption, waiver, permission or consent of any kind of any Person, whether related to any Contract, Law or Order, or otherwise, other than a Permit.

                  "Contract" shall mean any written or oral contract, agreement, undertaking, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation or other commitment, obligation or instrument of any kind that is or is intended to be (or, upon acceptance by the other intended party or parties thereto, would be) legally binding or enforceable under applicable Law.

                  "Control" of a Person shall mean possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through rights under Contracts, or otherwise.

                  "Copyrights" shall have the meaning given to such term in the definition of Intellectual Property.

                  "Credit Facility" shall have the meaning given to such term in
Section 6.9(a).

                  "CRS" shall mean the business formerly conducted by the Company and the Subsidiaries and the related assets formerly owned by, and certain liabilities of, the Company and the Subsidiaries that were divested pursuant to the Asset Purchase and Sale Agreement, dated as of April 11, 2005, between the Company and Nice Systems Inc. and the related agreements listed in item (xiv)(1) of Schedule 5.13.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "Deferred Compensation Plan" shall have the meaning given to such term in Section 5.18(g).

                  "Dissenters' Rights Period" shall have the meaning given to such term in Section 7.1(b).

                  "Dissenting Shares" shall have the meaning given to such term in Section 3.1.

                  "Divested Benefit Plan" shall mean any Benefit Plan (i) previously maintained or required to be maintained by the Company or any Subsidiary (or any former subsidiary of the

Company or any Subsidiary), (ii) to which the Company or any Subsidiary (or any former subsidiary of the Company or any Subsidiary) previously made or was required to make contributions or (iii) with respect to which the Company or any Subsidiary previously had any Liability, in each case that was assumed by the purchaser in the divestitures of CRS, EMS or International IVS.

                  "Domestic Benefit Plan" shall mean a Benefit Plan (i) maintained or required to be maintained by the Company or any Subsidiary, (ii) to which the Company or any Subsidiary makes or is required to make contributions or (iii) with respect to which the Company or any Subsidiary currently has or since the Plan Effective Date has had any Liability, in each case other than a Foreign Benefit Plan or a Divested Benefit Plan.

                  "Effective Time" shall have the meaning given to such term in
Section 2.4(a).

                  "Employees" shall mean all employees of the Company and each of the Subsidiaries, in each case, as of the relevant time.

                  "EMS" shall mean the business formerly conducted by the Company and the Subsidiaries and the related assets formerly owned by, and certain liabilities of, the Company and the Subsidiaries that were divested pursuant to the Asset Purchase and Sale Agreement, dated as of December 30, 2005, by and among the Company, Bulova Technologies L.L.C., Bulova Technologies EMS LLC, Sarno Venture Corporation and Stephen L. Gurba and the related agreements listed in item (xiv)(2) of Schedule 5.13.

                  "EMS Adjacent Property" shall mean the parcels of real estate adjacent to the property on which the EMS manufacturing facility is located, containing approximately 18.633 acres.

                  "Environmental Claim" shall mean any Claim or Proceeding arising from (a) any Environmental Law, (b) any Environmental Condition, (c) any Hazardous Substance or any Release or Remediation thereof or (d) any pollution of or failure to protect the indoor or outdoor environment (including failure to protect human health and safety, other than in respect of occupational health and safety) from Hazardous Substances Contamination.

                  "Environmental Condition" shall mean any condition (including any Hazardous Substances Contamination) with respect to the indoor or outdoor environment (including failure to protect human health and safety, other than in respect of occupational health and safety) as a result of which any Person (a) has incurred or could incur any Liability or Loss, (b) has or could become subject to any Claim or Proceeding or (c) has or could become subject to any obligation to Remediate such condition, including any condition resulting from the business or activities of the Company or any of the Subsidiaries or the business or activities of any other Person on any of the Real Property.

                  "Environmental Law" shall mean any Law or any regulatory policy statement or similar guidance of any kind relating to pollution or protection of the indoor or outdoor environment (including protection of human health and safety, other than in respect of occupational health and safety), or any Hazardous Substance or any Release or Remediation thereof, including (a) the Comprehensive Environmental Response, Compensation and Liability

Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1984, (b) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, (c) the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, (d) the Toxic Substances Control Act of 1976, (e) the Emergency Planning and Community Right-To-Know Act of 1986, (f) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, (g) the National Environmental Policy Act of 1970, (h) the Endangered Species Act of 1973, (i) the Safe Drinking Water Act of 1974 and (j) the Atomic Energy Act of 1954.

                  "Environmental Liabilities" shall mean all Liabilities arising from any Environmental Claim or Environmental Condition.

                  "Equity Interests" of a Person shall mean capital stock, capital stock equivalents (including stock options, restricted stock units, stock appreciation rights and phantom stock), partnership interests, membership interests, participations, shares and other equity interests of any class or kind (however designated) of such Person.

                  "Estimates" shall have the meaning given to such term in
Section 2.6(b)(ii).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934.

                  "Exchange Agency Agreement" shall mean an exchange agency agreement among the Exchange Agent, the Company, the Buyer and the Buyer Subsidiary in substantially the form attached hereto as Exhibit E, with such reasonable changes as the Parties shall agree in good faith prior to the Closing.

                  "Exchange Agent" shall mean Wells Fargo Bank, N.A., a national banking association, or any other bank and trust company reasonably acceptable to the Company and the Buyer, in its capacity as exchange agent under the Exchange Agency Agreement.

                  "Exchange Fund" shall have the meaning given to such term in
Section 2.5(d).

                  "Existing Coverage" shall have the meaning given to such term in Section 8.3(c).

                  "Fairness Opinion" shall mean an opinion of an independent investment bank of recognized national standing, selected by the Board of Directors of the Company in its sole discretion, addressed to the Board of Directors of the Company, as to the fairness of the consideration for the Merger to the Company's stockholders from a financial point of view.

                  "February 28 Net Available Cash" shall mean the Net Available Cash of the Company as of February 28, 2006.

                  "February 28 Working Capital" shall mean the Working Capital of the Company as of February 28, 2006.

                  "Final Closing Adjustment" shall mean the final amount of the Closing Adjustment (a) as set forth in the Closing Adjustment Estimate delivered pursuant to Section 2.6(b)(ii), (b) if the Buyer shall have properly and timely delivered an Objection Notice as described in Section 2.6(d) and the Company and the Buyer shall have agreed on revisions as described in Section 2.6(f), as set forth in the Closing Adjustment Estimate as so revised, or (c) if the Company and the Buyer shall not have so agreed, as set forth in the Closing Adjustment Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.6(f).

                  "Final Net Available Cash" shall mean the final amount of the February 28 Net Available Cash (a) as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate delivered pursuant to Section 2.6(b)(i),
(b) if the Buyer shall have properly and timely delivered an Objection Notice as described in Section 2.6(d) and the Company and the Buyer shall have agreed on revisions as described in Section 2.6(f), as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate as so revised, or (c) if the Company and the Buyer shall not have so agreed, as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.6(f).

                  "Final Working Capital" shall mean the final amount of the February 28 Working Capital (a) as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate delivered pursuant to Section 2.6(b)(i), (b) if the Buyer shall have properly and timely delivered an Objection Notice as described in Section 2.6(d) and the Company and the Buyer shall have agreed on revisions as described in Section 2.6(f), as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate as so revised, or (c) if the Company and the Buyer shall not have so agreed, as set forth in the Pre-Closing Working Capital and Net Available Cash Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.6(f).

                  "Foreign Benefit Plan" shall mean any Benefit Plan (a) maintained or required to be maintained by the Company or any Subsidiary, (b) to which the Company or any Subsidiary makes or is required to make contributions or (c) with respect to which the Company or any Subsidiary currently has or has had since the Plan Effective Date any Liability, in each case, that is maintained outside of the United States and, in each case, other than a Divested Benefit Plan.

                  "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the relevant date, together with the procedures, practices and methodologies of the Company used in connection therewith, in each case, consistently applied. For this purpose, "as in effect on the relevant date" when used in reference to GAAP as applied (a) to the 2005 Audited Financial Statements, shall mean as of the date and for the periods covered by the 2005 Audited Financial Statements, (b) to the 2004 Audited Financial Statements, shall mean as of the date and for the periods covered by the 2004 Audited Financial Statements, (c) to the Unaudited Financial Statements, shall mean as of the date and for the periods covered by the Unaudited Financial Statements, (d) to the calculation of the Final Working Capital and the Final Net Available Cash, shall mean as of December 31, 2005, and (e) to all other references in this Agreement, shall mean as of the date or for the period covered by the representation, warranty, covenant or information in respect of which the term GAAP is used.

                  "Governmental Authority" shall mean any government (including any U.S. Federal, foreign, state, commonwealth, provincial, cantonal, city, municipal or county government), any political subdivision, territory or possession thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive or legislative department, board, bureau, commission, body, agency, authority or instrumentality of any thereof.

                  "GT" shall mean Grant Thornton LLP, the former independent auditors of the Company.

                  "Group" shall have the meaning given to such term in Section 13(d) of the Exchange Act.

                  "Guarantee" of or by any Person, as of any date, shall mean, without duplication, (a) any direct or indirect obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, including any obligation of such Person to (i) purchase or pay (or advance funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, agreements to keep well, to take-or-pay or to stop losses, or otherwise) or to purchase or lease property, securities or services for the purpose of assuring the payment of such Indebtedness or (ii) maintain any working capital, equity capital or other financial condition (including cash, working capital, net assets, operating results or liquidity) of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person, in the case of each clause above as of such date; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case, in the ordinary course of business consistent with past practices.

                  "Hazardous Substance" shall mean any chemical, waste or other substance as to which any Liability, standard of conduct or regulatory requirement of any kind is imposed under any Law or regulatory policy statement, directive or guidance of any kind relating to pollution or the protection of the environment (including protection of human health and safety, other than in respect of occupational health and safety), including any Hazardous Waste or any flammable, corrosive, toxic, reactive, explosive or radioactive material (including any source, byproduct or special nuclear material), radon, asbestos, formaldehyde, urea formaldehyde, polychlorinated biphenyl, petroleum, petroleum constituent, petroleum product, polycyclic aromatic hydrocarbons, methane or medical waste.

                  "Hazardous Substances Contamination" shall mean the presence in the indoor or outdoor environment of a Hazardous Substance in concentrations or amounts that require Remediation under any Environmental Law.

                  "Hazardous Waste" shall mean any substance defined as a "hazardous waste" pursuant to the Resource Conservation and Recovery Act or any other similar Law.

                  "Health and Safety Condition" shall mean any condition with respect to occupational health and safety as a result of which any Person (a) has incurred or could incur any Liability or Loss, (b) has or could become subject to any Claim or Proceeding or (c) has or could become subject to any obligation to Remediate such condition, in each case, under any Health and Safety Law.

                  "Health and Safety Law" shall mean any Law relating to protection of occupational health and safety or any Remediation of any threat thereto, including the Occupational Safety and Health Act of 1970, other than any Environmental Law.

                  "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "Indebtedness" of any Person as of any date shall mean, without duplication, (a) Indebtedness for Borrowed Money, (b) all obligations of such Person upon which interest is customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (c) all off-balance-sheet financings of such Person, including synthetic leases and project financings, (d) all Guarantees by such Person of any obligation of the type described in clauses (a) through (c) above of any other Person, (e) all capital lease obligations of such Person, (f) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (g) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances, in the case of each clause above, as of such date. The Indebtedness of any Person includes the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor).

                  "Indebtedness for Borrowed Money" of any Person as of any date shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for purchase money financing, including obligations under conditional sale or other title retention agreements issued or assumed in respect of deferred purchase price, relating to assets purchased by such Person (other than trade payables incurred in the ordinary course of business consistent with past practices) and (d) all Guarantees by such Person of any obligation of the type described in clauses (a) through (c) above of any other Person. The Indebtedness for Borrowed Money of any Person includes the Indebtedness for Borrowed Money of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness for Borrowed Money provide that such Person is not liable therefor).

                  "Information" shall have the meaning given to such term in the Confidentiality Agreement.

                  "Information Statement" shall have the meaning given to such term in Section 6.4(b).

                  "Intellectual Property" shall mean any and all (a) designs, styles, concepts, inventions and discoveries of any kind which are entitled to protection under any patent, copyright, trademark, trade secret or similar Law,
(b) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), and statutory invention registrations (collectively, "Patents"), (c) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill of any kind, including registrations and applications for registration thereof (collectively, "Trademarks"), (d) domain names, websites, mask works, computer software of any kind (including source code, object code and specifications, designs and documentation related thereto (collectively "Software")) and copyrights of any kind, including copyrights in computer software and published and unpublished works, and registrations and applications for registration thereof (collectively "Copyrights") and (e) confidential and proprietary information, including trade secrets, know-how (including manufacturing and engineering information), process technology, technical information, data, customer lists, plans, strategies and methodologies, in the case of each clause above, regardless of the form in which embodied or evidenced and including all books, records, papers, files, databases, recordings, imprints, pictures, drawings and blue prints associated therewith or related thereto.

                  "International IVS" shall mean the business outside of the Americas formerly conducted by, and certain liabilities of, the Company and the Subsidiaries and the related assets formerly owned by the Company and the Subsidiaries that were divested pursuant to the Share Purchase Agreement, dated as of September 13, 2005, between the Company and Martin Niederberger and the related agreements listed in item (xiv)(3) of Schedule 5.13.

                  "IRS" shall have the meaning given to such term in Section 5.8(d).

                  "Judicial Authority" shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

                  "Knowledge" of the Company as to a fact or matter, shall mean
(a) actual knowledge of such fact or matter by a designated senior officer of the Company and (b) knowledge that such officer would be reasonably expected to obtain after making the same inquiry of Employees reporting directly to such officer that a prudent businessperson would have made in the management and conduct of her or his own business and affairs in order to gain a commercially reasonable understanding of such fact or matter. For this purpose, the designated senior officers of the Company shall mean Robert G. Schwager, Tim Ledwick, Scott A. Bloom, Don Fallati, Ed Rucinski, Joe Delaney (with respect to Sections 5.16 and 5.17 only), Simon Howes (with respect to Sections 5.16 and
5.17 only), Jeff Hopkins (with respect to Sections 5.16 and 5.17 only) and Dan Martin (with respect to Sections 5.13 and 5.26 only). "Knowledge" of the Buyer as to a fact or matter, and correlative phrases, shall mean (a) actual knowledge of such fact or matter by a designated senior officer of the Buyer and (b) knowledge that such designated senior officer would reasonably be expected to obtain after making the same inquiry of employees reporting directly to him or her that a prudent businessperson would have made in the management and conduct of her or his own business and affairs in order to gain a commercially reasonable understanding of such fact or matter. For this purpose, the designated senior officers of the Buyer shall mean Paul Ricci, James Arnold, Rich Palmer and Jo-Anne Sinclair.

                  "Law" shall mean any treaty, code, statute, law (including common law), rule, binding administrative policy or guidance, regulation or ordinance of any kind of any Governmental Authority.

                  "Letter of Transmittal" shall have the meaning given to such term in Section 6.5.

                  "Liability" shall mean any liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, choate or inchoate, direct or indirect, primary or secondary, matured or unmatured, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, in each case, whether or not required under GAAP to be reflected in an audited consolidated balance sheet of such Person.

                  "Lien" shall mean (a) any mortgage, indenture, deed of trust, collateral assignment, lien, hypothecation, pledge, encumbrance, restriction, charge or security interest of any kind, (b) the interest of a vendor or a lessor under any conditional sales agreement, capital lease, purchase money seller financing agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), (c) any purchase option, call option or similar right (including, in the case of securities, any transfer restriction thereon, any proxy, voting agreement or similar arrangement with respect thereto, any reservation thereof for any purpose, any pre-emptive right, right of first offer or first refusal, or similar right with respect thereto, any option, warrant or right to purchase or acquire such securities, or any other securities convertible into or exercisable or exchangeable for such securities), (d) in respect of real property, any easement, restriction, limitation, right of way, lease or license to a third party, or similar right of any kind, other than those arising under or imposed by applicable Law, or (e) any Contract to grant or enter into any arrangement described in clause (a), (b), (c) or (d) above, but in the case of clauses (a),
(b), (c), (d) and (e) above, in the case of securities, excluding customary transfer restrictions under securities Laws.

                  "Loss" shall mean any Liability or any shortage, damage, diminution in value, deficiency or loss of any kind.

                  "Major Customer" shall have the meaning given to such term in
Section 5.26.

                  "Majority Stockholders" shall have the meaning given to such term in the recitals.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, liabilities, financial condition or results of the Company and the Subsidiaries, taken as a whole, but shall not include (a) effects resulting from changes in general economic, regulatory, political or industry conditions or from acts of terror or war, (b) effects resulting from acts attributable to, omissions by or circumstances that relate to the Buyer, the Buyer Subsidiary or any of their Affiliates, (c) effects resulting from changes in commodity or energy prices, in interest or currency exchange rates or in capital market conditions, (d) effects resulting from circumstances that affect the industries in which the Company and the Subsidiaries operate generally, (e) effects resulting from changes in generally accepted accounting principles, (f) effects resulting from the announcement or pendency of the Merger and the transactions contemplated hereby, including any resignations by, or other losses of, Employees, or (g) effects resulting from compliance with, or the taking of any action required by, the terms of this Agreement (other than effects resulting from the Closing).

                  "Material Contracts" shall have the meaning given to such term in Section 5.13.

                  "Merger" shall have the meaning given to such term in the recitals.

                  "Merger Consideration" shall mean the sum of the Buyer Payment and the Additional Closing Payment.

                  "Monthly Financial Statements" shall have the meaning given to such term in Section 2.6(a).

                  "Multiemployer Plan" shall have the meaning given to such term in Section 5.18(e).

                  "Multiple Employer Plan" shall have the meaning given to such term in Section 5.18(e).

                  "Net Available Cash" shall mean the difference of (a) the cash and cash equivalents (including cash on deposit, checks received but not yet deposited or cleared and certificates of deposit and marketable securities, including interest accrued but not yet credited or received thereon) of the Company and the Subsidiaries, minus (b) the sum of (i) the Indebtedness for Borrowed Money of the Company and the Subsidiaries and (ii) overdrafts in deposit accounts of the Company or any of the Subsidiaries, in the case of each clause above, without duplication and determined on a consolidated basis. Net Available Cash may be a positive or negative number.

                  "Objection Notice" shall have the meaning given to such term in Section 2.6(d).

                  "Open Source" shall have the meaning given to such term in
Section 5.17(i).

                  "Order" shall mean any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

                  "Ordinary Course" shall mean the ordinary course of business, operations and activities conducted by the Company and the Subsidiaries, taken as a whole and consistent with past practice.

                  "Organizational Documents" of a Person at any time shall mean
(a) all certificates, articles or agreements of any kind filed with any Governmental Authority or Judicial Authority to form or organize such Person and
(b) all agreements, documents or instruments creating, organizing or governing the internal affairs of such Person, including trust agreements, bylaws, codes of regulations, memoranda of incorporation or association, partnership agreements, limited liability company agreements, charters and operating agreements, in each case, as in effect at such time.

                  "Other Scheduled Contracts" shall have the meaning given to such term in Section 5.13(a).

                  "Parties" shall mean the Company, the Buyer and the Buyer Subsidiary.

                  "Patents" shall have the meaning given to such term in the definition of Intellectual Property.

                  "Per Share Additional Closing Payment" shall mean the Additional Closing Payment divided by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (calculated in accordance with Section 2.7(b)).

                  "Per Share Buyer Payment" shall mean the Buyer Payment divided by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (calculated in accordance with Section 2.7(b)).

                  "Per Share Merger Consideration" shall have the meaning given to such term in Section 2.5(b).

                  "Permits" shall mean any franchise, license, approval, authorization, certificate of need, waiver, certification or permit of any kind of any Governmental Authority.

                  "Permitted Lien" shall mean (a) Tax liens, workers or unemployment compensation liens and mechanic's, materialman's, supplier's, vendor's, laborer's, employee's or similar liens, in each case, arising in the Ordinary Course and securing amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which there are adequate reserves (determined on a basis consistent with the 2004 Audited Financial Statements) on the books and accounts of the Company and the Subsidiaries, (b) in the case of owned or leased real property, imperfections of title and Liens which, individually or in the aggregate, do not materially detract from the value or materially interfere with the current or currently contemplated use of such property, (c) Liens disclosed in any Schedule and (d) Liens which are released prior to or as of the Closing.

                  "Person" shall mean an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Judicial Authority, a Governmental Authority or any other entity or association of any kind.

                  "Plan Confirmation Order" shall have the meaning given to such term in Section 5.33(b).

                  "Plan Effective Date" shall mean March 28, 2002, the effective date of the Reorganization Plan.

                  "Pre-Closing Working Capital and Net Available Cash Estimate" shall have the meaning given to such term in Section 2.6(b)(i).

                  "Proceedings" shall mean any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority, any Judicial Authority or any other Person.

                  "PWC" shall mean PricewaterhouseCoopers LLC, the independent auditors of the Company.

                  "Qualified Superior Contract" shall mean the then most current version of a complete binding Contract relating to a Superior Proposal executed on behalf of a Qualified Third Party (together with all exhibits, schedules and other attachments thereto) that (a) shall be subject only to acceptance by the Company by countersignature on behalf of the Company, (b) contains no conditions (other than the condition that this Agreement be terminated and the conditions set forth in Section 7.1 that shall not then have been satisfied or waived) and
(c) the Board of Directors of the Company in good faith shall have determined, after consultation with its financial advisors, is more favorable to the holders of outstanding shares of Common Stock than this Agreement.

                  "Qualified Third Party" shall have the meaning given to such term in Section 6.6(b).

                  "Real Property" shall have the meaning given to such term in
Section 5.9(a).

                  "Real Property Lease" shall have the meaning given to such term in Section 5.9(a).

                  "Related Agreements" shall mean the Exchange Agency Agreement, the Stockholders Agreements and Acknowledgements and the Certificate of Merger.

                  "Release" shall mean any "release" or "threat of release" within the meaning of any Environmental Law.

                  "Remediation" shall mean abatement, removal, remediation, correction or other responsive action of any kind to reduce or contain any Environmental Condition or to reduce risk from any Health and Safety Condition.

                  "Reorganization Plan" shall mean the Third Amended Plan of Reorganization of Dictaphone Corporation.

                  "Representatives" of a Person shall mean controlling persons, partners, directors, officers, managers, trustees, employees, agents, representatives, consultants, affiliates, advisors, counsel or nominees of such Person.

                  "Restrictive Covenants" shall have the meaning given to such term in Section 10.3(a).

                  "Securities Act" shall mean the Securities Act of 1933.

                  "Selected Accountants" shall mean an independent accounting firm of recognized national standing acceptable to the Company and the Buyer.

                  "Software" shall have the meaning set forth in the definition of Intellectual Property.

                  "Stockholder Agreement and Acknowledgement" shall have the meaning given to such term in the recitals.

                  "Subsequent Events" shall have the meaning given to such term in Section 6.8(a).

                  "Subsidiary" shall have the meaning given to such term in
Section 5.6(c).

                  "Superior Proposal" shall mean any written Acquisition Proposal that would result in the direct or indirect acquisition or purchase (by means of stock or asset purchase, tender or exchange offer, merger, consolidation, recapitalization, reorganization or otherwise) by any Third Party of 50% or more of the consolidated assets of the Company and the Subsidiaries or 50% or more (by voting power) of the capital stock of the Company on terms that the Board of Directors of the Company in good faith determines by a majority vote, after (a) consulting with outside legal counsel, (b) considering the advice of a financial advisor of nationally recognized reputation and (c) taking into account (i) all of the terms and conditions of this Agreement and such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) to the extent that it may be required in connection with the consummation of the transactions contemplated by this Agreement and such Acquisition Proposal, the extent to which such financing is then fully committed or is determined in good faith by the Board of Directors of the Company to be reasonably available, are more favorable to the holders of the outstanding shares of Common Stock than the terms provided herein.

                  "Surviving Corporation" shall have the meaning given to such term in Section 2.1.

                  "Tail Coverage" shall have the meaning given to such term in
Section 8.3(c).

                  "Tax" shall mean any U.S. Federal, foreign, state, commonwealth, provincial, cantonal, city, municipal, county or local income, gross receipts, license, payroll, employment, excise, capital gains, lease, service, branch, withholding, utility, production, severance, stamp, occupation, premium, windfall profits, environmental (including tax under Code Section 59A), capital stock, excise, conveyance, documentary, franchise, profits, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, import (including custom duty), export, estimated or other tax, levy, impost, duty or assessment of any kind, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest, fine or penalty thereon or addition thereto and any liability for such amounts of a predecessor and transferor entity.

                  "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any information return or report with respect to backup withholding and other payments to third parties.

                  "Termination Date" shall have the meaning given to such term in Section 9.1(d).

                  "Third Party" shall mean any Person other than a Party or any of its Affiliates.

                  "Title IV Plan" shall have the meaning given to such term in
Section 5.18(e).

                  "Trademarks" shall have the meaning given to such term in the definition of Intellectual Property.

                  "Treasury Regulations" shall mean regulations issued by the United States Department of the Treasury under the Code.

                  "Unaudited Financial Statements" shall mean the unaudited consolidated financial statements of the Company as of September 30, 2005 and for the nine-month period ended September 30, 2005.

                  "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                  "Working Capital" shall mean (a) the sum of current assets (excluding cash and cash equivalents) of the Company and the Subsidiaries minus
(b) the sum of the current liabilities (including long-term deferred revenues, but excluding restructuring reserves) of the Company and the Subsidiaries, in the case of each clause above, determined on a consolidated basis in accordance with GAAP. An example of the calculation of Working Capital is attached hereto as Exhibit D. For the avoidance of doubt, Working Capital shall not include any liability included in Company Transaction Expenses.

                  "Working Capital Baseline" shall mean a negative $36,866,000 positively incremented by the amount of any accruals as of December 31, 2005 for expenses of the type described in the definition of Company Transaction Expenses.

                  "Working Capital Adjustment" shall mean the difference between the Final Working Capital and the Working Capital Baseline, expressed as a positive number.

                  "Written Consents" shall have the meaning given to such term in the recitals.

                  SECTION 1.2. INTERPRETATION. Unless otherwise expressly stated in this Agreement:

                  (a) the words "hereof", "hereby" and "hereunder," and correlative words, refer to this Agreement as a whole and not any particular provision;

                  (b) the words "includes" and "including", and correlative words, are deemed to be followed by the phrase "without limitation";

                  (c) the word "written," the phrase "in writing" and correlative words and phrases include electronic and facsimile transmissions;

                  (d) the words "asset" and "property" are synonymous and include owned, leased and licensed real, personal and intangible property of every kind, including contractual rights, tort claims, cash, securities and information;

                  (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular and plural forms of a word shall have correlative meanings;

                  (f) words and phrases defined herein shall have the same meanings in each Closing Document and each Related Agreement, unless expressly stated otherwise in such Closing Document or Related Agreement;

                  (g) the words "will" and "shall" are synonymous;

                  (h) references to a Person shall include the successors and permitted assigns thereof;

                  (i) references to any Consent, Contract, Law, Order, Permit or Tax Return mean such Consent, Contract, Law, Order, Permit or Tax Return as amended, modified or supplemented as of the relevant date and, in the case of any Law, also means the rules and regulations thereunder as of the relevant date, and, in the case of any Contract or Tax Return, includes any and all exhibits, annexes, schedules and documents attached thereto or incorporated therein or constituting a part thereof as of the relevant date;

                  (j) references to a "board of directors" of a Person mean the board of directors or correlative governing body or authority of such Person and include any committee thereof, references to an "officer" or "director" of a Person mean an officer, director, executive, manager or trustee of such Person or an individual performing correlative functions for such Person, the words "stockholder" and "shareholder" are synonymous and references to the "stockholders" or "shareholders" of a Person mean the stockholders, shareholders or other owners of Equity Interests (including partners and members) of such Person;

                  (k) references to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule (including the Ancillary Matters Schedule and any other Schedules provided separately to the Buyer and not attached to this Agreement) or Exhibit to, this Agreement;

                  (l) references to "amendments" of a Contract or other document, and correlative terms, include amendments, modifications, supplements, waivers, releases, discharges and other changes thereto as agreed by the parties thereto;

                  (m) references to "environment" include ambient air and waters (including subsurface waters) and the ground (including underground);

                  (n) references to "ancillary matters" in relation to matters approved by the Board of Directors of the Company and to be submitted to a vote of the stockholders of the Company shall mean the matters identified in the Schedule entitled "Ancillary Matters" provided separately to the Buyer prior to or on the date hereof;

                  (o) capitalized terms that are correlative to terms defined in
Section 1.1 shall have correlative meanings; and

                  (p) references to the "restructuring relating to the divestitures of CRS, EMS and International IVS", and correlative phrases, include the related employee layoffs and service outsourcing, service depot closures, information technology infrastructure reductions and leased property downsizings and to the "divestitures of CRS, EMS and International IVS", and correlative phrases, include actions taken or omitted, or to be taken or omitted, pursuant to the Contracts related thereto.

                  SECTION 1.3. EXHIBITS. Each of the Exhibits may be changed after the date hereof by mutual agreement of the Company and the Buyer (but, in the case of the Exchange Agency Agreement, only with the consent of the Exchange Agent) and references herein to such Exhibits shall mean such Exhibits as so changed.

                                    ARTICLE 2

                                 THE TRANSACTION

                  SECTION 2.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Buyer Subsidiary shall merge with and into the Company. At the Effective Time, the separate corporate existence of the Buyer Subsidiary shall cease and the Company shall be the surviving corporation of the Merger (as such, the "Surviving Corporation").

                  SECTION 2.2. THE CLOSING. Subject to Section 2.6(f) and
Article 7, the closing of the Merger (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, commencing at 9:00 a.m., local time, on March 15, 2006 (or, if such conditions shall not have been satisfied or waived by such date, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (other than conditions with respect to actions contemplated to be taken at the Closing itself)) or at such other place or on such other date as the Company and the Buyer may mutually agree. The date applicable under this Section 2.2 is called the "Closing Date."

                  SECTION 2.3. ACTIONS AT THE CLOSING. At the Closing, (a) the Company will deliver to the Buyer and the Buyer Subsidiary the documents described in Sections 2.9(a) and 7.1(k), (b) the Buyer and the Buyer Subsidiary will deliver to the Company the documents described in Sections 2.9(b) and 7.2(i), (c) the Company and the Buyer Subsidiary will file or cause to be filed with the Secretary of State of the State of Delaware a duly executed Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") and (d) the Buyer will deliver or cause to be delivered to the Exchange Agent for deposit pursuant to the

Exchange Agency Agreement an aggregate amount equal to the sum of the Buyer Payment and the Additional Closing Payment.

                  SECTION 2.4. EFFECT OF THE MERGER.

                  (a) The Merger shall become effective at the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as the Company and the Buyer may mutually agree and specify in the Certificate of Merger (the "Effective Time"). After the Effective Time, (i) the Company, as the Surviving Corporation, shall continue to be governed by the laws of the State of Delaware and (ii) the separate corporate existence of the Company, as the Surviving Corporation, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. In addition, the Merger shall have the effects set forth in the DGCL, Sections 2.4(b), 2.4(c), 2.4(d) and 2.5 and Article 3. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and the Buyer Subsidiary shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of the Company and the Buyer Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing, delivering, acknowledging, publishing and filing any Contract, Consent, Tax Return, Permit or other document) in the name and on behalf of either the Company or the Buyer Subsidiary that is or may be necessary, appropriate or expedient in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) At the Effective Time, the restated certificate of incorporation of the Company shall be amended in its entirety so that it reads as set forth in Exhibit B. After the Effective Time, such restated certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL, such restated certificate of incorporation and the bylaws of the Surviving Corporation as then in effect.

                  (c) At the Effective Time, the bylaws of the Company shall be amended in their entirety so that they read as set forth in Exhibit C. After the Effective Time, such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation as then in effect and such bylaws.

                  (d) At the Effective Time, the officers and directors, respectively, of the Buyer Subsidiary immediately prior to the Effective Time shall be the officers and directors, respectively, of the Surviving Corporation immediately after the Effective Time. Such officers shall initially hold the same offices of the Surviving Corporation as they hold of the Buyer Subsidiary immediately prior to the Effective Time, and such officers and directors shall hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation as then in effect.

                  SECTION 2.5. PURCHASE PRICE; MERGER CONSIDERATION; CONVERSION OF SHARES.

                  (a) The purchase price for 100% of the equity of the Company on a debt-free and cash-free basis is $357,000,000 (the "Buyer Payment").

                  (b) At and as of the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of the Company, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share) shall be converted into the right to receive, without interest, the sum of (i) the Per Share Buyer Payment, and (ii) the Per Share Additional Closing Payment (together with the Per Share Buyer Payment, the "Per Share Merger Consideration"), all such shares shall be canceled and cease to exist and each holder of a certificate representing any of such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Per Share Merger Consideration for such shares. After the Effective Time, no share of Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed to be issued or outstanding or to have any rights other than as set forth in this Article 2 or Article 3.

                  (c) At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, all shares of Common Stock, if any, that are owned directly or indirectly by the Company immediately prior to the Effective Time as treasury stock shall be canceled without any consideration therefor or conversion thereof and shall cease to exist and, after the Effective Time, no such shares shall be deemed to be issued or outstanding. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of the Buyer Subsidiary, each share of capital stock of the Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall thereafter represent one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (d) At or before the Effective Time, the Buyer will deposit or cause to be deposited with the Exchange Agent pursuant to the Exchange Agency Agreement, by wire transfer of immediately available funds, an aggregate amount equal to the sum of (i) the Buyer Payment, and (ii) the Additional Closing Payment. The aggregate amount so required to be deposited is called the "Exchange Fund."

                  (e) At or before the Effective Time, to the extent that Letters of Transmittal (and certificates representing the shares of Common Stock covered thereby or affidavits satisfying the requirements of Section 2.5(f) as to lost, stolen or destroyed certificates representing the shares of Common Stock covered thereby) have previously been delivered to the Company pursuant to
Section 6.4, the Company will deliver such Letters of Transmittal (and corresponding certificates or affidavits) to the Exchange Agent. Immediately after the Effective Time, the Buyer and the Surviving Corporation shall cause the Exchange Agent to mail a Letter of Transmittal to each holder of record of shares of Common Stock issued and outstanding immediately prior to the Effective Time who has not previously submitted a Letter of Transmittal (and corresponding certificates or affidavits) that has been delivered to the Exchange Agent. The Surviving Corporation shall promptly deliver to the Exchange Agent all Letters of Transmittal (and corresponding certificates or affidavits) received by it after the Effective Time.

                  (f) At and after the Effective Time, the Buyer and the Surviving Corporation will cause the Exchange Agent, upon delivery to the Exchange Agent of each such Letter of

Transmittal (and corresponding certificates or affidavits), duly executed and completed in accordance with the instructions thereto, to pay, by check or, to the extent permitted under the Exchange Agency Agreement, by wire transfer of immediately available funds, in accordance with the instructions in such Letter of Transmittal, the aggregate Per Share Merger Consideration payable in respect of the issued and outstanding shares of Common Stock covered by such Letter of Transmittal (after giving effect to any required withholding of Taxes) to the Person to whom payment thereof is directed in such Letter of Transmittal; provided, that no such payment shall be made in respect of Dissenting Shares except as provided in Article 3. To the extent that any Taxes are so withheld, the amounts so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. If payment is to be made to a Person other than the registered holder under the certificate surrendered or affidavit delivered therewith, it shall be a condition precedent to such payment that the certificate so surrendered shall be, or be accompanied by a stock transfer power, properly endorsed and otherwise in proper form to effect such transfer and that the Person directing such payment shall (i) pay any transfer or other Taxes required by reason of payment to a Person other than the registered holder under the certificate surrendered or affidavit delivered therewith or (ii) establish to the satisfaction of the Surviving Corporation (which satisfaction shall not be unreasonably withheld) that such Taxes have been paid or are not applicable. If any certificate representing issued and outstanding shares of Common Stock shall have been lost, stolen or destroyed, it shall be a condition precedent to such payment that the Person claiming such certificate to be lost, stolen or destroyed shall have delivered to the Surviving Corporation a duly executed and completed affidavit, in such form as shall have been reasonably prescribed by the Company, as to that fact and a bond in such sum (or an agreement or other arrangement to indemnify the Surviving Corporation in such a manner) as it may reasonably prescribe to protect it against any Claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                  (g) The Company will cause its transfer agent to furnish promptly to the Buyer Subsidiary a list, as of a recent date, of the record holders of issued and outstanding shares of Common Stock and their addresses and lists, as of a recent date, of security positions with respect to issued and outstanding shares of Common Stock held in securities depositories. The Company will furnish to the Buyer Subsidiary such additional information (including a list of those stockholders who have previously submitted Letters of Transmittal (and corresponding certificates or affidavits) to the Company pursuant to
Section 6.4), will cause its transfer agent to furnish such additional information (including updated lists of security positions) and provide such other assistance as the Buyer, the Buyer Subsidiary or their agents may reasonably request in order to effectuate the transactions contemplated by this
Article 2.

                  (h) The Buyer (or, after the Effective Time, the Surviving Corporation) may cause the Exchange Agent to invest the cash held in the Exchange Fund in one or more investments selected by the Buyer (or, after the Effective Time, the Surviving Corporation) as provided in the Exchange Agency Agreement; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Per Share Merger Consideration when due. The Buyer will replace promptly any portion of the Exchange Fund which is lost by reason of such investments.

                  (i) At any time beginning 180 days after the Effective Time, the Buyer or the Surviving Corporation may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) then remaining. After such payment, holders of shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to look to (but solely to) the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), as (but solely as) general creditors thereof, for payment, without interest, of the Per Share Merger Consideration in respect of their shares. No Party shall have, and the Exchange Agent shall not have, any Liability to any Person arising out of payment to any Governmental Authority of any amount otherwise payable hereunder to such Person pursuant to applicable abandoned property, escheat or similar Laws.

                  (j) The Buyer shall pay or cause to be paid (or, after the Effective Time, shall cause the Surviving Corporation to pay) all fees and expenses of the Exchange Agent. Such fees and expenses shall not be included in the Company Transaction Expenses deducted in calculating the Closing Adjustment.

                  SECTION 2.6. WORKING CAPITAL; NET AVAILABLE CASH; CLOSING ADJUSTMENT.

                  (a) The Company shall use commercially reasonable efforts to prepare and deliver to the Buyer, promptly (and, to the extent reasonably practicable, within 30 days) after the end of each calendar month prior to the Closing, a consolidated balance sheet of the Company as of such month-end and a consolidated statement of results of operations of the Company for the year-to-date through such month-end (the "Monthly Financial Statements"), in each case prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments and as set forth on Schedule 2.6), accompanied by a written statement signed by the chief financial officer of the Company confirming that such balance sheet and statement of results of operations were so prepared and that, to the Knowledge of the Company, the Company has performed and complied in all material respects with the covenants and agreements set forth in Section 6.2 to be performed and complied with by the Company prior to the date of such delivery.

                  (b) In addition to the requirements set forth in paragraph (a) above, the Company shall deliver to the Buyer:

                           (i) no later than March 10, 2006, a written statement
signed by the chief financial officer of the Company setting forth a statement of (i) the February 28 Working Capital and (ii) the February 28 Net Available Cash and confirming that, to the Knowledge of the Company, the Company has performed and complied in all material respects with the covenants and agreements set forth in Section 6.2 to be performed and complied with by the Company prior to the date of such delivery, together with reasonably detailed supporting documents, information and calculations (the "Pre-Closing Working Capital and Net Available Cash Estimate"); and

                           (ii) no later than 5 Business Days prior to the
Closing Date then anticipated in good faith by the Company, a written statement signed by the chief financial officer of the Company setting forth a statement of the estimate of each component of the Closing Adjustment and confirming that, to the Knowledge of the Company, the Company has performed and complied in all material respects with the covenants and agreements set forth in Section 6.2 to be performed and complied with by the Company prior to the date of such delivery, together with reasonably detailed supporting documents, information and calculations for each component of the Closing Adjustment (the "Closing Adjustment Estimate" and, together with the Pre-Closing Working Capital and Net Available Cash Estimate, the "Estimates" and, each, an "Estimate"). In connection with preparing the Closing Adjustment Estimate, the Company shall use commercially reasonable efforts to obtain from counsel and advisers to and accountants for the Company and the Subsidiaries who provide services in connection with the negotiation, execution, delivery and performance by the Company and the Subsidiaries of this Agreement and the Related Agreements and the process leading up thereto binding estimates of their unbilled fees and expenses through consummation of the Closing. Such estimates, together with the then billed and unpaid fees and expenses of such counsel, advisers and accountants in connection with such services, shall be included in the Company Transaction Expenses deducted in connection with calculating the Closing Adjustment.

                  (c) Promptly after the Monthly Financial Statements and the Estimates shall have been delivered to the Buyer, the Buyer shall review them. The Buyer shall have the right to engage, at its expense, independent accountants to assist it in connection with such review. Promptly upon reasonable request by the Buyer or such accountants, the Company shall deliver, or shall cause to be delivered, to the Buyer and such accountants such copies of Company Business Records and access to Employees as reasonably necessary or appropriate in connection with such review. Without limiting the rights or obligations of the Parties under the preceding sentences of this Section 2.6(c) or under Sections 2.6(d), 2.6(e) and 2.6(f), if the Buyer has any concerns regarding the Monthly Financial Statements or the Estimates, the Buyer shall promptly notify the Company thereof and the Company and the Buyer shall promptly thereafter discuss such concerns.

                  (d) Subject to the next sentence, the Buyer may object to any amount or calculation set forth in the Estimates by giving written notice to that effect to the Company within the later of March 15, 2006 and 3 Business Days after the delivery of the respective Estimate to the Buyer (an "Objection Notice"); provided, however, that no such notice shall constitute an Objection Notice unless it describes in reasonable detail the objection and the basis therefor and is accompanied by reasonably detailed supporting documents, information and calculations. The Buyer may object to any amount or calculation set forth in the Estimates only:

                           (i) on the basis that the respective Estimate was not
prepared in accordance with this Agreement, that relevant assets, liabilities, expenses or other line items were misstated, incorrectly included or incorrectly omitted, or that a mathematical error was made;

                           (ii) with respect to the Pre-Closing Working Capital
and Net Available Cash Estimate only, if the aggregate amount by which the estimate of the February 28 Net Available Cash and February 28 Working Capital reflected on the Pre-Closing Working Capital and Net Available Cash Estimate would change if the objections described in the Objection Notice were given effect, would exceed $400,000; and

                           (iii) with respect to the Closing Adjustment Estimate
only, if the aggregate amount by which the estimate of the Closing Adjustment reflected on the Closing Adjustment Estimate would change if the objections described in the Objection Notice were given effect, would exceed $100,000.

                  (e) If the Buyer agrees with the amounts and calculations set forth in the respective Estimate and gives written notice to that effect to the Company (which the Buyer shall have the right to do at any time), or fails to duly give an Objection Notice to the Company within the later of March 15, 2006 and 3 Business Days after delivery of the respective Estimate, the amounts and calculations set forth in the respective Estimate shall be final and binding. If the Buyer duly gives an Objection Notice, any amounts and calculations not specifically objected to therein in accordance with this Section 2.6(e) shall be final and binding.

                  (f) If the Buyer duly gives an Objection Notice with respect to an Estimate, the Buyer and the Company shall promptly negotiate in good faith to agree on revised amounts and calculations covered by such Objection Notice. If the Buyer and the Company so agree (which they shall have the right to do at any time), the revised amounts and calculations shall be set forth in a written document signed by both of them, which shall be final and binding. If the Buyer and the Company fail to so agree within 2 Business Days after receipt of such Objection Notice (or such later date as may be mutually agreed by the Buyer and the Company), then the Buyer and the Company shall promptly engage the Selected Accountants to resolve such objections as promptly as possible (and, in any event, with a view toward resolving such objections within 5 Business Days after becoming so engaged). The fees and expenses of the Selected Accountants in connection with such determination shall be borne by the Party whose claims differ to a greater extent from the determination of the Selected Accountants (and any such fees and expenses to be borne by the Company shall be included in the Company Transaction Expenses deducted in calculating the Closing Adjustment), and the engagement of the Selected Accountants shall be subject to such terms and conditions as the Selected Accountants shall reasonably request. Promptly upon reasonable request by the Selected Accountants, the Company shall deliver, or shall cause to be delivered, to the Selected Accountants such copies of Company Business Records and access to Employees as the Selected Accountants may determine to be reasonably necessary or appropriate in connection with such determination. In connection with such determination by the Selected
Accountants:

                           (i) each of the Buyer and the Company shall have the
right to (A) provide written documents and information to the Selected Accountants so long as copies thereof are concurrently provided to the other of them and (B) provide (by telephone or in person) oral information (so long as a Representative of the Company and a Representative of the Buyer are present at the time such information is provided) to the Selected Accountants (except that this clause shall not restrict either of them from providing administrative, ministerial or procedural information);

                           (ii) the Selected Accountants shall be bound by
amounts and calculations that shall have previously become final and binding as described in this Section 2.6, shall act as experts (and not as arbitrators) and shall set forth their determination in a written document (which shall include reasonably detailed supporting analysis and shall be delivered simultaneously to the Buyer and the Company); and

                           (iii) the determination of the Selected Accountants
shall be final and binding (absent manifest error), and such determination shall be non-appealable and incontestable and not subject to collateral attack for any reason.

The Buyer and the Company shall have the right at any time to agree in writing to terminate the engagement of the Selected Accountants. If the Selected Accountants are so engaged, the Closing Date, if necessary, shall be postponed until the third Business Day following the later of receipt by the Company and the Buyer of such determination by the Selected Accountants and the satisfaction or waiver of all conditions to the obligations of the Parties set forth in
Article 7 (other than conditions with respect to actions contemplated to be taken at the Closing itself) or such other date as the Company and the Buyer may mutually agree.

                  SECTION 2.7. TREATMENT OF EQUITY INTERESTS.

                  (a) Without any requirement to duplicate the disclosure required by Section 5.6(a), promptly after the date hereof and thereafter from time to time prior to and on the Closing Date, upon reasonable written request from the Buyer, the Company shall provide to the Buyer an updated list that identifies each Equity Interest in the Company outstanding as of the date of such list and anticipated to be outstanding immediately prior to the Effective Time (including options, warrants and shares of Common Stock) and, to the extent applicable thereto, the name of the record holder thereof, the number of shares of Common Stock subject thereto, the plan under which such Equity Interest was issued, the exercise price thereof, the extent to which such Equity Interest is or as of the Effective Time will be vested, the vesting schedule therefor, the grant date related thereto, and the expiration date related thereto.

                  (b) For purposes of calculating the Per Share Merger Consideration and each of the components thereof and payments in respect thereof, the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall include all shares of Common Stock issued or issuable upon the exercise of options or warrants outstanding at the Effective Time. If any certificates representing shares of Common Stock issuable in respect of options or warrants exercised prior to the Effective Time shall not have been issued as of the Effective Time, the Person in whose name such certificates would have been issued shall not be required to deliver any certificates (or any affidavit (or agreement or arrangement) described in Section 2.5(f)) in respect of the shares so issued with his Letter of Transmittal and, in lieu thereof, shall be required to deliver a duly executed and completed certificate, in such form as the Company shall reasonably prescribe, confirming such exercise and the fact that such certificates have not been received by such holder.

                  (c) Prior to the Effective Time, the Company shall use commercially reasonable efforts to take or cause to be taken all such actions necessary or appropriate in its good faith determination so that all Equity Interests that do not, by their terms, expire on or before the Effective Time (other than shares of Common Stock and Equity Interests which shall have then been exercised), regardless of whether such Equity Interests are vested or would vest prior to or on the Effective Time, are:

                           (i) fully vested and exercised (including exercises
contingent upon consummation of the transactions contemplated hereby (however described) and exercise where payment of the exercise price is funded by a portion of the Per Share Merger Consideration payable in respect of the shares of Common Stock issued upon such exercise); or

                           (ii) otherwise cancelled without any shares of Common
Stock being issued or outstanding or deemed to be issued or outstanding immediately prior the Effective Time in respect thereof.

                  (d) For purposes of calculating the Per Share Merger Consideration and payments in respect thereof, to the extent that payment of the exercise price of any Equity Interest exercised prior to or as of the consummation of the transactions contemplated hereby (that does not, by its terms, expire prior to the Effective Time) is to be funded by a portion of the Per Share Merger Consideration payable in respect thereof, the Closing Adjustment shall be determined as if such exercise price had been paid prior to the Effective Time.

                  (e) On the Closing Date, the Company shall provide (i) to the Exchange Agent and the Buyer a list that identifies each Equity Interest in the Company outstanding immediately prior to the Effective Time (including options, warrants and shares of Common Stock) and, to the extent applicable thereto, the name of the record holder thereof, the number of shares of Common Stock subject thereto, the exercise price thereof, the extent to which such Equity Interest shall have been exercised prior to or as of the Effective Time and the extent to which the exercise price thereof shall have been paid prior to or as of the Effective Time or is to be funded by a portion of the Per Share Merger Consideration payable in respect thereof and (ii) pursuant to the Exchange Agency Agreement, to the Exchange Agent written instructions directing the Exchange Agent to withhold from the Per Share Merger Consideration payable in respect of Equity Interests, as to which the exercise price thereof shall not have been paid prior to or as of the Effective Time or is to be funded by a portion of the Per Share Merger Consideration payable in respect thereof, an amount equal to such exercise price.

                  (f) On the Closing Date, the Company shall provide, pursuant to the Exchange Agency Agreement, to the Exchange Agent (i) a list that identifies each option to purchase an Equity Interest in the Company outstanding at any time prior to (and exercised prior to or as of) the Effective Time as to which Taxes are required to be withheld but shall not have been withheld or otherwise paid as of the Effective Time, the name of the record holder thereof, the amount of Taxes required to be so withheld and the Governmental Authority or other Person to whom such Taxes are required to be paid and (ii) written instructions directing the Exchange Agent to withhold from the Per Share Merger Consideration payable in respect of such options an amount equal to such Taxes and pay over the amounts so withheld to the Governmental Authority or other Person entitled thereto.

                  (g) Notwithstanding anything contained herein to the contrary, in lieu of exercise of options or warrants to purchase shares of Common Stock, the Letter of Transmittal may provide for the sale and delivery thereof to the Company for the same net consideration which the holders thereof would have received if such options or warrants had been exercised, on such terms and conditions as the Company and the Buyer shall mutually agree and set forth therein, so long as the effect thereof does not change the consideration payable pursuant hereto in respect of any other share of Common Stock.

                  SECTION 2.8. CLOSING OF TRANSFER RECORDS. After the Effective Time, no transfer of shares of Common Stock, or warrant to purchase shares of Common Stock, issued and outstanding immediately prior to the Effective Time shall be made on the stock or warrant transfer books of the Surviving Corporation. Certificates representing such shares or warrants that are presented for transfer after the Effective Time shall be held pending exercise of rights and satisfaction of requirements applicable thereto by the holder of record thereof under this Article 2 or Article 3.

                  SECTION 2.9. CLOSING DELIVERIES.

                  (a) Prior to or at the Closing, the Company shall deliver or cause to be delivered to the Buyer and the Buyer Subsidiary, as their interests may appear:

                           (i) one copy, certified by the Secretary of the
Company, of the resolutions of the Board of Directors of the Company evidencing the authorizations described in Section 5.2;

                           (ii) one copy, certified by the Secretary of the
Company, of the Written Consents of the Majority Stockholders evidencing the authorizations described in Section 5.2;

                           (iii) one certificate of the Secretary of State of
the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company;

                           (iv) five counterpart signature pages to each Related
Agreement, duly executed by the Company, to the extent that it is a party thereto;

                           (v) a certification from the Company, in a form
reasonably acceptable to the Buyer, that the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; and

                           (vi) such other certificates, instruments and
documents, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request.

                  (b) Prior to or at the Closing, the Buyer shall deliver or cause to be delivered to the Company:

                           (i) one copy, certified by the Secretary of the
Buyer, of the resolutions of the Board of Directors of the Buyer evidencing the authorizations described in Section 4.2;

                           (ii) one copy, certified by the Secretary of the
Buyer Subsidiary, of the resolutions of the Board of Directors of the Buyer Subsidiary evidencing the authorizations described in Section 4.2;

                           (iii) one copy, certified by the Secretary of the
Buyer Subsidiary, of the resolutions of the sole stockholder of the Buyer Subsidiary evidencing the authorizations described in Section 4.2;

                           (iv) one certificate of the Secretary of State of the
State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Buyer;

                           (v) one certificate of the Secretary of State of the
State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Buyer Subsidiary;

                           (vi) five counterpart signature pages to each Related
Agreement, duly executed by the Buyer and the Buyer Subsidiary, to the extent that either or both of them is a party thereto;

                           (vii) evidence, in form reasonably satisfactory to
the Company, of delivery of the Buyer Payment and the Additional Closing Payment to the Exchange Agent for deposit pursuant to the Exchange Agency Agreement; and

                           (viii) such other certificates, instruments and
documents in form and substance reasonably acceptable to the Company, as the Company may reasonably request.

                                    ARTICLE 3

                               DISSENTERS' RIGHTS

                  SECTION 3.1. DISSENTERS' RIGHTS. The holders of shares of Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' appraisal rights shall have been duly exercised (or attempted to be exercised) under applicable Law (the "Dissenting Shares"), if any, shall (a) not be entitled to convert such shares into the right to receive the Per Share Merger Consideration and (b) be entitled to receive payment by the Surviving Corporation of the appraised value of such shares determined in accordance with applicable Law, plus accrued interest thereon to the extent required in accordance with applicable Law; provided, however, that, if any holder of Dissenting Shares (i) shall, under the circumstances permitted by applicable Law, subsequently deliver a written withdrawal of such holder's demand for such appraisal or (ii) fails to perfect or loses such holder's entitlement to such appraisal under applicable Law, such holder shall forfeit such right to payment and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive, without interest, the Per Share Merger Consideration in respect of such Dissenting Shares as of the Effective Time. Payments in respect of any settlement of any demands for appraisal may be paid first from the Exchange Fund (provided, however, that the amount paid to any such settling holder from the Exchange Fund shall not exceed the aggregate Per Share Merger Consideration which would otherwise be payable with respect to such settling holder pursuant to Section 2.5). The Company shall give prompt notice to the Buyer of any written demands for such appraisal, any written withdrawals of such demands and any other document served on the Company under applicable Law in respect thereof. The Buyer shall have the right to participate in all negotiations and Proceedings with respect to such demands for appraisal. The Company shall not offer or agree to make or make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands without the prior written consent of the Buyer (which shall not be unreasonably withheld).

                                    ARTICLE 4

   REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER AND THE BUYER SUBSIDIARY

            The Buyer and the Buyer Subsidiary hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

            SECTION 4.1. ORGANIZATION. Each of the Buyer and the Buyer Subsidiary is a corporation, partnership, limited liability company or other entity that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction). Each of the Buyer and the Buyer Subsidiary has the corporate, partnership, limited liability company or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and, to the extent that it is a party thereto, the Closing Documents and the Related Agreements, (b) consummate the transactions contemplated hereby and thereby to be consummated by it and (c) conduct its business as currently conducted by it. Each of the Buyer and the Buyer Subsidiary is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the Laws of each jurisdiction in which the ownership, leasing or use of assets by it or the conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a Buyer Material Adverse Effect. Neither the Buyer nor the Buyer Subsidiary is in violation of any provision of its Organizational Documents.

            SECTION 4.2. AUTHORIZATION, EXECUTION AND ENFORCEABILITY. The execution and delivery of this Agreement and, to the extent that they are parties thereto, the Closing Documents and the Related Agreements, by the Buyer and the Buyer Subsidiary, the performance by the Buyer and the Buyer Subsidiary of their obligations hereunder and thereunder and the consummation by the Buyer and the Buyer Subsidiary of the transactions contemplated hereby and thereby to be consummated by them have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on the part of the Buyer and the Buyer Subsidiary. This Agreement constitutes and, to the extent that they are parties thereto, as of the Closing each of the Closing Documents and the Related Agreements will constitute, a legal, valid and binding obligation of the Buyer and the Buyer Subsidiary, enforceable against the Buyer and the Buyer Subsidiary in accordance with its respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law). This Agreement has been, and, to the extent that they are parties thereto, as of the Closing each Closing Document and Related Agreement will have been, duly executed by the Buyer and the Buyer Subsidiary. The Board of Directors of the Buyer Subsidiary (a) has determined that the Merger and the other transactions contemplated hereby are advisable and are fair to, and in the best interests of, the sole stockholder of the Buyer Subsidiary, (b) has approved the Merger and the other transactions contemplated hereby and (c) has recommended adoption of this Agreement by the sole stockholder of the Buyer Subsidiary. The Buyer, for itself individually and in its capacity as the sole stockholder of the Buyer Subsidiary, has approved the Merger and the other transactions contemplated hereby and has adopted this Agreement.

            SECTION 4.3. NO BREACH. The execution and delivery of this Agreement and, to the extent that they are parties thereto, the Closing Documents and the Related Agreements, by the Buyer and the Buyer Subsidiary, the performance by the Buyer and the Buyer Subsidiary of their obligations hereunder and thereunder, and the consummation by the Buyer and the Buyer Subsidiary of the transactions contemplated hereby and thereby to be consummated by them do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of the Buyer or the Buyer Subsidiary,
(b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of the Buyer or the Buyer Subsidiary pursuant to any Contract to which the Buyer or the Buyer Subsidiary is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law or any Order applicable to the Buyer, the Buyer Subsidiary or any of such properties, in the case of clauses (b) or (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a Buyer Material Adverse Effect.

            SECTION 4.4. CONSENTS. Except as otherwise contemplated by Section 6.3, no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including any Governmental Authority or Judicial Authority) by the Buyer or the Buyer Subsidiary in order (a) for this Agreement and, to the extent that they are parties thereto, each of the Closing Documents and the Related Agreements to constitute a legal, valid and binding obligation of the Buyer and the Buyer Subsidiary or (b) to authorize or permit the execution, delivery or performance of this Agreement or, to the extent that they are parties thereto, any of the Closing Documents or the Related Agreements, by the Buyer or the Buyer Subsidiary or the consummation of the transactions contemplated hereby or thereby to be consummated by them except where the failure to obtain any such Consent, give such notice or make such filing would not or would not reasonably be expected to have a Buyer Material Adverse Effect.

            SECTION 4.5. FINANCING.

            (a) Assuming consummation of the financings contemplated by the Commitment Letters, the Buyer has sufficient funds available (on hand or under outstanding committed credit facilities or the Commitment Letters) to enable (i) it to pay the Buyer Payment and all fees and expenses related to the transactions contemplated hereby, to the extent that this Agreement or any of the Related Agreements requires it to pay such fees and expenses, and (ii) the Buyer and the Buyer Subsidiary to pay and discharge all of their other liabilities and obligations when due. The funds available as described in clause
(i) of the preceding sentence (to the extent that the amount thereof does not exceed the Buyer Payment) are not committed or reserved for any other purpose and are not necessary, and are not planned or expected to be used, for any purpose described in clause (ii) of the preceding sentence.

            (b) The Buyer has provided to the Company complete and correct copies of the most recent financial statements of the Buyer as well as all of the documents relating to the Commitment Letters and the credit facilities relating to the funding described in Section 4.5(a). The Commitment Letter sets forth all conditions relating to the funding to be provided thereunder, other than conditions that are not material and are customarily set forth only in definitive documents. As of the date hereof, the Buyer has no reason to believe that the conditions set forth in the Commitment Letters cannot or will not be satisfied by the Closing Date. Neither the availability nor the draw or use of funds under any of such credit facilities or the Commitment Letters is subject to:

                  (i) approval by the board of directors, shareholders or commitment or investment committee, or other similar internal approval, of any creditor, lender, investor or other Person directly or indirectly providing funding thereunder or exercise of any comparable discretionary authority by any such creditor, lender, investor or other Person;

                  (ii) completion of any due diligence or other similar investigation;

                  (iii) disruption or changes in financial, banking or capital market or similar conditions or changes in the value or market price of securities of the Buyer or any of its Affiliates; or

                  (iv) adverse changes affecting the Buyer, the Buyer Subsidiary or any of their Affiliates.

            (c) To the Knowledge of the Buyer, there is no condition, contingency or development (including (i) any development relating to the businesses or affairs of the Buyer or any of its Affiliates, the industries in which such businesses are conducted or legal, tax or regulatory matters relating to such businesses or affairs or to the Buyer or any of its Affiliates and (ii) the existence, assertion or threatened assertion of any Claim or Proceeding or the existence or occurrence of any Liability or Loss or any contingent Liability or Loss) that would or would reasonably be expected to have a Buyer Material Adverse Effect.

            SECTION 4.6. OWNERSHIP OF THE BUYER SUBSIDIARY; NO PRIOR ACTIVITIES.

            (a) The Buyer Subsidiary is a direct, wholly-owned subsidiary of the Buyer and was formed solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement.

            (b) Except for Liabilities incurred and activities undertaken in connection with its organization, existence and the transactions contemplated by this Agreement and except for this Agreement and, to the extent that it is party thereto, the Closing Documents, the Related Agreements and any Contracts relating to the debt or equity financing of the transactions contemplated hereby, the Buyer Subsidiary has not, directly or indirectly, incurred any material Liabilities, engaged in any activities of any kind or entered into any Contract with any Person.

            SECTION 4.7. BROKERS; FINDERS. Except for Evercore Partners or as set forth in the Commitment Letter, no finder, broker or similar intermediary acting on behalf of the Buyer or any of its Affiliates is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement or any of the Related Agreements or the consummation of any of the Merger and the other transactions contemplated hereby or thereby.

            SECTION 4.8. PURCHASE FOR INVESTMENT; ACCESS TO INFORMATION. The Buyer is acquiring the Company for its own account for investment and not with a view toward, or for resale in connection with, any distribution of the securities thereof. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Company. The Buyer has had access to and has been furnished with all information that it has requested in connection with its evaluation of and its decision to acquire the Company and has been given the opportunity to ask questions of, and receive answers from, the Company and management of the Company regarding the Company, the Subsidiaries and its and their business and activities.

                                    ARTICLE 5

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

            The Company represents and warrants to the Buyer and the Buyer Subsidiary as of the date hereof as follows:

            SECTION 5.1. ORGANIZATION. The Company and each Subsidiary is a corporation, partnership, limited liability company or other entity that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction). The Company and each Subsidiary has the corporate, partnership, limited liability company or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and, to the extent that it is a party thereto, the Closing Documents and the Related Agreements, (b) consummate the transactions contemplated hereby and thereby to be consummated by it and (c) conduct its business as currently conducted by it. The Company and each Subsidiary is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the current conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have and would not reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect that has or would reasonably be expected to prevent or materially delay the Company's or any Subsidiary's ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of the Subsidiaries is in violation of any provision of its Organizational Documents. Schedule 5.1 sets forth each jurisdiction under the Laws of which the Company and each Subsidiary is formed and so licensed or qualified.

            SECTION 5.2. AUTHORIZATION, EXECUTION AND ENFORCEABILITY. The execution and delivery of this Agreement and, to the extent that they are parties thereto, the Closing Documents and the Related Agreements, by the Company and each Subsidiary, the performance by the Company and each Subsidiary of their obligations hereunder and thereunder and the consummation by the Company and each Subsidiary of the transactions contemplated hereby and thereby to be consummated by them have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on the part of the Company and each Subsidiary. This Agreement constitutes, and, to the extent that they are parties thereto, each of the Closing Documents and the Related Agreements will constitute, a legal, valid and binding obligation of the Company and each Subsidiary, enforceable against the Company and each Subsidiary in accordance with its respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law). This Agreement has been, and, to the extent that they are parties thereto, as of the Closing each Closing Document and Related Agreement will have been, duly executed by the Company and each Subsidiary. The Board of Directors of the Company has (a) determined that the Merger and the other transactions contemplated hereby are advisable and are fair to, and in the best interests of, the holders of outstanding shares of Common Stock, (b) subject to the adoption of this Agreement by the stockholders of the Company and to the provisions of this Agreement (including Sections 6.4 and 6.6 and Article 9), approved the Merger, the other transactions contemplated hereby and various ancillary matters and adopted this Agreement and (c) subject to the provisions of this Agreement (including Sections 6.4 and 6.6 and Article 9), recommended the approval of such ancillary matters and the Merger and adoption of this Agreement by the stockholders of the Company (the "Company Board Recommendation"). The affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock on the record date therefor is the only vote of holders of any class or series of capital stock of the Company required in order for the stockholders of the Company to adopt this Agreement.

            SECTION 5.3. NO BREACH. The execution and delivery of this Agreement and, to the extent that they are parties thereto, the Closing Documents and the Related Agreements by the Company and each Subsidiary, the performance by the Company and each Subsidiary of their obligations hereunder and thereunder and the consummation by the Company and each Subsidiary of the transactions contemplated hereby and thereby to be consummated by them do not and will not
(a) conflict with, result in any violation of or constitute a default under the Organizational Documents of the Company or any Subsidiary, (b) constitute a default under, result in a violation or breach of, result in the cancellation, modification or termination of, trigger any payment or accelerate the performance required under or result in the creation of any Lien upon any of the properties of the Company or any Subsidiary pursuant to any Contract to which the Company or any Subsidiary is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both), (c) result in a violation of or conflict with any Law or any Order applicable to the Company, any Subsidiary or any of such properties or (d) result in the revocation, cancellation, suspension or adverse modification of any Permit, in the case of clauses (b), (c) or (d) above, which default, breach, cancellation, termination, acceleration, creation or violation would have or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect that has or would reasonably be expected to prevent or materially delay the Company's or any Subsidiary's ability to consummate the transactions contemplated by this Agreement.

            SECTION 5.4. CONSENTS. Except as otherwise contemplated by Section
6.3 or set forth in Schedule 5.4 or any Schedule with respect to the Contracts or Permits listed therein, no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including any Governmental Authority or Judicial Authority) by the Company or any Subsidiary in order (a) for this Agreement and, to the extent that they are parties thereto, each of the Closing Documents and the Related Agreements to constitute a legal, valid and binding obligation of the Company and each Subsidiary, (b) to authorize or permit the execution, delivery or performance of this Agreement or, to the extent that they are parties thereto, any of the Closing Documents or the Related Agreements by the

Company or any Subsidiary or the consummation of the transactions contemplated hereby or thereby to be consummated by them or (c) to avoid a breach of or default under, or to avoid enabling another party to exercise a right of acceleration of performance, termination or cancellation under, any Contract or Permit by reason of the consummation of the transactions contemplated hereby or thereby, which breach, default, acceleration, termination or cancellation would have or would reasonably be expected to have (i) a Material Adverse Effect or
(ii) a material adverse effect that has or would reasonably be expected to prevent or materially delay the Company's or any Subsidiary's ability to consummate the transactions contemplated by this Agreement.

            SECTION 5.5. ORGANIZATIONAL DOCUMENTS.

            (a) The Company has made or caused to be made available to the Buyer and the Buyer Subsidiary complete and accurate copies of the Organizational Documents of the Company and each Subsidiary. Except as set forth in Schedule 5.5, there are no Contracts which obligate or require (or, with the giving of notice or lapse of time, or both, would obligate or require) the Company or any Subsidiary to amend or authorize an amendment of the Organizational Documents of the Company or any Subsidiary.

            (b) The Company has made or caused to be made available to the Buyer and the Buyer Subsidiary complete and accurate copies of the minute books and stock books of the Company and each Subsidiary, and such minute books contain complete and accurate copies of all records of all meetings and consents in lieu of meetings of the Board of Directors (or any committee thereof) of the Company and each Subsidiary and the stockholders of the Company and each Subsidiary, in each case, except for those relating to (i) the transactions contemplated hereby, (ii) the process leading up to such transactions or (iii) the other events and circumstances in respect of such transactions and process.

            (c) Schedule 5.5 lists all of the current directors and officers of the Company and of each Subsidiary.

            SECTION 5.6. CAPITALIZATION; SUBSIDIARIES.

            (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value per share. At the date hereof, (i) 10,095,000 shares of Common Stock are issued, (ii) 10,095,000 shares of Common Stock are outstanding, (iii) no shares of Common Stock are owned directly or indirectly by the Company as treasury stock, (iv) no shares of preferred stock are issued or outstanding, (v) options to purchase an aggregate of 804,250 shares of Common Stock (720,829 of which are vested and exercisable and 83,421 of which are unvested) are outstanding and (vi) warrants to purchase an aggregate of 1,625,000 shares of Common Stock (all of which are exercisable) are outstanding. All of the issued shares of Common Stock are duly authorized, were validly issued and are fully paid and nonassessable, and none of such shares was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of the Securities Act or any other securities Law. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock and no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interest in the Company.

Except as set forth in the Ancillary Matters Schedule, there are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional shares of any class of capital stock of the Company (or securities convertible into or exchangeable or exercisable for any such additional shares), no shares of any class of capital stock of the Company have been reserved or set aside for any purpose, and the Company is not a party to any Contract in respect thereof. Schedule 5.6 or the Ancillary Matters Schedule sets forth an accurate and complete list of all holders of all such options, warrants or other rights of any kind, specifying in each case the aggregate number of options, warrants or other rights held by each such holder and the exercise, conversion or exchange rates or prices in respect thereof. Except as set forth in Schedule 5.6 or the Ancillary Matters Schedule, there are no outstanding stock appreciation rights (including those called virtual options), whether or not such stock appreciation rights constitute or are treated as capital stock or the right to acquire capital stock of the Company. Schedule 5.6 or the Ancillary Matters Schedule sets forth an accurate and complete list of all holders of such stock appreciation rights, specifying in each case the aggregate number of stock appreciation rights held by each such holder and the base prices in respect thereof. The Company has made or caused to be made available to the Buyer and the Buyer Subsidiary accurate and complete copies of all written Contracts in respect of any options, warrants, rights, securities or Contracts set forth in
Schedule 5.6 or the Ancillary Matters Schedule. Schedule 5.6 sets forth a complete list of all holders of record of Equity Interests in the Company, including their names and the number and type of Equity Interests in the Company held as of a recent date set forth therein.

            (b) Except as set forth on Schedule 5.6 or the Ancillary Matters Schedule and except for confidentiality agreements corresponding, and which are in form substantially similar, to the Confidentiality Agreement which relate to acquisitions, divestitures and other strategic transactions (including the process leading up to the negotiation, execution and delivery of this Agreement) and which may contain trading restrictions, standstill provisions and similar arrangements, the Company is not a party to, and to the Knowledge of the Company, no other Person is a party to, any written Contract with respect to:

                  (i) the formation, management, disposition or liquidation of the Company or the creation, acquisition or disposition of any Equity Interest in the Company, including purchase agreements, contribution agreements, shareholder agreements and standstill agreements;

                  (ii) voting any Equity Interests in the Company (including any proxy or director nomination rights) other than the Stockholder Agreements and Acknowledgements;

                  (iii) transfer of or transfer restrictions on any Equity Interests in the Company (including any put, purchase or call option, any buy-sell agreement or any agreement providing for rights of first refusal, first offer, co-sale or similar rights);

                  (iv) repurchase, redemption or retirement of any Equity Interests in the Company or dividends or other distributions in respect of any Equity Interests in the Company; or

                  (v) registration of any Equity Interests in the Company under the Securities Act or any other securities Law.

            (c) Schedule 5.6 sets forth each Person which is controlled, directly or indirectly, by the Company or of which the Company, directly or indirectly, owns or holds more than 50% of the Equity Interests. Each such Person is called a "Subsidiary." Except as set forth on Schedule 5.6, the Company, directly or indirectly, owns and holds 100% of the outstanding shares of each class of Equity Interest of each Subsidiary, free and clear of any and all Liens (other than Permitted Liens). Schedule 5.6 or 5.13 sets forth each other Person in which the Company, directly or indirectly, owns or holds any Equity Interests (other than those classified as cash equivalents under GAAP), a description of the nature of each such Equity Interest and a description of the percentage of the Equity Interest in such Person so owned or held by the Company. The Company, directly or indirectly, owns and holds the Equity Interests of such other Persons free and clear of any and all Liens (other than Permitted Liens). Schedule 5.6 sets forth the authorized, issued, outstanding and treasury shares of each class of Equity Interests of each Subsidiary. All of the issued Equity Interests of each class of Equity Interests of each Subsidiary are duly authorized, were validly issued and are fully paid and nonassessable, and none of such Equity Interests were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of the Securities Act or any other securities Law. There are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional Equity Interests of any class of Equity Interests of any Subsidiary (or securities convertible into or exchangeable or exercisable for any such additional Equity Interests), no Equity Interests of any class of any Subsidiary have been reserved or set aside for any purpose, and neither the Company nor any Subsidiary is a party to any written Contract in respect thereof. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interest in any Subsidiary or any other Person.

            (d) Except as set forth on Schedule 5.6 and except for confidentiality agreements corresponding, and which are in a form substantially similar, to the Confidentiality Agreement which relate to acquisitions, divestitures and other strategic transactions (including the process leading up to the negotiation, execution and delivery of this Agreement) and which may contain trading restrictions, standstill provisions and similar arrangements, neither the Company nor any Subsidiary is a party to any written Contract with respect to:

                  (i) the formation, management, disposition or liquidation of any Subsidiary or the creation, acquisition or disposition of any Equity Interest in any Subsidiary, including purchase agreements, contribution agreements, shareholder agreements and standstill agreements.

                  (ii) voting any Equity Interests of any class of Equity Interests of any Subsidiary (including any proxy or director nomination rights);

                  (iii) transfer of or transfer restrictions on any such Equity Interests (including any put, purchase or call option, any buy-sell agreement or any agreement providing for rights of first refusal, first offer, co-sale or similar rights);

                  (iv) repurchase, redemption or retirement of any such Equity Interests or dividends or other distributions in respect of any such Equity Interests;

                  (v) registration of any such Equity Interests under the Securities Act or any other securities Law; or

                  (vi) investment in, contribution to or advances to any other Person.

Except as set forth on Schedule 5.6, neither the Company nor any Subsidiary owns or holds any Indebtedness of any other Person.

            (e) Except as set forth on Schedule 5.6, neither the Company nor any Subsidiary owns or holds any Indebtedness of any other Person.

            (f) Except as set forth in Schedule 5.6 and for the divestitures of CRS, EMS and International IVS and the related restructurings, neither the Company nor any Subsidiary has, since the Plan Effective Date: (i) had any predecessor, whether by way of succession by merger, consolidation or other business combination with any Person, transfer of a majority of the voting interests of such other Person, or transfer of all or substantially all of the assets of such other Person; or (ii) has sold or otherwise disposed of any material subsidiary, business unit, line of business, division or other portion of a business, whether by way of disposition by merger, consolidation or other business combination, transfer of a majority of the voting interests in such subsidiary, business unit, line of business, division or other portion of a business to any Person, or transfer of all or substantially all of the assets of such subsidiary, business unit, line of business, division or other portion of a business to any Person.

            SECTION 5.7. FINANCIAL STATEMENTS.

            (a) Complete and accurate copies of the 2004 Audited Financial Statements and the Unaudited Financial Statements are set forth in Schedule 5.7. The 2004 Audited Financial Statements (i) have been derived from the books and records of the Company and the Subsidiaries, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP, except as indicated in the footnotes thereto, and (iii) are accompanied by unqualified reports thereon of PWC and GT as indicated therein although such reports may include emphasis of matter paragraphs with respect to the Company's bankruptcy in 2002 and classification of discontinued operations. The Unaudited Financial Statements (i) have been derived from the books and records of the Company and the Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP, except as indicated in the footnotes thereto and subject to normal year end adjustments.

            (b) The Monthly Financial Statements to be delivered under Section 2.6(a) will, when delivered, (i) have been derived from the books and records of the Company and the Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company at the dates and for the periods indicated in accordance with GAAP, except for the absence of footnotes and normal year-end adjustments and as set forth on Schedule 2.6.

            (c) The 2005 Audited Financial Statements to be delivered under
Section 6.12, when delivered, will (i) have been derived from the books and records of the Company and the Subsidiaries, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X under the Exchange Act, except as indicated in the footnotes thereto, and (iii) be accompanied by unqualified reports thereon of PWC and GT as indicated therein, although such reports may include emphasis of matter paragraphs with respect to the Company's bankruptcy in 2002 and classification of discontinued operations.

            SECTION 5.8. TAX MATTERS. Except as set forth on Schedule 5.8:

            (a) All material Tax Returns required to be filed by or with respect to the Company or any Subsidiary have been properly filed in a timely manner (taking into account all extensions of due dates) and are correct and complete in all material respects.

            (b) The Company and each Subsidiary have timely paid in full all Taxes shown as due on all Tax Returns filed by the Company or such Subsidiary. Adequate reserves or accruals for Taxes of the Company and the Subsidiaries have been recorded on their books and records in accordance with GAAP, with respect to any period or date for which Taxes are not yet due and owing (except to the extent any failure to establish such reserves or accruals would not reasonably be expected to have a Material Adverse Effect).

            (c) There are no material deficiencies for any Taxes by or in respect of the Company or any Subsidiary. No audit or examination of any Tax Return by or with respect to the Company or any Subsidiary is currently pending or, to the Knowledge of the Company, threatened by any Governmental Authority. Neither the Company nor any Subsidiary has received written notice that it is subject to material Tax in any jurisdiction where it has not filed Tax Returns.

            (d) Neither the Company nor any Subsidiary has waived any statute of limitations with respect to any material Tax, agreed to any extension of time with respect to any material Tax assessment or deficiency or executed or filed with the United States Internal Revenue Service (the "IRS") or any other Tax authority any agreement, waiver or other document extending the period for assessment or collection of any material Tax. No written request for any such waiver or extension is currently pending.

            (e) The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of employee taxes, has in all material respects duly and timely withheld from payments to employees, independent contractors, creditors, stockholders and others all amounts required to be withheld by applicable Tax Laws and has duly and timely paid over such withheld amounts to the proper Tax authorities.

            (f) Neither the Company nor any Subsidiary (i) has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or any Subsidiary, has received any written notice that the IRS has proposed any such adjustment or any change in accounting method, or has an application pending with any Taxing authority requesting permission for any change in accounting method or (ii) has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision thereof) or any similar provision of state, local or foreign Law with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

            (g) No property owned by the Company or any Subsidiary (i) is property required to be treated as being owned by another Person pursuant to
Section 168(f)(8) of the Code, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

            (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

            (i) Neither the Company nor any of the Subsidiaries is a party to any Tax sharing, indemnification or allocation agreement, owes any amount under any such agreement that has not been recorded on the books and records of the Company in accordance with GAAP or has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

            (j) Neither the Company nor any of the Subsidiaries has, since the Plan Effective Date, constituted either a "distributing corporation" or a "controlled corporation" in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code.

            (k) Neither the Company nor any of the Subsidiaries has, since the Plan Effective Date, engaged in a reportable transaction under Section 1.6011-4(b) of the Treasury Regulations, including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

            (l) Each of the Company and the Subsidiaries is in material compliance with the terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement would not reasonably be expected to have an adverse effect on the continued validity and effectiveness of such Tax exemption, Tax holiday or other Tax reduction agreement or order.

            (m) Neither the Company nor any of the Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a source of income in that country.

            (n) Neither the Company nor any Subsidiary has any "excess loss accounts" or "deferred gains" with respect to any "deferred intercompany transactions," within the meaning of Sections 1.1502-19 and 1.1502-13, respectively, of the Treasury Regulations.

            SECTION 5.9. REAL PROPERTY.

            (a) Schedule 5.9 sets forth (i) all of the real property owned, leased or otherwise occupied by, or subject to an occupancy right of, the Company or any Subsidiary (the "Real Property"), (ii) all of the written Contracts, (including leases from or to third parties (each, a "Real Property Lease") and Contracts related to easements granted by or to third parties) pertaining to the Real Property to which the Company or any Subsidiary is a party, (iii) to the Knowledge of the Company, all of the easements, rights of way and other rights, interests and options (other than those set forth in such Contracts) pertaining to the Real Property and (iv) all of the Proceedings currently pending by or against, and all of the Orders issued to, the Company or any Subsidiary or, to the Knowledge of the Company, against any third party which pertain to the Real Property and which materially interfere or would reasonably be expected to materially interfere with the ownership, leasing or use of the Real Property as currently owned, leased or used by the Company and the Subsidiaries. All of the buildings and structures owned or leased by the Company or any Subsidiary and located on the Real Property are supplied with all utilities necessary for the operation thereof as currently operated by the Company and the Subsidiaries. Except for the divestitures of CRS, EMS and International IVS, the sale of the EMS Adjacent Property and as set forth in
Schedule 5.9, neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of any real property owned by it since December 31, 2004 and all of the real property owned by the Company or any Subsidiary as of December 31, 2004 is reflected in the balance sheet included among the 2004 Audited Financial Statements.

            (b) Each Real Property Lease constitutes the entire agreement in all material respects of the parties thereto, and no material term or condition thereof has been modified, amended or waived except as set forth in the Real Property Leases set forth on Schedule 5.9. No material rents under any of the Real Property Leases are past due.

            (c) To the Knowledge of the Company, the landlord under each Real Property Lease has complied in all material respects with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including the timely completion of construction of the leased premises in accordance with the Real Property Leases. The Company has not received a written notice of default under any Real Property Leases.

            (d) Neither the Company nor any Subsidiary has received any written notice from (i) any insurance company of any defects or inadequacies in any of the Real Property which would reasonably be expected to materially and adversely affect the insurability of such Real Property or (ii) any insurance company which has issued a policy with respect to any of the Real Property or any board of fire underwriters (or other body exercising similar functions) requesting material repairs, alterations or other work which has not or is not reasonably expected to be timely completed.

            (e) To the Knowledge of the Company, there is no pending, threatened or contemplated condemnation or similar Proceeding affecting any of the Real Property.

            (f) Except as set forth in Schedule 5.9, to the Knowledge of the Company, (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any of the Real Property owned by the Company or any Subsidiary, the cost of which to repair would reasonably be expected to be $100,000 or greater with respect to each individual defect and (ii) there are no obligations of the Company under any of the Real Property Leases or with respect to the Real Property owned by the Company to make capital expenditures in order to effect compliance with applicable Laws in an amount of $100,000 or greater in any individual instance.

            (g) Except as set forth in Schedule 5.9, the Company and each Subsidiary has good and marketable fee title to the Real Property owned by it, free and clear of all Liens other than Permitted Liens, and a valid leasehold interest in the Real Property leased by it, free and clear of all Liens granted by the Company or any Subsidiary or claimed by any Person by, through or under the Company or any Subsidiary, other than Permitted Liens.

            SECTION 5.10. PERSONAL PROPERTY.

            (a) Schedule 5.10 sets forth a list of all fixed assets and other material tangible personal property (including plants, leasehold improvements, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) owned by the Company or any Subsidiary as of December 31, 2004.

            (b) Except for the divestitures of CRS, EMS and International IVS and the related restructurings or as set forth in Schedule 5.10, neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of any fixed assets or other material tangible personal property owned by it since December 31, 2004, except in the Ordinary Course.

            (c) Except as set forth in Schedule 5.10, all of the fixed assets and material tangible personal property (including plants, leasehold improvements, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) which is material to the conduct of the Business as currently conducted by the Company and the Subsidiaries and which was owned by the Company or any Subsidiary as of December 31, 2004 is reflected in the balance sheet included among the 2004 Audited Financial Statements.

            SECTION 5.11. TITLE TO PROPERTIES. Except as set forth in any Schedule with respect to the properties listed therein or in Schedule 5.11, the Company and each Subsidiary has good and marketable title to all fixed assets and other properties (including Intellectual Property, but excluding the Real Property) owned by it, free and clear of all Liens other than Permitted Liens.

            SECTION 5.12. SUFFICIENCY AND CONDITION OF PROPERTY. All of the buildings and structures owned by the Company or any Subsidiary and the portions of buildings and structures leased by the Company or any Subsidiary, in each case located on the Real Property, and all of the material tangible personal property owned or leased by the Company or any Subsidiary are in good operating condition (normal wear and tear excepted), are in a state of reasonable maintenance and repair, and are suitable for the uses for which they are currently used by the

Company and the Subsidiaries and, together with the rights (including rights to Intellectual Property) granted and services provided under the Contracts to which the Company or a Subsidiary is a Party, the rights granted under Permits held by the Company or a Subsidiary and the intangible personal property (including Intellectual Property) owned by the Company or a Subsidiary (and assuming timely receipt of all Consents contemplated hereby or otherwise necessary or appropriate in connection with the transactions contemplated hereby), are sufficient in all material respects to enable the Company and the Subsidiaries to continue to conduct the Business after the Closing as currently conducted by them.

            SECTION 5.13.     CONTRACTS.

            (a) Except for those Contracts set forth on Schedule 5.5, 5.6, 5.8, 5.9, 5.16, 5.17, 5.18, 5.22 or 5.28 or the Ancillary Matters Schedule (collectively, the "Other Scheduled Contracts") and except for those confidentiality agreements, corresponding, and which are in a form substantially similar, to the Confidentiality Agreement, and those Contracts with Representatives in each case that relate to the process leading up to the negotiation, execution and delivery of this Agreement, Schedule 5.13 sets forth all written Contracts to which the Company or any Subsidiary is a party and:

                  (i) which involve future expenditures or receipts in excess of $500,000 with respect to the purchase, sale or lease of goods or personal or real property;

                  (ii) which involve future expenditures or receipts with respect to the purchase or sale of services (including utilities) in excess of $500,000;

                  (iii) which involve payment of royalties or license fees by the Company or any Subsidiary (that, with respect to license fees, currently are or are reasonably expected by the Company to become material);

                  (iv) which contain continuing or future commitments of suretyship, guaranty or indemnification (other than (A) customary guarantees, warranties and indemnities in connection with the collection of checks and similar items, (B) Contracts involving the purchase, sale or lease of materials, supplies, utilities, goods or other personal property or the purchase or sale of services in the Ordinary Course and (C) Contracts described in clause (xiii) of this sentence);

                  (v) which involve the handling, treatment, storage, transportation, recycling, reclamation or disposal of Hazardous Waste in the future or since January 1, 2004;

                  (vi) which provide for the continuing or future grant of a Lien (other than Permitted Liens and Liens set forth on Schedule 5.9 or Schedule 5.11) or the continuing or future incurrence or extension of Indebtedness;

                  (vii) which relate to the disposition or acquisition of any business or any Equity Interest in any Person or the creation of any Person (other than (A) Organizational Documents of the Subsidiaries and (B) Contracts described in clause (xiv) of this sentence) in the future or since January 1, 2004;

                  (viii) which (A) relate to a continuing or future joint venture or partnership as a separate Person (other than (A) Organizational Documents of the Subsidiaries and (B) Contracts described in clause (xiv) of this sentence) or (B) constitute OEM agreements;

                  (ix) which relate to the continuing or future appointment of a sales or marketing agent or representative, a reseller or a distributor;

                  (x) which relate to the indemnification of any director, officer or employee of the Company or any Subsidiary;

                  (xi) which relate to the continuing or future employment of any employee or engagement of a consultant, including Contracts relating to compensation or severance of any current or future employee or consultant;

                  (xii) which restrict the current or future conduct of business by the Company or any Subsidiary anywhere in the world (by way of example, but not limitation, such Contracts include non-competition agreements and exclusive licenses to third parties but not restrictions such as those on the scope of rights granted to the Company by a licensor);

                  (xiii) which involve continuing or future rights against other Persons or obligations in favor of other Persons with respect to confidentiality or non-use of information or non-solicitation of employees or customers that would reasonably be expected to materially interfere with the future conduct of the Business (other than (A) customary rights and obligations in connection with the purchase, sale or lease of materials, supplies, utilities, goods or other personal property or the purchase or sale of services in the Ordinary Course and
(B) Contracts described in clause (xiv) of this sentence);

                  (xiv) which relate to the divestiture of CRS, EMS or International IVS or the sale of the EMS Adjacent Property;

                  (xv) which involve continuing or future obligations and to which the United States or a foreign government is a party;

                  (xvi) which involve material continuing or future obligations and to which a Person who, to the Knowledge of the Company, holds more than 10% of the issued and outstanding shares of Common Stock or the Affiliates of such a Person is a party;

                  (xvii) which (A) terminated (other than by non-renewal or expiration in accordance with their terms) or were cancelled on or after January 1, 2005 or (B) are reasonably expected by the Company to terminate (other than by non-renewal or expiration in accordance with their terms) or be cancelled within 6 months after the date hereof, in each case where termination or cancellation has had or would reasonably be expected to have a Material Adverse Effect; or

                  (xviii) which to the Knowledge of the Company are material to the Business.

The Contracts set forth in Schedule 5.13 are called the "Material Contracts". To the extent that the amount involved in an open purchase order or other Contract is variable or indeterminate, the determination as to whether such Contract is required to be set forth on Schedule 5.13 shall be based on the minimum commitment set forth therein or, if there is none or if it is materially greater, the good faith expectations of the Company.

            SECTION 5.14. PERFORMANCE OF CONTRACTS. Except as set forth herein or in any Schedule with respect to the Contracts listed therein, (a) all of the Other Scheduled Contracts and the Material Contracts are legal, valid and in full force and effect in all material respects (other than those listed in subsection (xvii)(A) of Schedule 5.13), (b) neither the Company nor any Subsidiary is in default or breach, or has received written notice of any default or breach or any event which, with the passage of time, the giving of notice, or both, would constitute a default or breach by the Company or any Subsidiary under any of the Other Scheduled Contracts or Material Contracts, which default or breach would reasonably be expected to have a Material Adverse Effect, (c) to the Knowledge of the Company, none of the other parties to any of the Other Scheduled Contracts or the Material Contracts is in default or breach thereunder, which default or breach would reasonably be expected to have a Material Adverse Effect and (d) except for customer contracts cancelled or not renewed in the Ordinary Course of Business, no party thereto has given written notice that it intends or, to the Knowledge of the Company, has threatened to terminate, cancel or fail to renew or extend an Other Scheduled Contract or a Material Contract to which it is a party or to otherwise cease or materially reduce its business with the Company or any Subsidiary.

            SECTION 5.15. PERMITS. Schedule 5.15 sets forth all of the Permits (including environmental, health and safety Permits) which have been issued to, or are held or used by, the Company or any Subsidiary, or for which the Company or any Subsidiary has applied, in each case, which are or, upon issuance, would reasonably be expected to be material to the conduct of Business as currently conducted by the Company and the Subsidiaries. Except as set forth in Schedule 5.15, the Company and the Subsidiaries have obtained all of the material Permits which are necessary in order (a) to conduct the Business as currently conducted by them or (b) to own, lease or use properties as currently owned, leased or used by them. Except as set forth in Schedule 5.15, the Company and the Subsidiaries are in compliance in all material respects with the Permits set forth therein and neither the Company nor any Subsidiary has received written notice that any Permit set forth in Schedule 5.15 has been or will or may be revoked, cancelled, suspended or materially adversely modified and no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary with respect to any Permit set forth in Schedule 5.15.

            SECTION 5.16.     PATENTS; TECHNOLOGY.

            (a) Schedule 5.16 sets forth:

                  (i) all of the Patents owned by or exclusively licensed or assignable to the Company or any Subsidiary, and all actions that must be taken by the Company or any Subsidiary within 6 months after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, for the purpose of maintaining or renewing any of such Patents;

                  (ii) all of the licenses and non-assertion rights granted to or by the Company or any Subsidiary pursuant to written Contracts pertaining to Patents, inventions, trade secrets, know-how and process technology (including manufacturing and engineering information) or technical information which are material to the conduct of the Business as currently conducted by the Company and the Subsidiaries; and

                  (iii) all of the Proceedings (including interference, opposition, revocation and conflict Proceedings) currently pending by or against or, to the Knowledge of the Company, threatened against, and all of the Orders currently in effect issued to, the Company or any Subsidiary pertaining to Patents, inventions, trade secrets, know-how and process technology (including manufacturing and engineering information) or technical information described in the preceding clauses of this Section 5.16(a).

Except as set forth in Schedule 5.16, (i) the Company and each of the Subsidiaries has taken all actions necessary to perfect its right, title and interest in and to the Patents listed therein, (ii) to the Knowledge of the Company, all such Patents are valid and subsisting and (iii) the Company or a Subsidiary exclusively owns all such Patents that have been filed or registered by the Company or such Subsidiary or are otherwise in its name in the jurisdictions in which they are filed or registered.

            (b) Except as set forth in Schedule 5.16, to the Knowledge of the
Company:

                  (i) all Patents listed on Schedule 5.16 have been duly issued in the jurisdiction indicated on Schedule 5.16 and have not been cancelled, expired abandoned or otherwise terminated;

                  (ii) all patent applications listed on Schedule 5.16 are pending in the jurisdiction indicated on Schedule 5.16; and

                  (iii) all inventions, trade secrets, know-how or process technology (including manufacturing and engineering information) or technical information described in Schedule 5.16, which are material to the conduct of the Business as currently conducted by the Company and the Subsidiaries, taken as a whole, and which are not available in the public domain, are owned by, licensed to or subject to non-assertion rights granted to the Company or a Subsidiary.

            (c) Except as set forth in Schedule 5.16, neither the Company nor any Subsidiary has infringed or misappropriated the rights of any third party in respect of any Patent or trade secret in connection with the conduct of the Business as currently conducted by the Company and the Subsidiaries.

            (d) Except as set forth in Schedule 5.4 or 5.16, all Contracts pursuant to which any third party has licensed to the Company or any Subsidiaries any Intellectual Property material to the operation of the Business as currently conducted, and as currently proposed to be conducted, by the Company and the Subsidiaries, taken as a whole, shall survive the Closing and continue in effect for the benefit of the Surviving Corporation.

            SECTION 5.17. TRADEMARKS; COPYRIGHTS; OTHER INTELLECTUAL PROPERTY MATTERS.

            (a) Schedule 5.17 sets forth:

                  (i) all of the Trademarks and registered Copyrights owned by or licensed or assignable to the Company or any Subsidiary, and all actions that must be taken by the Company within 6 months after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, for the purpose of maintaining or renewing any of such Trademarks or registered Copyrights;

                  (ii) all of the Contracts (other than "shrink wrap" licenses relating to software available "off the shelf") and all of the rights under registered user or other written Contracts granted to or by the Company or any Subsidiary pertaining to Intellectual Property (other than Patents) which are material to the conduct of the Business as currently conducted by the Company and the Subsidiaries, taken as a whole; and

                  (iii) all of the Proceedings (including interference, opposition and cancellation Proceedings) currently pending by or against or, to the Knowledge of the Company, threatened against, and all of the Orders currently in effect issued to, the Company or any Subsidiary pertaining to Intellectual Property (other than Patents) described in the preceding clauses of this Section 5.17(a).

Except as set forth on Schedule 5.17, (i) the Company and each of the Subsidiaries has taken all actions necessary to protect its right, title and interest in and to the Trademarks and registered Copyrights listed therein, (ii) to the Knowledge of the Company, all such Trademarks and registered Copyrights are valid and subsisting and (iii) the Company or a Subsidiary exclusively owns all Trademarks and Copyrights that have been registered by the Company or such Subsidiary or are otherwise in its name in the jurisdictions in which it is registered.

            (b) Except as set forth in Schedule 5.17, all of the trademarks and service marks described in Section 5.17(a)(i) have been duly registered or are the subject of pending registration applications in the jurisdictions indicated in Schedule 5.17.

            (c) Except as set forth in Schedule 5.17, to the Knowledge of the Company neither the Company nor any of the Subsidiaries has infringed or misappropriated the rights of any third party in respect of Intellectual Property (other than Patents) in connection with the conduct of the Business as currently conducted by the Company and the Subsidiaries.

            (d) Except as set forth in Schedule 5.17, to the Knowledge of the Company, there has been no unauthorized use, infringement or misappropriation by any third party, including any employee or former employee, of any material Intellectual Property (including Patents) owned by or exclusively licensed to the Company or any Subsidiary.

            (e) Except as set forth in Schedule 5.17, the Company and the Subsidiaries have obtained written assignments from all Employees and independent contractors who contributed or are contributing in any material respect to the creation or development of any material Intellectual Property (including Intellectual Property that would reasonably be expected to be patentable) of all right, title and interest in and to such contributions.

            (f) Except for the divestitures of CRS, EMS and International IVS and the related restructurings or as set forth in Schedule 5.10 or 5.17, neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of any material Intellectual Property (including Patents) owned by it since the Plan Effective Date.

            (g) Except as set forth in Schedule 5.17 or a Contract that constitutes an Other Scheduled Contract or a Material Contract that has been set forth on an appropriate Schedule, no Person who has licensed any material Intellectual Property (including Patents) to the Company or any Subsidiary has ownership rights or license rights to any improvements made by or for the Company or any Subsidiary in such Intellectual Property.

            (h) The Company and each Subsidiary has taken reasonable steps to protect its rights in its Information (including trade secrets).

            (i) Except as set forth in Schedule 5.17, no Intellectual Property of the Company or any of the Subsidiaries, of a third party or in the public domain, in each case, that constitutes open source, public source or freeware, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports to require the distribution of or access to source code or purports to restrict a Person's ability to charge for distribution of or to use Software for commercial purposes (collectively "Open Source") was used in, incorporated into or integrated or bundled with any Intellectual Property or products of the Company or any of the Subsidiaries that is commercially distributed by the Company or any of the Subsidiaries. Except as set forth in Schedule 5.17, to the Knowledge of Company, no third party products bundled for commercial distribution with Intellectual Property or products of the Company or any of the Subsidiaries contain Open Source. Schedule 5.17 sets forth a list of all Open Source that is included in, or provided or distributed with, any Intellectual Property or products of the Company or any of the Subsidiaries and, for each use of such Open Source, (i) a description of the functionality of such Open Source,
(ii) the applicable license and (iii) the applicable Intellectual Property or product of the Company or any of the Subsidiaries.

            (j) Except as set forth on Schedule 5.17, neither the Company nor any Subsidiary has disclosed or agreed to disclose to any Person any source code (including pursuant to any source code escrow agreement), except (i) for disclosures to Employees, contractors or consultants under agreements that prohibit use or disclosure other than in the performances of services to the Company or any Subsidiary and (ii) as provided in the Contracts relating to the divesture of CRS. Except as set forth in Schedule 5.17, to the Knowledge of the Company, no source code of the Company or any Subsidiary has been released under a source code escrow agreement and no event has occurred or is expected by the Company to occur as a result of which source code of the Company or any Subsidiary would be released under a source code escrow agreement.

            (k) Except as set forth in Schedule 5.17, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) the grant (under the terms of any Contract to which the Company or a Subsidiary is a party) by the Surviving Corporation or the Buyer to any third party of any right to any Intellectual Property owned by, or licensed to, either of them, (ii) the Surviving Corporation or the Buyer being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses to which it is not already subject or (iii) the Surviving Corporation or the Buyer being obligated to pay any royalties or other amounts to third parties in excess of those payable by the Surviving Corporation or the Buyer, respectively, prior to the Closing.

            (l) Schedule 5.17 sets forth all Contracts pursuant to which any third party has licensed Intellectual Property to the Company or any of the Subsidiaries that would, absent a renewal, terminate or expire in accordance with their terms within 6 months after the date hereof.

            SECTION 5.18. HUMAN RESOURCES; BENEFIT PLANS.

            (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or any other Contract with a labor union or association and no such agreement or Contract is being negotiated. Except as set forth in Schedule 5.18, there are no strikes, picketing activities or material work stoppages, labor troubles or other similar events in which any of the Employees have participated since January 1, 2005, are participating or, to the Knowledge of the Company, are threatening to participate.

            (b) Except for the acceleration or vesting of Equity Interests in the Company as contemplated by Section 2.7 and except as set forth in a Contract set forth in Schedule 5.13 or the Ancillary Matters Schedule or a Benefit Plan or Contract set forth in Schedule 5.18, neither the Company nor any Subsidiary has made any commitment to materially increase the wages, or materially modify the other conditions or terms of employment, of any of the Employees, except increases or modifications with respect to the wages or conditions or terms of employment of non-officers in the Ordinary Course.

            (c) Schedule 5.18 sets forth each material Domestic Benefit Plan, material Foreign Benefit Plan, and each material Divested Benefit Plan.

            (d) To the Knowledge of the Company, neither the Company nor any Subsidiary has any obligation to maintain or make contributions to, or has any material Liability with respect to, any Divested Benefit Plan.

            (e) No Domestic Benefit Plan is (i) a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), (ii) a single employer plan subject to Title IV of ERISA (a "Title IV Plan") or (iii) an employee benefit plan that is maintained by more than one employer within the meaning of Section 413(c) of the Code (a "Multiple Employer Plan").

            (f) Since the Plan Effective Date, neither the Company nor any Subsidiary (i) has maintained or contributed to, withdrawn from, terminated or had any Liability in respect of a Multiemployer Plan, a Title IV Plan or a Multiple Employer Plan or (ii) engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

            (g) Schedule 5.18 and the Ancillary Matters Schedule together set forth each Domestic Benefit Plan that is subject to Section 409A of the Code (each, a "Deferred

Compensation Plan"). To the Knowledge of the Company, each Deferred Compensation Plan complies with Section 409A of the Code.

             (h) Except as set forth in Schedule 5.18:

                  (i) each Domestic Benefit Plan has been established and maintained in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code;

                  (ii) each Domestic Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the IRS (or is otherwise able to rely on a prototype plan sponsor's IRS opinion letter) evidencing such qualification and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely effect the qualified status of any such Domestic Benefit Plan;

                  (iii) no Domestic Benefit Plan provides for retiree health and life benefits other than continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar applicable Laws;

                  (iv) the plan documents for any Domestic Benefit Plan, that previously provided any level of retiree health and life benefits higher than continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar applicable Laws and that now provides a lower level of retiree health and life benefits, permitted the decrease in the level of benefits;

                  (v) other than routine claims for benefits under a Domestic Benefit Plan, no material Proceedings are pending or, to the Knowledge of the Company, threatened with respect to any Domestic Benefit Plan;

                  (vi) no Equity Interests in the Company or any Subsidiary are part of the assets of any Domestic Benefit Plan;

                  (vii) all material contributions required to be made and material claims required to be paid under any Domestic Benefit Plan have been timely made or paid; and

                  (viii) all material reports and documents with respect to the Domestic Benefit Plans required by ERISA or other applicable Laws to be filed and distributed have been so filed and distributed.

            (i) Neither the Company nor any Subsidiary has and, to the Knowledge of the Company, no other party in interest has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to subject the Company, any Subsidiary, any Domestic Benefit Plan or any fiduciary thereof to a material penalty under the Code or ERISA.

            (j)   Except as disclosed in Schedule 5.18;

                  (i) each Foreign Benefit Plan has been established and maintained in all material respects in compliance with its terms and all applicable Laws;

                  (ii) each Foreign Benefit Plan that is required to be registered as such under applicable Laws has been so registered;

                  (iii) no Foreign Benefit Plan provides for material retiree health and life benefits except as required by applicable Laws;

                  (iv) other than routine claims for benefits under a Foreign Benefit Plan, no material Proceedings are pending or, to the Knowledge of the Company, threatened with respect to any Foreign Benefit Plan;

                  (v) no Equity Interests in the Company or any Subsidiary are part of the assets of any Foreign Benefit Plan;

                  (vi) all material contributions required to be made and material claims required to be paid under any Foreign Benefit Plan have been timely made or paid; and

                  (vii) all material reports and documents with respect to the Foreign Benefit Plans required by applicable Laws to be filed and distributed have been so filed and distributed.

            (k) Except for the acceleration or vesting of Equity Interests in the Company as contemplated by Section 2.7, except as otherwise provided by applicable Law with respect to the Foreign Benefit Plans and except as set forth in a Contract set forth in subsection (x) of Schedule 5.13 or the Ancillary Matters Schedule or a Benefit Plan or Contract set forth in Schedule 5.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a material payment becoming due, or a material increase in any payment becoming due, to any employee of the Company or any Subsidiary or any director of the Company, (ii) the acceleration of the time of payment or vesting of material compensation or benefits under any Domestic Benefit Plan or any Foreign Benefit Plan, (iii) the payment of any amount by the Company or any Subsidiary that, individually or in combination with any other payment by the Company or any Subsidiary, would reasonably be expected to constitute an "excess parachute payment" (as defined in Section 280G of the Code) or (iv) the imposition of a material restriction on the right of the Company or any Subsidiary to terminate or amend a material Domestic Benefit Plan or a material Foreign Benefit Plan.

            (l) To the Knowledge of the Company, (i) all terminations of employees by the Company or any Subsidiary since January 1, 2004 were conducted in compliance with applicable Laws and Contracts in all material respects and
(ii) with respect to such terminations, the Company or a Subsidiary provided each terminated employee with all wages and other consideration owed and due to such employee, including any accrued but unused vacation and any other consideration due to such employee under any applicable Law, Contract or severance plan, in each case, in all material respects.

            SECTION 5.19. BUSINESS OPERATIONS; CHANGES. Except for the divestitures of CRS, EMS and International IVS, the related restructurings and the sale of the EMS Adjacent

Property and except as contemplated hereby or set forth in Schedule 5.19, the Ancillary Matters Schedule or any other Schedule with respect to the matters covered thereby, since January 1, 2005:

            (a) neither the Company nor any Subsidiary has made any material change in practices, operations or policies with respect to (i) the method for selling products or services, (ii) the standard terms and conditions of the sale of products or services (including standard terms regarding prices, returns and discounts), (iii) the method for accounting for the sale of products or services, (iv) the compensation of employees, (v) the maintenance of inventory levels, (vi) the conduct of accounts receivable collection and accounts payable payment activities, (vii) the method and level of manufacturing or sourcing products or raw materials or (viii) accounting practices or policies;

            (b) the Company and the Subsidiaries have conducted the Business in the Ordinary Course and neither the Company nor any Subsidiary has, other than in the Ordinary Course, (i) engaged in any material transaction, (ii) entered into any material Contract, (iii) sold, licensed or otherwise transferred any material property, (iv) waived or released any material right or obligation or
(v) incurred any material Indebtedness;

            (c) there has been no development (including the incurrence of any material Liability or Loss) that has had, is having or would reasonably be expected to have a Material Adverse Effect;

            (d) there has been no damage to or loss of the Company's assets which is material to the Company (regardless of whether such damage or loss is covered by insurance); and

            (e) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Interests in the Company or, except as contemplated by Section 6.14, any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding Equity Interests in the Company or any Subsidiary;

            SECTION 5.20. COMPLIANCE WITH LAWS. Except as set forth in any Schedule with respect to the matters covered thereby or in Schedule 5.20, neither the Company nor any Subsidiary is in default under or in violation of any applicable Law (including HIPAA, any Environmental Law or any Health and Safety Law) or any Order and, since January 1, 2005, neither the Company nor any Subsidiary has received written notice of, or been assessed any citation, fine or penalty for, any such violation or alleged violation, other than such defaults and violations, if any, which have not and would not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.21. LITIGATION; PROCEEDINGS. Schedule 5.21 sets forth (i) all Proceedings currently pending by or against or, to the Knowledge of the Company, threatened against the Company or a Subsidiary and (ii) all Orders currently outstanding issued in respect of the Company or a Subsidiary, in each case, other than routine Proceedings (including product liability, product warranty and worker's compensation Proceedings) in which the maximum amount claimed or in controversy does not exceed $250,000 or in which the maximum amount claimed or in controversy in all Proceedings involving substantially similar issues outstanding at any time after January 1, 2005 does not exceed $500,000. Except as set forth in Schedule 5.21, neither the Company nor any Subsidiary has (i) received, since January 1, 2005, (A) written notice of any unresolved claim of personal injury or death or any unresolved claim for injunctive relief in connection with any product or service manufactured or sold by the Company or any Subsidiary or (B) any whistle-blower complaints regarding allegations of material wrongdoing or (ii) any unresolved internal investigations regarding allegations of material wrongdoing.

            SECTION 5.22. ENVIRONMENTAL CONDITIONS. Except as set forth in Schedules 5.15, 5.20 or 5.22:

            (a) neither the Company nor any Subsidiary has received written notice or an Order, and no Proceedings are pending or, to the Knowledge of the Company, threatened under any Environmental Law alleging that the Company or any Subsidiary has or may have a Remediation obligation at any of the Real Property or any other real property;

            (b) neither the Company nor any Subsidiary has received written notice or an Order from any Person regarding any event, condition or circumstance which would reasonably be expected to (i) prevent compliance by the Company or any Subsidiary, in a material respect, with any Environmental Law or any Permit issued under any Environmental Law and held by the Company or any Subsidiary or (ii) require the amendment, in any material respect, of any Permit issued under any Environmental Law or materially interfere with the timely receipt of any such amendment, in each case, except where such non-compliance, amendment or failure to obtain such amendment would not result in a material liability to the Company and the Subsidiaries, taken as a whole;

            (c) neither the Company nor any Subsidiary has received written notice that it is responsible for any material Environmental Liabilities arising from (i) any past or present Environmental Condition in, on, under, above or about any of the Real Property or any other real property, (ii) the use, manufacture, distribution, management, handling, transport, treatment, generation, storage, disposal or Release of Hazardous Substances by the Company or any Subsidiary or (iii) the failure of any of the Real Property or any other real property or equipment, buildings or structures to comply with any Environmental Law or any Permit issued thereunder;

            (d) neither the Company nor any Subsidiary is subject to any outstanding written notice or Order from, or agreement with, any Governmental Authority or other Person which relates to or arises out of any Environmental Law or in respect of which it is required or would reasonably be expected to incur any material Environmental Liabilities;

            (e) the Company and the Subsidiaries have filed all notices required to be filed by them under any Environmental Law in respect of Releases of Hazardous Substances by the Company or any Subsidiary, except where the failure to file would not reasonably be expected to result in material Liabilities on the part of the Company or any Subsidiary;

            (f) neither the Company nor any of the Subsidiaries has entered into any written Contract with any Governmental Authority or other Person pursuant to which it has assumed responsibility (including responsibility under any Guarantee or indemnification agreement) for any Remediation of any Environmental Condition; and

            (g) neither the Company nor any Subsidiary has caused, and, to the Knowledge of the Company, neither the Real Property nor any other real property is adversely affected by, any Release or threatened Release of any Hazardous Substance that would reasonably be expected to result in material Liability on the part of the Company or any of the Subsidiaries.

            SECTION 5.23. HEALTH AND SAFETY MATTERS. Except as set forth on Schedules 5.20, 5.21, 5.22 or Schedule 5.23:

            (a) neither the Company nor any Subsidiary has received any written citation, notice or Order after the Plan Effective Date alleging Liability on its part with respect to any Health and Safety Condition which would reasonably be expected to result in a material Liability to the Company and the Subsidiaries taken as a whole;

            (b) no Proceedings by any Governmental Authority or other Person are pending or, to the Knowledge of the Company, threatened with respect to any Health and Safety Condition, in each case, relating to the Real Property, or the conduct of the Business or ownership, leasing and use of assets by the Company or any Subsidiary, which would reasonably be expected to have a Material Adverse Effect; and

            (c) to the Knowledge of the Company, neither the Company nor any Subsidiary is subject to any investigation by any Governmental Authority with respect to any failure to comply with any Health and Safety Law which would reasonably be expected to result in a material Liability to the Company and the Subsidiaries taken as a whole.

            SECTION 5.24. INVENTORY; ACCOUNTS RECEIVABLE; BACKLOG; WARRANTY CLAIMS.

            (a) All inventories of the Company and each Subsidiary are, in all material respects, (i) merchantable in the Ordinary Course and (ii) adequate for the present needs of the Company and the Subsidiaries. All inventories of the Company and each Subsidiary conform with applicable specifications, have been produced in compliance with applicable quality control procedures and have been manufactured in accordance with applicable Laws in effect at the time of such manufacture, other than for any such non-conformance or non-compliance, if any, which would not reasonably be expected to have a Material Adverse Effect. The amount and mix of items in the inventories of the Company and the Subsidiaries, taken as a whole, is, in all material respects (excluding the impact of the divestitures of CRS, EMS and International IVS and the related restructurings), consistent with past practices of the Company and the Subsidiaries.

            (b) All accounts receivable of the Company and the Subsidiaries, in all material respects, have been validly created in the Ordinary Course through the sale of goods and services to unrelated third parties, represent valid and enforceable obligations due to the Company or a Subsidiary and, to the Knowledge of the Company, are not subject to any set-off or counterclaim except to the extent of any reserve for doubtful accounts or bad debts (as adjusted for the passage of time and conduct of the Business in the Ordinary Course in accordance with GAAP).

            (c) Schedule 5.24 sets forth, as of December 31, 2005, (i) the backlog of the Company and the Subsidiaries and (ii) a summary of (A) the unfilled outstanding orders taken by the Company and the Subsidiaries and (B) the outstanding warranty claims relating to products or services sold by the Company or a Subsidiary, in the case of each such clause, determined in accordance with the customary practices and policies of the Company, excluding backlog and warranty claims of EMS and except for omissions therefrom which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole.

            (d) Except as set forth on Schedule 5.19, 5.21 or 5.24 neither the Company nor any Subsidiary has received since January 1, 2005 written notice from any customer of the Business in which such customer asserts that the Company or a Subsidiary is in breach of any warranty, the cost of which involves in excess of $50,000 with respect to products or services sold to such customer.

            SECTION 5.25. CERTAIN BUSINESS RELATIONSHIPS. Neither the Company nor any Subsidiary (a) has been after January 1, 2005 involved in any business arrangement or relationship (as a lessor or lessee, vendor or customer, licensor or licensee, consultant, service provider, or otherwise) with any director or officer of the Company (other than in his capacity as such) or any Affiliate thereof involving in excess of $60,000 or (b) to the Knowledge of the Company, any beneficial owner of more than 5% of the outstanding shares of Common Stock or any Affiliate thereof involving in excess of $60,000.

            SECTION 5.26. MAJOR CUSTOMERS. Schedule 5.26 sets forth the five largest customers of the Business, based on revenue (on a consolidated basis) for 2005 (each, a "Major Customer") and sets forth opposite the name of each Major Customer the percentage of revenues of the Company and the Subsidiaries (on a consolidated basis), attributable to each Major Customer. Neither the Company nor any Subsidiary has received written notice that any Major Customer, and, to the Knowledge of the Company, no Major Customer (a) has ceased after December 31, 2004 or will cease to purchase the products or services of the Company and the Subsidiaries or (b) has substantially reduced after December 31, 2004 or will substantially reduce the purchase of products or services of the Company and the Subsidiaries, or that any Major Customer will not purchase products or services of the Company and the Subsidiaries, after the Closing on terms and conditions (as they may be changed in connection with negotiation of new purchases or renewals of existing Contracts in the Ordinary Course) similar to those used in its current purchases from the Company and the Subsidiaries.

            SECTION 5.27. ABSENCE OF CERTAIN BUSINESS PRACTICES. To the Knowledge of the Company, neither the Company nor any Subsidiary nor any officer, director, employee or agent of the Company or any Subsidiary, or other Person acting on its behalf, has, directly or indirectly, in connection with the conduct of the Business by the Company or any Subsidiary, after January 1, 2005, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary in violation of any Law.

            SECTION 5.28. INSURANCE. Schedule 5.28 sets forth each material insurance policy (including a policy providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) held by the Company or any Subsidiary, all material claims made thereunder after January 1, 2005, all material retroactive premium adjustments and other material loss-sharing arrangements in respect thereof currently in effect and all material self-insurance arrangements of the Company or any Subsidiary. Such policies are in full force and effect and are believed in good faith by the Company to be adequate for the conduct of the Business as currently conducted by the Company and the Subsidiaries, taken as a whole, and to conform in all material respects with the requirements of all leases or other arrangements to which the Company or a Subsidiary is a party requiring specified insurance coverage. To the Knowledge of the Company, the Company is not in default with respect to any material provision contained in any such policy. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy.

            SECTION 5.29. LIABILITIES.

            (a) To the Knowledge of the Company, there are no retained Liabilities relating to the divestitures of CRS, EMS and International IVS and the EMS Adjacent Property that would have or would reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth herein or in any Schedule, to the Knowledge of the Company, there are no other material Liabilities of the Company or any Subsidiary; provided, however, that the Knowledge qualification shall be disregarded for purposes of Section 7.1(g) and 9.1(f).

            SECTION 5.30. DELAWARE GENERAL CORPORATION LAW; FAIRNESS OPINION.

            (a) The terms, conditions, execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby has received the prior approval of the Board of Directors of the Company within the meaning of DGCL Section 203.

            (b) The Board of Directors of the Company has received the Fairness Opinion and the Fairness Opinion has not subsequently been withdrawn prior to the date hereof.

            SECTION 5.31. BROKERS; FINDERS. Except as set forth on Schedule 5.31 and except for the engagement of UBS Securities LLC, no finder, broker or similar intermediary acting on behalf of the Company or any Subsidiary is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement or any of the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby.

            SECTION 5.32. HIPAA MATTERS.

            (a) To the Knowledge of the Company, neither the Company nor any Subsidiary or any officer, key employee or agent of the Company or any Subsidiary has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion of the Company or any Subsidiary under 42 U.S.C. Section 1320a-7 or any similar state Law, to the extent that it is subject thereto.


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
            (b) Neither the Company nor any Subsidiary is in breach, violation of or default under any Contract, including any business associate arrangement, that requires compliance with HIPAA, to the extent that it is subject thereto, except where such breach, violation or default would not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries have implemented appropriate internal policies and procedures to maintain HIPAA-mandated levels of privacy and security of protected health information, to the extent that it is subject thereto.

            SECTION 5.33. BANKRUPTCY MATTERS.

            (a) The effective date of the Reorganization Plan was March 28,
2002.

            (b) Except as set forth in Schedule 5.33, the Reorganization Plan and its plan confirmation order, entered March 13, 2002 (the "Plan Confirmation Order"), were not amended or modified after entry of the Plan Confirmation Order and the discharge of the Company provided in the Plan Confirmation Order and set forth in Section 13.3 of the Reorganization Plan has not, after entry of the Plan Confirmation Order, been limited, modified, contradicted or overruled by any Order or Proceeding.

            (c) Except as set forth in Schedule 5.33, to the Knowledge of the Company, there are no violations of the injunctions under, or arising from entry of, the Plan Confirmation Order.

            (d) Except as set forth in Schedule 5.33, the Company has performed all material obligations under the Reorganization Plan.

            (e) Except as set forth in Schedule 5.33, to the Knowledge of the Company, (i) no amount remains owing to or by the Company from or to the Litigation Trust (as defined in the Reorganization Plan), (ii) no Company Assigned Cause of Action (as defined in the Reorganization Plan) has been abandoned back to the Company, (iii) no Cause of Action (as defined in the Reorganization Plan) or claim of the Company against any holder of a Claim (as defined in the Reorganization Plan), for which the statute of limitations has not run, has been identified which has not been settled, set off, released or resolved by final judgment.

            SECTION 5.34. INFORMATION SYSTEMS. The Company believes in good faith that the server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) used in the networks of the Company and each of the Subsidiaries provide sufficient redundancy and speed to meet industry standards relating to availability.

            SECTION 5.35. COPIES OF CONTRACTS AND OTHER DOCUMENTS. The Company has made or caused to be made available to the Buyer and the Buyer Subsidiary accurate and complete copies of all material Contracts (excluding typical, routine or customary quotations, purchase orders, service or maintenance agreements or comparable documents), Benefit Plans, Permits and Orders set forth in any Schedule.


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
                                    ARTICLE 6

                              PRE-CLOSING COVENANTS

            SECTION 6.1. CONDUCT BY THE BUYER.

            (a) The Buyer and the Buyer Subsidiary shall, and shall cause their Affiliates to, refrain from taking any action which would cause any representation or warranty contained in Article 4 to be untrue or incorrect in any material respect as of the Closing.

            (b) The Buyer and the Buyer Subsidiary shall, and shall cause their Affiliates, their current and prospective lenders and their Representatives to, observe the limitations on access set forth in Section 6.2(c).

            SECTION 6.2. CONDUCT BY THE COMPANY.

            (a) Except as permitted under Sections 6.2(d), 6.2(e) and 6.2(f) the Company shall, and shall cause the Subsidiaries to, refrain from taking any action which would cause any representation or warranty contained in Article 5 to be untrue or incorrect in any material respect as of the Closing.

            (b) The Company shall, and shall cause the Subsidiaries to, at the cost and expense of the Buyer (except as otherwise provided in Item 16 of the Ancillary Matters Schedule), use commercially reasonable efforts to cooperate with the Buyer and the Buyer Subsidiary to assist them to obtain debt financing in connection with the transactions contemplated hereby; provided, however, that if the Company has used commercially reasonable efforts (i) neither the failure to obtain any such financing or any delay in obtaining any such financing from the date when such financing might otherwise reasonably be expected to be obtained nor the fact that the amount, terms or conditions of any such financing are less favorable than might otherwise reasonably be expected to be obtained shall constitute a condition to consummation of the transactions contemplated hereby or a basis for an adjustment in the terms or conditions of this Agreement and (ii) no failure or delay by the Company or any Subsidiary in connection with such cooperation shall constitute a breach or default under this Section 6.2(b) or a failure to satisfy any condition set forth in Section 7.1 unless (A) prompt written notice of such failure or delay shall have been given to the Company by the Buyer and (B) such failure or delay is (1) material, (2) has a material adverse effect on obtaining such financing or the amount thereof and (3) shall not have been cured promptly (or, if the Company offers to correspondingly extend the Closing Date and Termination Date, within 30 days) after written notice of such failure or delay shall have been given to the Company by the Buyer. To the extent that the Company incurs costs and expenses for which the Buyer is liable hereunder, any such costs and expenses paid prior to March 1, 2006 shall be included in the calculation of the Closing Adjustment.

            (c) Except as permitted under Sections 6.2(d), 6.2(e) and 6.2(f) and except as otherwise permitted under this Agreement or set forth on Schedule 6.2 or as otherwise consented to by the Buyer in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld), the Company shall, and shall cause the Subsidiaries to carry on


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
the Business in the Ordinary Course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, without limiting the foregoing, do the following, all with the intent of preserving unimpaired the good will and ongoing businesses of the Company and the Subsidiaries at the Effective Time and to:

                  (i) use the material assets of the Company and the Subsidiaries owned, leased or used by them (other than inventories and obsolete assets) in (but only in) the Ordinary Course, purchase or otherwise acquire material assets in (but only in) the Ordinary Course, sell inventories and other assets in (but only in) the Ordinary Course and otherwise conduct the Business in (but only in) the Ordinary Course;

                  (ii) maintain the material assets of the Company and the Subsidiaries owned, leased or used by them (other than obsolete assets) in the Ordinary Course (except for normal wear and tear) and use all commercially reasonable efforts to maintain its and their relationships with its and their key customers, vendors, employees, lessors and licensors (and others with whom the Company and the Subsidiaries have key business dealings) and to otherwise maintain the Business as currently conducted by them;

                  (iii) maintain the practices, operations and policies of the Company and the Subsidiaries with respect to (A) the method for selling products or services, (B) the standard terms and conditions of the sale of products or services (including standard prices and standard terms regarding returns and discounts), (C) the maintenance of inventory levels, (D) the conduct of accounts receivable collection and accounts payable payment activities and (E) the method and level of sourcing products, in each case except to the extent that a change therein shall occur in the Ordinary Course or shall have become necessary, as determined in good faith by the Company, in order to maintain the Business as currently conducted by the Company and the Subsidiaries;

                  (iv) in the Ordinary Course, pay its material debts, pay or perform its other material obligations and pay its material Taxes, in each case, when due (except in connection with any good faith disputes with respect thereto);

                  (v) use commercially reasonable efforts to preserve intact in all material respects its present business organization and keep available the services of its present executive officers and other key employees;

                  (vi) promptly notify the Buyer of any event or occurrence or emergency not in the Ordinary Course that arises during the period from the date of this Agreement and continuing until the earlier of the Termination Date or the Effective Time;

                  (vii) provide reasonable access to the Buyer, the Buyer Subsidiary, their current and prospective lenders, underwriters and placements agents and the Representatives of the Buyer, the Buyer Subsidiary and such lenders, underwriters and placements agents to the Company Business Records and the Employees upon reasonable request, coordinated with Scott A. Bloom, Tim Ledwick or such other Person as either of them may designate, with due regard to minimizing interference with the conduct of the Business; provided, however, that no such access shall be provided (A) with respect to technical, financial or operating Company Business


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
Records (including price and cost data on any basis other than an aggregate basis) which, in the reasonable opinion of the Company, contain information the disclosure of which to competitors of the Business might be detrimental to the Company and the Subsidiaries, (B) to the extent that such access would (1) violate the terms of any Contract to which the Company or any Subsidiary is a party, any Law or any Order or (2) result in the loss of any attorney-client or other privilege, (C) with respect to Company Business Records covered by U.S. export control Laws, to any Person who is not a citizen of the United States unless such Person has obtained all licenses required under such Laws or (D) with respect to the process relating to the marketing and sale of the Company, including the process leading up to the negotiation, execution and delivery of this Agreement;

                  (viii) provide reasonable access to the Buyer, the Buyer Subsidiary, their current and prospective lenders, underwriters and placements agents and the Representatives of the Buyer, the Buyer Subsidiary and such lenders, underwriters and placements agents to the Real Property upon reasonable request with due regard to minimizing interference with conduct of the Business by the Company and the Subsidiaries; provided, that (x) each such Person complies with all applicable health and safety rules, regulations, reasonable instructions and requests of the Company or any Subsidiary and (y) no such access shall be provided, with respect to any portion of the Real Property covered by U.S. export control Laws, to any Person who is not a citizen of the United States unless such Person has obtained all licenses required under such Laws; and

                  (ix) to the extent that terms and conditions of any option or warrant to purchase shares of Common Stock outstanding prior to the Effective Time does not already so provide, cause the Board of Directors of the Company or the Compensation Committee thereof to take such actions as may be necessary so that, if such options or warrants are not exercised or expired prior to or as of the Effective Time, such options or warrants shall thereafter only be exercisable for the Per Share Merger Consideration in respect of the shares of Common Stock covered thereby.

            (d) Except as permitted under Sections 6.2(e) and 6.2(f) and except as otherwise permitted under this Agreement or set forth on Schedule 6.2 or as otherwise consented to by the Buyer in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld), the Company shall not, and shall not permit the Subsidiaries to:

                  (i) declare, set aside or pay any dividend on, or make any other distribution in respect of, the outstanding shares of Common Stock or the other outstanding Equity Interests in the Company;

                  (ii) effect a stock split or reverse stock split affecting the outstanding shares of the Common Stock or reclassify the outstanding shares of Common Stock;

                  (iii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Common Stock or any other Equity Interests in the Company except pursuant to the exercise of Equity Interests outstanding as of the date hereof;

                  (iv) exchange any securities or other property for any outstanding shares of Common Stock or other outstanding Equity Interests in the Company;

                  (v)   amend its Organizational Documents;

                  (vi) increase the compensation (including bonuses, severance compensation and equity compensation) or voluntarily change benefits (including change-in control or termination benefits) of any director or executive officer of the Company, enhance in any respect the terms thereof or, except as contemplated by the terms of this Agreement, grant new compensation arrangements (including bonuses, severance compensation and equity compensation) or benefits (including change-in control or termination benefits) to any director or executive officer of the Company;

                  (vii) generally increase the compensation (including bonuses, severance compensation and equity compensation) or voluntarily change the benefits (including change-in control or termination benefits) of employees;

                  (viii) increase the compensation or benefits of an individual employee (other than any directors or executive officers) prior to (A) giving written notice of the proposed increase to the Buyer, (B) engaging in good faith discussions with the Buyer and (C) requesting the consent of the Buyer to such increase (not to be unreasonably withheld or delayed after giving due consideration to the concerns of each of the Company and the Buyer); provided, however, that if such consent is unreasonably withheld or not timely given, the Company may grant increases that are commercially reasonable in view of all the circumstances;

                  (ix) hire any new employees (other than independent contractors whose engagement will terminate at the Closing) prior to (A) giving written notice of the proposed hire to the Buyer, (B) engaging in good faith discussions with the Buyer and (C) requesting the consent of the Buyer to such hire (not to be unreasonably withheld or delayed after giving due consideration to the concerns of each of the Company and the Buyer); provided, however, that if such consent is unreasonably withheld or not timely given, the Company may effect such hire upon market terms that are commercially reasonable in view of all the circumstances;

                  (x) voluntarily increase in any respect the benefits provided under the Benefit Plans, taken as a whole, voluntarily enhance in any respect the terms thereof or adopt new employee benefit and welfare plans;
                  (xi) except as contemplated hereby, take any action to accelerate in any material respect the rights of any director of the Company or any employee of the Company or any Subsidiary to compensation or benefits or to fund or secure in any material respect the payment of any such compensation or benefits;

                  (xii) incur, assume or Guarantee Indebtedness (including capitalized lease obligations), issue or sell any debt securities, or Guarantee any debt securities of any Person other than in the Ordinary Course;

                  (xiii) sell, lease, license or otherwise dispose of, or grant a Lien (other than a Permitted Lien) on, any of its properties or assets, including without limitation the sale of any accounts receivable of the Company, except in the Ordinary Course;

                  (xiv) make any loan or advance to any Person (other than advances of business expenses in the Ordinary Course);

                  (xv) make or change any material Tax election, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, file any amended Tax Return or settle or compromise any material Tax audit, assessment, refund or Liability;

                  (xvi) make any change in any accounting (including Tax accounting) principle, policy or practice (including depreciation and amortization policies) other than as required by GAAP;

                  (xvii) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

                  (xviii) settle any pending or threatened Proceeding in which the settlement exceeds $250,000 or in which the settlement would reasonably be expected to have an adverse effect upon the Company's ability to exercise any of its Intellectual Property rights;

                  (xix) acquire, by merging or consolidating with, or purchasing assets or equity securities of any business, division or Person or otherwise acquire (other than in the Ordinary Course) assets which are material to the Company and the Subsidiaries, taken as a whole;

                  (xx) alter adversely, any right or claim of the Company, including rights to any payment or refund and any rights in respect of any account receivable of the Company (other than in the Ordinary Course and except for an extension and amendment of the $2.6 million note received in connection with the divestiture of EMS);

                  (xxi) commence any lawsuit prior to (A) giving written notice of the proposed commencement to the Buyer, (B) engaging in good faith discussions with the Buyer and (C) requesting the consent of the Buyer to such commencement (not to be unreasonably withheld or delayed after giving due consideration to the concerns of each of the Company and the Buyer); provided, however, that if such consent is unreasonably withheld or not timely given, the Company may commence such lawsuit;

                  (xxii) amend or modify any of the Other Scheduled Contracts or the Material Contracts or enter (other than in the Ordinary Course) into new Contracts that, upon entry, would reasonably be expected to constitute Other Scheduled Contracts or Material Contracts;

                  (xxiii) sell, lease, license or transfer to any Person or entity any rights to any Intellectual Property or enter into any agreement or modify any existing agreement with


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
respect to any Intellectual Property with any Person or entity or with respect to any Intellectual Property of any person or entity (other than in the Ordinary Course);

                  (xxiv) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any Person or entity (other than in the Ordinary Course);

                  (xxv) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party (other than in the Ordinary Course);

                  (xxvi) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any Real Property, enter into any lease, sublease, license or other occupancy agreement with respect to any Real Property or adversely, taken as a whole, alter, amend, modify or terminate any of the terms of any lease agreements where the minimum annual rental obligation under such lease, sublease, license or other occupancy agreement exceeds $100,000;

                  (xxvii) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreements (other than in the Ordinary Course);

                  (xxviii) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest (other than in the Ordinary Course);

                  (xxix) cancel or amend or renew (other than in the Ordinary Course) any material insurance policy (other than as described in Section 8.3);

                  (xxx) enter into any Contract outside the Ordinary Course requiring the Company or any Subsidiary to pay specified sums in excess of $100,000 individually or $300,000 in the aggregate (in each case, except as expressly permitted by this Section 6.2);

                  (xxxi) take any action or omit to take any action that causes any material Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

                  (xxxii) waive or amend any provision of any Stockholder Agreement and Acknowledgment (and use commercially reasonable efforts to enforce the same if so requested by the Buyer); or

                  (xxxiii) enter into any Contract obligating the Company or any Subsidiary to take any of the actions described in the preceding clauses of this
Section 6.2(d).

            (e) Nothing contained in this Agreement shall restrict the Company or any Subsidiary from:

                  (i) issuing shares of Common Stock upon the exercise of options or warrants to purchase shares of Common Stock issued and outstanding on the date hereof;

                  (ii) subject to Section 6.2(d)(xvi), preparing Tax Returns on a basis consistent with past practice, filing such Tax Returns on a timely basis and paying Taxes shown as due thereon on a timely basis;

                  (iii) increasing the compensation or benefits of an individual employee provided that it has (A) given written notice of the proposed increase to the Buyer, (B) engaged in good faith discussions with the Buyer and requested the consent of the Buyer to such increase (not to be unreasonably withheld or delayed after giving due consideration to the concerns of each of the Company and the Buyer); provided, however, that if such consent is unreasonably withheld or not timely given, the Company may grant increases that are commercially reasonable in view of all the circumstances;

                  (iv) renewing special assignments of directors for compensation consistent with past practice, determining whether and the extent to which targets for bonuses of directors of the Company in connection with special assignments have been reached, determining whether and the extent to which such targets have been reached, and making payments in respect thereof;

                  (v) making payments to, repurchasing or redeeming shares of Common Stock or other Equity Interests held by or entering into other customary arrangements with any executive officer of the Company or any employee of the Company or a Subsidiary in connection with termination of employment and settlement or compromise of Claims in connection therewith;

                  (vi) making any payment or taking any action in the Ordinary Course required under any Contract (including any employee benefit or welfare plan) then in effect or under any applicable Law, Order or Permit;

                  (vii) changing any accounting principle, practice or policy, recording any charge or taking any other action necessary or appropriate as determined in good faith by the Company, by reason of a change in generally accepted accounting principles in the United States;

                  (viii) settling Claims and Liabilities under Contracts relating to the divestitures of CRS, EMS and International IVS that do not increase in any material respect the amount or likelihood of actual or contingent Liabilities of the Company or any Subsidiary thereunder; or

                  (ix) entering into a Contract obligating the Company or any Subsidiary to take any of the actions described in clauses (i) through (ix) of this Section 6.2(e).

Notwithstanding anything contained herein to the contrary, the Company and the Subsidiaries shall have the right to make the payments and take the actions, and the Company shall and shall cause the Subsidiaries to make the payments (net of any required withholding or similar Taxes) and take the actions, described in the Ancillary Matters Schedule (which payment shall be made in amounts not less than the amounts set forth therein on the dates specified therein). After the Closing, the Buyer shall cause the Company and the Subsidiaries to timely perform their obligations under the immediately preceding sentence.

            (f) Notwithstanding anything contained herein to the contrary, except as otherwise agreed in writing by the Company and the Buyer, the only capital expenditures which the Company and the Subsidiaries shall make or be required to make are capital expenditures which they are obligated to make under Contracts with Third Parties or which have become necessary, as determined in good faith by the Company, in order to maintain the Business as currently conducted by the Company and the Subsidiaries in the Ordinary Course (but such necessary capital expenditures shall not exceed $2,000,000, in the aggregate).

            (g) For purposes of this Section 6.2, no written consent of the Buyer shall be effective until it is signed by the General Counsel or Senior Vice President, Business Development.

            SECTION 6.3. GOVERNMENTAL FILINGS.

            (a) Each Party shall and shall cause its Affiliates, at its or their cost and expense (subject to the last sentence of this Section 6.3(a)), promptly to file and thereafter diligently to pursue any filing required on the part of it or its Affiliates in connection with the transactions contemplated by this Agreement under the HSR Act. Neither Party will make any filing under the competition laws of any other jurisdiction unless the Parties shall otherwise agree. The Buyer shall or shall cause the Buyer Subsidiary to pay all (and reimburse the Company and its Affiliates for their payment of any) filing fees in connection with any such filings which may be made.

            (b) In connection with each Party's obligations under Section 6.3(a), each Party shall and shall cause its Affiliates (i) to cooperate and collaborate with the other Parties and their respective Affiliates in preparing and filing any submission to be made to any Governmental Authority and in responding to any comments, requests for information or inquires therefrom, (ii) to notify promptly the other Parties of any comments, requests or inquiries made by a Governmental Authority, (iii) to provide copies of all written submissions to and communications with or from any Governmental Authority to the other Parties and (iv) to permit the other Parties and their respective Representatives to participate in discussions, and attend meetings, with any Governmental Authority.

            (c) Each Party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable competition or antitrust Law.

            SECTION 6.4. WRITTEN STOCKHOLDER CONSENT; PREPARATION OF INFORMATION STATEMENT.

            (a) Immediately following the execution and delivery of this Agreement, the Company shall use its commercially reasonable best efforts to (i) set 12:00 a.m. (New York Time) on February 8, 2006 as the record time and date for determining the holders of record of shares of Common Stock entitled to act on adoption of this Agreement and (ii) cause the Majority Stockholders to execute and deliver the Written Consents. Adoption of this Agreement by the holders of record of the requisite number of shares of Common Stock is called the

"Company Stockholder Approval". The Company shall promptly give written notice to the Buyer of such record time and date and receipt of the Company Stockholder Approval.

            (b) Promptly following receipt of the Company Stockholder Approval, the Company shall prepare a notice of the Company Stockholder Approval and an information statement, to be mailed or otherwise distributed to the holders of record of shares of Common Stock entitled to notice of the Company Stockholder Approval, which shall describe the Merger, the other transactions contemplated hereby and any approval by the Majority Stockholders of the ancillary matters, this Agreement and the adoption thereof by the Board of Directors of the Company and the Majority Stockholders and notify such holders of any dissenters' appraisal rights to which they may be entitled under applicable Law (the "Information Statement"). The Company shall use all commercially reasonable efforts to cause the Information Statement to comply in all material respects with the informational requirements of applicable Law.

            (c) The Buyer and the Buyer Subsidiary will promptly provide to the Company such information concerning themselves, their Affiliates, the transactions contemplated hereby and related matters as the Company may reasonably request for inclusion in the Information Statement (or any amendment or supplement described in Section 6.4(e)) and otherwise promptly cooperate with the Company in the preparation thereof. The Company shall provide the Buyer with a copy of the Information Statement (or any amendment or supplement described in Section 6.4(e)) a reasonable time prior to the first mailing or other distribution thereof pursuant to Section 6.4(d) and shall consider in good faith any comments that the Buyer may have thereon. The Company shall not mail or otherwise distribute the Information Statement to such holders without the Buyer's prior written approval (such approval not to be unreasonably withheld or delayed).

            (d) The Company shall use commercially reasonable efforts to cause the Information Statement (or any amendment or supplement described in Section 6.4(e)) and the Letter of Transmittal to be mailed or otherwise distributed to such holders at a time and in a manner that complies in all material respects with the procedural requirements of applicable Law and otherwise at a time that it in good faith believes will not unduly delay the Closing beyond the Closing Date then anticipated in good faith by it; provided, however, that, notwithstanding anything contained herein to the contrary, if an amendment or supplement described in Section 6.4(e) is to be mailed or otherwise distributed, the Company may delay the Closing to the extent that it in good faith determines to be necessary or appropriate by reason thereof. The Company shall also concurrently mail or otherwise distribute the Information Statement (and any amendment or supplement described in Section 6.4(e)), and the Letter of Transmittal to all other holders of record of Equity Interests (other than shares of Common Stock) in the Company.

            (e) If, at any time prior to the Effective Time, any Party determines that the Information Statement contains or may contain a misstatement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly so advise the other Parties. If, at any time prior to the Effective Time, the Company determines that the Information Statement contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall prepare an amendment or supplement to the Information Statement so that, as amended or supplemented, the Information Statement does not contain such a misstatement or omission.

            (f) The Buyer and the Buyer Subsidiary shall indemnify the Company, its directors, its officers and any Person that controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act for, and hold them harmless from and against, any and all Liabilities and Losses arising out of any misstatement of a material fact in the Information Statement or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to the extent that such misstatement or omission is based on information which they provide for inclusion in the Information Statement (including payment, as incurred, of legal fees and expenses in connection with any Claim or Proceeding or any investigation by the Company in respect thereof).

            (g) The Company shall indemnify the Buyer and the Buyer Subsidiary, their directors, their officers and any Person that controls the Buyer or the Buyer Subsidiary within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act for, and hold them harmless from and against, any and all Liabilities and Losses arising out of any misstatement of a material fact in the Information Statement or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to the extent that such misstatement or omission is based on information which was not provided by the Buyer or the Buyer Subsidiary for inclusion in the Information Statement (including payment, as incurred, of legal fees and expenses in connection with any Claim or Proceeding or any investigation by the Buyer or the Buyer Subsidiary in respect thereof).

            SECTION 6.5. LETTER OF TRANSMITTAL. The Information Statement shall be accompanied by a letter of transmittal (with instructions for its use), in a form to be prepared by the Company and acceptable to the Buyer and the Exchange Agent (which acceptance shall not be unreasonably withheld or delayed), for holders of record of shares of Common Stock and other outstanding Equity Interests in the Company to use in surrendering their shares of Common Stock, exercising their Equity Interests (other than shares of Common Stock) or their dissenters' appraisal rights, or selling (as contemplated by Section 2.7(g)) such Equity Interests in connection with the Merger (the "Letter of Transmittal"). The Letter of Transmittal shall include a customary release by each such holder of any Claims against the Parties and the Subsidiaries that such holder has or may have in its capacity as such a holder, including Claims with respect to the allocation of the Merger Consideration among such holders, except for claims to receive the Per Share Merger Consideration in accordance with the terms of this Agreement and claims in respect of duly exercised dissenters' appraisal rights that are not subsequently withdrawn or lost. Surrender of such shares and Equity Interests pursuant to the Letter of Transmittal prior to the Effective Time shall be contingent upon the consummation of the transactions set forth in the Information Statement on substantially the same terms as set forth in the Information Statement and this Agreement.

            SECTION 6.6. NO SOLICITATION; OTHER OFFERS.


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
            (a) Subject to Section 6.6(b), the Company shall not, and shall not authorize or permit any of the Subsidiaries or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of an Acquisition Proposal from a Person or Group (other than the Buyer, the Buyer Subsidiary or any of their Affiliates), (ii) engage or participate in discussions or negotiations with, furnish non-public information relating to the Company or any Subsidiary to, or provide access to the non-public Company Business Records to any Person or Group (other than the Buyer, the Buyer Subsidiary or any of their Affiliates) that has submitted, or has informed the Company that it is seeking to submit, an Acquisition Proposal, (iii) enter into a Contract or letter of intent (except for a confidentiality agreement described in Section 6.6(b)) with any Person or Group (other than the Buyer, the Buyer Subsidiary or any of their Affiliates) that has submitted, or has informed the Company that it is seeking to submit, an Acquisition Proposal (A) with respect to an Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated hereby. The Company, the Subsidiaries and their Representatives will immediately cease any and all activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal.

As promptly as practicable (but in no event more than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Buyer oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

            (b) Notwithstanding anything contained herein to the contrary, the Company (through one or more of its Representatives) or the Board of Directors of the Company may, prior to the Company Stockholder Approval, but only to the extent that the Company has not breached its obligations under clause (i) of
Section 6.6(a), (i) engage or participate in discussions or negotiations with any Person or Group (or with the Representatives of any Third Party) that has submitted, or has informed the Company that it is seeking to submit, an Acquisition Proposal that was not solicited in violation of Section 6.6(a) and constitutes or could reasonably be expected to lead to a Superior Proposal (which Person or Group is called a "Qualified Third Party"), (ii) furnish non-public information relating to the Company or any Subsidiary and provide access to the Company Business Records and the Real Property to any Qualified Third Party or its Representatives pursuant to an executed confidentiality agreement containing customary nondisclosure provisions, (iii) withdraw the Company Board Recommendation or modify the Company Board Recommendation in any manner (including a manner adverse to the Buyer and the Buyer Subsidiary), (iv) take any action in respect of the matters described in Section 9.2 which the Company or the Board of Directors of the Company in good faith determines is necessary or appropriate so that the Company would have the right to terminate this Agreement in accordance with Sections 9.1(j) and 9.2, (v) terminate this Agreement pursuant and subject to Section 9.1(j), (vi) take any action that any court of competent jurisdiction orders the Company, one or more of the Representatives of the Company or the Board of Directors of the Company to take,
(vii) take any action in respect of the Information Statement, the Company Stockholder Approval or the other matters described in this Article 6 which the Company or the Board of Directors of the Company in good faith determines is necessary or appropriate by reason of the occurrence of any action described in the preceding clause (iii), (iv), (v) or (vi), or


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
(viii) engage in any combination of activities described in the preceding clauses of this sentence; provided, however, that the Company and the Board of Directors of the Company shall not, and shall not authorize or permit their Representatives to, take any action described in the preceding clause (iii) or
(v) unless the Board of Directors of the Company in good faith determines by a majority vote, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

            SECTION 6.7. FULFILLMENT OF CONDITIONS. Subject to Section 6.6, each Party shall use all commercially reasonable efforts to fulfill or cause to be fulfilled the conditions set forth in Article 7.

            SECTION 6.8. NOTICE OF DEVELOPMENTS.

            (a) Solely for purposes of determining whether the Buyer or the Buyer Subsidiary is entitled to monetary contractual damages as a result of a breach of any representation or warranty of the Company set forth in Article 5 of this Agreement, if at any time prior to the Closing the Company becomes aware of any information resulting from or related to facts, circumstances or developments that occur after the date hereof ("Subsequent Events"), which should be added to, deducted from or otherwise reflected in a change to, any disclosure previously made in this Agreement or any Schedule in order that any such representation or warranty of the Company shall not be inaccurate or incomplete, the Company shall have the right to give prompt written notice to Buyer of such Subsequent Events, and may amend any Schedule to make such addition, deletion or change, provided that such notice must specifically reference this Section 6.8 and must clearly identify the Subsequent Event and representation or warranty so amended. A notice given pursuant to this Section
6.8 shall be deemed to have amended the applicable representations and warranties of the Company contained in this Agreement and the Schedules as of the date such notice is provided to the Buyer. The failure to have reflected the facts, circumstances or developments constituting the Subsequent Event at the time of execution of this Agreement shall not be deemed to have constituted a breach of any such representation or warranty when originally made and the Company shall have no Liability to the Buyer or the Buyer Subsidiary for monetary contractual damages with respect thereto. Notwithstanding the foregoing, nothing in this Section 6.8 or otherwise shall permit the Company to update any of its representations and warranties (or any related Schedule) contained in this Agreement after the date hereof for purposes of curing any failure of a closing condition or curing any termination right that has arisen as a result of a breach of the Company's representations and warranties contained in this Agreement.

            (b) The Company shall give prompt written notice to the Buyer of the occurrence of any development known to it that has had or is reasonably expected to have a Material Adverse Effect or has caused or is reasonably expected to cause a failure to satisfy any of the conditions set forth in Article 7.

            (c) The Buyer shall give prompt written notice to the Company of the occurrence of any development known to it or its Representatives that has had or is reasonably expected to have a Material Adverse Effect or has caused or is reasonably expected to cause a failure to satisfy any of the conditions set forth in Article 7.


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
            SECTION 6.9. TERMINATION OF CREDIT FACILITY.

            (a) The Company shall terminate the Loan and Security Agreement dated March 28, 2002 by and among the Company, certain subsidiaries, the financial institutions party thereto and GMAC Commercial Finance LLC, as agent for the lenders (the "Credit Facility") prior to or as of the Closing. All required fees or penalties in connection therewith shall be included in the calculation of the Closing Adjustment as provided in the definition therein.

            (b) The Company shall use commercially reasonable efforts to obtain from GMAC Commercial Finance LLC full and unconditional releases of all Liens of the lenders under the Credit Facility together with all forms and other documents necessary to appropriately update any public record with respect to such releases.

            SECTION 6.10. FURTHER ASSURANCES. Each of the Parties shall, and shall cause its Affiliates to, at the request of any other Party, cooperate with such other Party by furnishing additional information, executing and delivering additional documents and instruments and undertaking such additional actions as may be reasonably required by such other Party or its counsel to consummate the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all Permits, Consents and Orders of Governmental Authorities and all Consents of parties to Contracts with the Company or a Subsidiary which may be necessary or appropriate for the consummation of the Merger and the other transactions contemplated by this Agreement, to avoid termination or cancellation of such Contracts, to avoid suspension or loss of authorizations under Permits held by the Company or any Subsidiary and to fulfill the conditions set forth in Article 7.

            SECTION 6.11. TERMINATION ON CLOSING. The obligations of the Parties under this Article 6 (other than under the last and second from the last sentences of Section 6.2(e)) shall terminate upon consummation of the Closing.

            SECTION 6.12. 2005 AUDITED FINANCIAL STATEMENTS. The Company shall use its commercially reasonable best efforts to prepare and cause the Accountants to audit and deliver an unqualified report on the 2005 Audited Financial Statements as promptly as reasonably practicable. The Buyer recognizes that the 2005 Audited Financial Statements will reflect the divestitures of CRS, EMS and International IVS and the sale of the EMS Adjacent Property in accordance with GAAP and agrees that differences between the 2005 Audited Financial Statements and the financial statements set forth on Schedule 6.12 by reason of the fact that the financial statements set forth on Schedule 6.12 may have been adjusted to include or exclude as appropriate financial information related to CRS, EMS, International IVS or the EMS Adjacent Property or may have reflected anticipated costs or savings expected to result from such divestitures or the related restructurings, shall not constitute a Material Adverse Effect. It is agreed and understood that the adjustments expected to result from such divestitures and restructurings and which will not be reflected in the 2005 Audited Financial Statements are (a) an approximately $7.0 million expense run rate reduction adjustment and (b) an approximately $1.0 million of positive EBITDA related to the divestiture of International IVS. Additionally, it is agreed and understood that any adjustment which may result from the audit of the Company's 2005 Financial Statements related to the portion of software development costs that are capitalized in accordance with GAAP, will not be considered as a material change.


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
            SECTION 6.13. CORPORATE HEADQUARTERS LEASE. Notwithstanding anything to the contrary in Section 6.2, the Company shall, in cooperation with the Buyer and at its direction, provide the termination notice permitted by the Real Property Lease for the Company's corporate headquarters and shall use commercially reasonable efforts to obtain a short-term extension of such Real Property Lease and, if unsuccessful in obtaining such extension despite using such commercially reasonable efforts, shall hold over and thereby effect a month-to-month tenancy of the office space covered thereby. Failure to obtain any such extension despite using commercially reasonable efforts to obtain the same, and any summary process action commenced by the landlord as a result of holding over, shall not constitute a failure to satisfy any condition under
Article 7. The Company and the Buyer shall discuss in good faith a reasonable course of action (taking into account the perspectives of both the Company and the Buyer) to ensure that the Company will have headquarters office space meeting its needs and to avoid material disruption or Loss with respect to the Business or the Employees in the event of an unexpected delay in the Closing beyond April 1, 2006 or the failure of the Buyer to give timely direction. If the Company and the Buyer cannot agree as to a course of action, the Company may take commercially reasonable action as it may consider necessary to satisfy such needs. Buyer agrees to reimburse the Company for all reasonable costs incurred by the Company prior to March 1, 2006 with respect to any such actions (other than all termination or other fees payable to the landlord under such Real Property Lease because such termination notice is given). All amounts which the Buyer is obligated to reimburse to the Company hereunder which have not been so reimbursed prior to March 1, 2006 will be included in the calculation of the Closing Adjustment as provided therein.

            SECTION 6.14. SUBSIDIARY CAPITAL STOCK. The Company will use commercially reasonable efforts so that at the Effective Time, the Company directly or indirectly owns 100% of the issued and outstanding capital stock of and other Equity Interests in each of the Subsidiaries, including Phoenix International Limited and Phoenix Company Limited; provided, however, that the failure to so own 100% of the issued and outstanding capital stock and equity interests of the Subsidiaries shall not constitute a failure to satisfy any condition under Article 7.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

            SECTION 7.1. CONDITIONS OF THE BUYER AND THE BUYER SUBSIDIARY TO CLOSING. The obligations of the Buyer and the Buyer Subsidiary to consummate the transactions contemplated hereby are, unless waived by the Buyer, subject to the fulfillment, at or before the Closing, of each of the following conditions:

            (a) the Company Stockholder Approval shall have been received within 10 days after the date hereof;

            (b) the period during which such holders shall have the right to exercise dissenters' appraisal rights under applicable Law (the "Dissenters' Rights Period") shall have expired and such rights shall not have been exercised by holders of more than 10% of the shares of Common Stock issued and outstanding on the date hereof;

            (c) the 2005 Audited Financial Statements shall have been delivered to the Buyer and shall comply with Section 5.7(c) in all respects;

            (d) no Governmental Authority or Judicial Authority having jurisdiction over the Company, the Buyer or the Buyer Subsidiary shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement;

            (e) the applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated;

            (f) the applicable waiting period under the competition law of jurisdictions where the Parties filed notifications, if any, pursuant to Section 6.3(a) shall have expired or been terminated;

            (g) except for such changes as may be required pursuant to the terms hereof, the representations and warranties of the Company set forth in Article 5 (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of the Closing (except for representations and warranties that are made as of a date specified therein, which representations and warranties shall be true and correct as of such date), except where the failure of such representations or warranties to be true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate with other such failures to be true and correct, a Material Adverse Effect (it being understood and agreed that, solely for purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in
Section 5.17(k) as of the Closing Date, Material Adverse Effect shall be deemed to mean a Material Adverse Effect on the Surviving Corporation and its Affiliates, taken as a whole, rather than the Company and the Subsidiaries, taken as a whole);

            (h) the Company shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by the Company prior to or concurrently with the Closing;

            (i) the Buyer and the Buyer Subsidiary shall have received the Closing Documents required to be delivered to them by the Company at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than the Buyer, the Buyer Subsidiary and their respective Affiliates);

            (j) no development or condition affecting the Business, the Company, the Subsidiaries or their assets or employees (excluding a development or condition previously disclosed in this Agreement, in Schedule 7.1 or in any of the other Schedules) that has had or is reasonably expected to have a Material Adverse Effect shall have occurred after the date hereof and be continuing; and


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            (k) the Company shall have delivered to the Buyer a certificate of a senior executive officer of the Company to the effect that each of the conditions specified in clauses (a), (g), (h) and (j) of this Section 7.1 has been satisfied in all respects.

            SECTION 7.2. CONDITIONS OF THE COMPANY TO CLOSING. The obligations of the Company to consummate the transactions contemplated hereby are, unless waived by the Board of Directors of the Company, subject to the fulfillment, at or before the Closing, of each of the following conditions:

            (a)   the Company Stockholder Approval shall have been received;

            (b)   the Dissenters' Rights Period shall have expired;

            (c) no Governmental Authority or Judicial Authority having jurisdiction over the Company, the Buyer or the Buyer Subsidiary shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement;

            (d) the applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated;

            (e) the applicable waiting period under the competition law of jurisdictions where the Parties filed notifications, if any, pursuant to Section 6.3(a) shall have expired or been terminated;

            (f) except for such changes as may be required pursuant to the terms hereof, the representations and warranties of the Buyer and the Buyer Subsidiary set forth in Article 4 (disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect) shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of the Closing (except for representations and warranties that are made as of a date specified therein, which representations and warranties shall be true and correct as of such date), except where the failure of such representations or warranties to be true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate with other such failures to be true and correct, a Buyer Material Adverse Effect;

            (g) the Buyer and the Buyer Subsidiary shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by the Buyer and the Buyer Subsidiary prior to or concurrently with the Closing;

            (h) the Company shall have received the Closing Documents required to be delivered to the Company by the Buyer and the Buyer Subsidiary at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than the Company and its Affiliates);


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            (i) the Buyer and the Buyer Subsidiary shall have delivered to the
Company a certificate signed by a senior executive officer of each of the Buyer and the Buyer Subsidiary to the effect that each of the conditions specified in the clauses (g) and (h) of this Section 7.2 has been satisfied in all respects; and

            (j) the Buyer shall have delivered or caused to be delivered to the Exchange Agent pursuant to the Exchange Agency Agreement the Buyer Payment and the Additional Closing Payment.

                                    ARTICLE 8

                              ADDITIONAL COVENANTS

            SECTION 8.1. WARN.

            (a) The Company shall timely provide any notice to employees of the Company or any Subsidiary which may be required pursuant to WARN for any "employment loss" (as defined in WARN) and any similar notice under any similar applicable Law, in connection with the consummation of the Merger and the other transactions contemplated hereby that occurs prior to or on the Closing. None of the severance, termination or other costs arising by reason of the giving of such notice shall be deducted in calculating the Closing Adjustment.

            (b) The Surviving Corporation shall timely provide, and shall be solely responsible for providing, any notice to employees of the Company or any Subsidiary and for providing notice to any unit of government which may be required pursuant to WARN for any "employment loss" and any similar notice under any similar applicable Law that occurs after the Closing.

            SECTION 8.2. PRESERVATION OF RECORDS.

            (a) After the Closing, the Surviving Corporation shall, and shall cause the Subsidiaries to, (a) preserve all Company Business Records which relate to the Company, a Subsidiary or the business or affairs of the Company or a Subsidiary as of or prior to the Closing Date for (i) a period of six years after the Closing Date and (ii) for such longer period as may be required (A) by any Contract, Law, Permit or Order or (B) in connection with any then pending or threatened Claim or Proceeding.

            (b) At any time and from time to time after the Closing, upon reasonable request, the Surviving Company shall, and shall cause the Subsidiaries to, (a) provide full access to such Company Business Records by then current or former directors or executive officers of the Company (and Representatives of such directors and officers) for purposes of investigation, prosecution or defense of any Claim or Proceeding and (b) make their Representatives available to them for such purposes, in each case at no charge to them.

            SECTION 8.3. INSURANCE AND INDEMNIFICATION.

            (a) All rights to indemnification, advancement of expenses and exculpation with respect to actions or omissions occurring prior to the Effective Time benefiting (i) current


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or former directors or officers of the Company or individuals serving at the request of the Company as a current or former Representative of another Person or (ii) individuals who after the date hereof and prior to the Effective Time become directors or officers of the Company or begin to serve at the request of the Company as Representatives of another Person (collectively, the "Company Indemnified Persons"), as provided by the Organizational Documents of the Company (as in effect on the date hereof) or as provided by any Contract to which the Company is party (as in effect on the date hereof) and which is set forth in Schedule 5.13 or any replacement Contract that is substantially similar thereto (collectively, the "Company Indemnification Obligations"), shall survive the Merger and the consummation of the other transactions contemplated hereby.

            (b) Without limiting the generality or the effect of Section 8.3(a), after the Effective Time, the Surviving Corporation shall, and shall cause its Affiliates to, advance expenses to the Company Indemnified Persons, indemnify the Company Indemnified Persons and hold the Company Indemnified Persons harmless to the fullest extent permitted or required by the Company Indemnification Obligations and the DGCL.

            (c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and shall cause its Affiliates to, maintain in full force and effect, for the benefit of the Company Indemnified Persons, with respect to actions and omissions occurring prior to or as of the Effective Time, one or more policies of directors' and officers' liability insurance that provide for coverage in an amount and with a scope no less favorable to the Company Indemnified Persons than the policies of directors' and officers' liability insurance which are maintained by the Company as of the date hereof and are set forth on Schedule 5.28 (the "Existing Coverage"); provided, however, that the Buyer may fulfill its obligation under this Section 8.3(c) by purchasing, for an aggregate price not to exceed 225% of the premium paid by the Company for the Existing Coverage for 2005 (the "Cap Amount"), directors' and officers' liability tail coverage in an amount and with a scope at least equal to the Existing Coverage (the "Tail Coverage"); provided further, however, that if the amount or scope of the Tail Coverage obtainable for the Cap Amount is less than those of the Existing Coverage, the Buyer shall only be obligated to purchase so much of the Tail Coverage as may be purchased for the Cap Amount. The Company shall have the right to purchase the Tail Coverage prior to Closing (effective as of the Closing); provided, that (i) the Company shall have given written notice to the Buyer of its intention to do so and (ii) the Company shall have requested the Buyer's written consent thereto (which shall not be unreasonably withheld). If the Company purchases the Tail Coverage prior to March 1, 2006, the Buyer will reimburse the Company for the cost thereof to the extent such cost does not exceed the Cap Amount. All amounts which the Buyer is obligated to reimburse to the Company pursuant to the immediately preceding sentence which have not been so reimbursed prior to March 1, 2006 will be included in the calculation of the Closing Adjustment as provided therein. If the Company purchases the Tail Coverage on or after March 1, 2006 any premium in excess of the Cap Amount shall constitute Company Transaction Expenses for purposes of the calculation of the Closing Adjustment.

            (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into one or more other Persons and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) sells or transfers a majority of its assets to one or more other Persons (other than in the Ordinary Course), then, in each such case and as a condition precedent to the consummation thereof, proper provision shall be made so that each such successor and assign shall assume the obligations set forth in this Section 8.3.

            (e) The rights of each Company Indemnified Person under this Section
8.3 shall be in addition to any other rights that such Company Indemnified Person may have under the Organizational Documents of the Company or any Subsidiary, under the DGCL or any other applicable Law, under any Contract, or otherwise.

            SECTION 8.4. PAYMENT OF CREDITORS. After the Effective Time, the Buyer shall use commercially reasonably efforts to pay or discharge debts and obligations of the Company as of the Effective Time when due, and not to render the Surviving Corporation insolvent or unable to pay its debts as they come due.

                                    ARTICLE 9

                       TERMINATION; SURVIVAL OF AGREEMENT

            SECTION 9.1. TERMINATION. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

            (a) at any time prior to the Effective Time, by mutual written agreement of the Company and the Buyer;

            (b) by either the Company or the Buyer if a Governmental Authority or Judicial Authority having jurisdiction over the Company, the Buyer or the Buyer Subsidiary shall have enacted, issued, promulgated, enforced or entered any Law or Order, which Law or Order is final and non-appealable and which had the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement;

            (c) by the Buyer if the Company Stockholder Approval shall not have been obtained within 10 days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Buyer where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Buyer and such action or failure to act constitutes a material breach by the Buyer of this Agreement;

            (d) at any time after July 31, 2006 (the "Termination Date") and prior to the Effective Time, by the Buyer if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not result from the failure by the Buyer or the Buyer Subsidiary to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by the Buyer or the Buyer Subsidiary;

            (e) at any time after the Termination Date and prior to the Effective Time, by the Company, if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not


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
result from the failure by the Company to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by the Company;

            (f) at any time prior to the Effective Time, by the Buyer, if the Company shall have breached in any material respect any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(g) and 7.1(h) would not be satisfied as of the time of such breach or as of the time such representations and warranties shall have become untrue and, in each case, if such breach cannot be or has not been cured by the Company, in all material respects, prior to the earlier of the date that is 30 days after written notice thereof shall have been given to the Company or the Termination Date;

            (g) at any time prior to the Effective Time, by the Company, if the Buyer or the Buyer Subsidiary shall have breached in any material respect any of the representations, warranties, covenants or agreements of the Buyer or the Buyer Subsidiary contained in this Agreement or if any representation or warranty of the Buyer or the Buyer Subsidiary shall have become untrue, in either case such that the conditions set forth in Sections 7.2(f) and 7.2(g) would not be satisfied as of the time of such breach or as of the time such representations and warranties shall have become untrue and, in each case, if such breach cannot be or has not been cured by the Buyer or the Buyer Subsidiary, in all material respects, prior to the earlier of the date that is 30 days after written notice thereof shall have been given to the Buyer and the Buyer Subsidiary or the Termination Date;

            (h) at any time prior to the Effective Time, by the Buyer, if the Company or any "significant subsidiary" of the Company, within the meaning of Regulation S-X adopted under the Exchange Act, shall be or become bankrupt or insolvent (in each case, however defined) or if the Company or any such "significant subsidiary" commences or there is commenced against the Company or any such "significant subsidiary" a case under the United States Bankruptcy Code;

            (i) at any time prior to the Effective Time, by the Company, if the Buyer or the Buyer Subsidiary shall be or become bankrupt or insolvent (in each case, however defined) or if the Buyer or the Buyer Subsidiary commences or there is commenced against the Buyer or the Buyer Subsidiary a case under the United States Bankruptcy Code;

            (j) at any time prior to receipt of the Company Stockholder Approval, subject to Section 9.2, by the Company, if the Board of Directors of the Company authorizes the Company to accept or enter into a Qualified Superior Contract; or

            (k) by the Buyer or the Buyer Subsidiary, if a Material Adverse Effect shall have occurred and be continuing since the date hereof, if such Material Adverse Effect cannot be or has not been cured by the Company prior to the earlier of the date that is 30 days after written notice thereof shall have been given to the Company or the Termination Date.

            SECTION 9.2. SUPERIOR PROPOSAL.


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
            (a) The Company shall not have the right to terminate this Agreement pursuant to Section 9.1(j) unless (i) the Company shall have paid or provided for payment of any amounts owed by it to the Buyer pursuant to Section 9.3(g),
(ii) the Company shall have given written notice to the Buyer, at least three Business Days prior to such termination, of its intention to terminate this Agreement pursuant to Section 9.1(j), accompanied by a copy of the Qualified Superior Contract, and (iii) either (A) the Buyer shall have failed, prior to the expiration of such three Business Days, to submit to the Board of Directors of the Company a complete binding Contract with respect to a Buyer Acquisition Proposal executed on behalf of the Buyer (together with all exhibits, schedules and other attachments thereto) that (1) shall be subject only to acceptance by the Company by countersignature on behalf of the Company and (2) contains no conditions (other than the condition that this Agreement be terminated and the conditions set forth in Section 7.1 that shall not then have been satisfied or waived) or (B) the Buyer shall have submitted such a Contract within such three Business Days, but the Board of Directors of the Company in good faith shall have determined, after consultation with its financial advisors, that such Contract is not at least as favorable to the holders of outstanding shares of Common Stock as the Qualified Superior Contract.

            (b) The Company shall not enter into any Qualified Superior Contract prior to the expiration of the three Business Days set forth in Section 9.2(a).

            SECTION 9.3. EFFECT OF TERMINATION.

            (a) If this Agreement is terminated pursuant to Section 9.1(a), this Agreement, except for the provisions of this Sections 9.3, 6.4(e) and Articles 1 and 10, shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination.

            (b) If this Agreement is terminated pursuant to Sections 9.1(b), 9.1(d), 9.1(f) or 9.1(k) this Agreement, except for the provisions of this
Section 9.3, Sections 6.4(f) and 6.4(g) and Articles 1 and 10, shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination, except that, if the Company shall have breached this Agreement prior to such termination, the Company shall be liable, subject to Section 9.3(g), for all damages incurred by the Buyer and the Buyer Subsidiary by reason of such breach.

            (c) If this Agreement is terminated pursuant to Sections 9.1(b), 9.1(c), 9.1(e) or 9.1(g), this Agreement, except for the provisions of this
Section 9.3, Sections 6.4(f) and 6.4(g) and Articles 1 and 10, shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination, except that, if the Buyer or the Buyer Subsidiary shall have breached this Agreement prior to such termination, the Buyer and the Buyer Subsidiary shall be, jointly and severally, liable, subject to Section 9.3(g), for all damages incurred by the Company and its stockholders by reason of such breach.

            (d) If this Agreement is terminated pursuant to Section 9.1(h), this Agreement, except for the provisions of this Section 9.3 and Articles 1 and 10, shall cease to be binding on or enforceable against the Buyer and the Buyer Subsidiary, and the Company shall be


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
liable, subject to Section 9.3(g), for all damages incurred by the Buyer or the Buyer Subsidiary by reason of such bankruptcy or insolvency and the non-performance or termination of this Agreement.

            (e) If this Agreement is terminated pursuant to Section 9.1(i), this Agreement, except for the provisions of this Section 9.3 and Articles 1 and 10, shall cease to be binding on or enforceable against the Company, and the Buyer and the Buyer Subsidiary shall be liable, jointly and severally, subject to
Section 9.3(g), for all damages incurred by the Company by reason of such bankruptcy or insolvency and the non-performance or termination of this Agreement.

            (f) If this Agreement is terminated pursuant to Section 9.1(j), this Agreement, except for the provisions of this Section 9.3, Sections 6.4(f) and 6.4(g) and Articles 1 and 10, shall become null and void and have no further force or effect, and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination, except that the Company shall pay to the Buyer the Company Termination Fee.

            (g) Payment of the Company Termination Fee shall be made within 3 Business Days following the later of the date of termination of this Agreement or the date on which the Buyer shall have given written notice to the Company of the instructions necessary for payment. Payment shall be made by wire transfer of immediately available funds in accordance with written instructions given by the Buyer to the Company for that purpose. The Parties agree that the Company Termination Fee constitutes liquidated damages and not penalties. Each Party acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby and that, without such agreements, they would not enter into this Agreement. If a Party fails to pay any amount due under this Section 9.3 when due, such Party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other Parties in connection with any action taken to collect payment (including the prosecution of any Proceeding), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first due to the date it is paid.

            (h) Except as provided in the last sentence of Section 9.3(g) and except for fraud, in no event will the aggregate liability of the Company, on the one hand, or the aggregate liability of the Buyer and the Buyer Subsidiary, on the other hand, for monetary damages for breach of their respective liabilities, duties and obligations under this Agreement exceed 20% of the Buyer Payment.

            (i) Notwithstanding anything contained herein to the contrary, the reimbursement obligations under Sections 6.2(b), 6.3(a) and 6.13 shall survive any termination of the Agreement and shall not be subject to Section 9.3(h).

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

            SECTION 10.1. PUBLICITY. Except to the extent necessary or appropriate as in good faith determined by the Company to enable it to exercise its rights and perform its obligations


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
under Sections 6.4, 6.5, 6.6 and 9.2 and subject to Section 10.3(c), each Party agrees that it shall not and shall not permit its Affiliates or Representatives to issue any publicity, release or announcement concerning the execution, delivery, performance or termination of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written consent of the form and content of such publicity, release or announcement by the Company and the Buyer; provided, however, that no such consent shall be required when such publicity, release or announcement is required by any applicable Law or Order; and, provided further, that, prior to issuing any publicity, release or announcement without such prior written consent, the Party issuing or whose Affiliates or Representatives is issuing such publicity, release or announcement shall have given reasonable prior notice to the other Parties of such intended issuance and shall have in good faith considered their comments thereon.

            SECTION 10.2. [RESERVED.]

            SECTION 10.3. COMPLIANCE WITH RESTRICTIVE COVENANTS.

            (a) The Buyer and the Buyer Subsidiary, on the one hand, and the Company, on the other hand, acknowledge that money damages and other damages at law for a breach or threatened breach of Section 10.1 (collectively, the "Restrictive Covenants") by it or any of its Affiliates or Representatives is unlikely to be calculable, that such a breach or threatened breach is likely to cause irreparable harm to the other of them and that remedies at law are likely to be inadequate and insufficient to protect the other of them against any such actual or threatened breach. Accordingly, each Party, on behalf of itself and its Representatives, agrees to the granting of specific performance, injunctive relief and other equitable remedies in favor of each other Party in the event of any such breach or threatened breach, without proof of actual damages and without the requirement to post any bond or other security. Such performance, relief and remedies shall not be the exclusive remedy for a breach or threatened breach of the Restrictive Covenants by a Party or its Affiliates or Representatives, but shall be in addition to all other rights and remedies available at law, in equity or otherwise. If a court of competent jurisdiction determines in a final, non-appealable order that the Restrictive Covenants have been breached by a Party or its Affiliates or Representatives, the breaching Party will or will cause its Affiliates or Representatives to reimburse the injured Party for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation and all other litigation related to such breach.

            (b) At the request of a Party, a senior executive officer of each other Party shall promptly deliver written certification to such Party to the effect that it and its Affiliates and Representatives are in compliance with the Restrictive Covenants, or, if not in such compliance, describing the nature of such non-compliance; provided, however, that no such certification shall be required more often than once within any twelve month period.

            (c) Sections 10.1 shall not restrict a Party from exercising rights or enforcing obligations hereunder pursuant to appropriate Proceedings. The obligations of the Parties under Section 10.1 shall expire upon the earlier of the Effective Time or the date that is two years after the date of the termination of this Agreement.


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
            (d) If, for any reason (including termination of this Agreement pursuant to Article 9), the Closing does not take place, the Buyer and the Buyer Subsidiary will, and will cause their Affiliates, their current and prospective lenders, underwriters and placement agents and their Representatives, at their expense, promptly to (i) return to the Company all written Information obtained by any of them from the Company, any Subsidiary or any of the Representatives of the Company or any Subsidiary in connection with the investigation and evaluation of the transactions contemplated by, and the negotiation and preparation of, this Agreement or any of the Closing Documents or the Related Agreements or the consummation of such transactions, (ii) destroy all copies of all electronic Information and all Analyses and (iii) furnish to the Company a certificate signed by an appropriate authorized officer of the Buyer to the effect that such return and destruction have been completed.

            SECTION 10.4. NON-SURVIVAL AND LIMITATIONS AS TO REPRESENTATIONS AND WARRANTIES.

            (a) None of the representations or warranties contained in Article 4 or 5 or in any Closing Document shall survive the Effective Time. This Section 10.4(a) shall not limit any covenant or agreement of any Party which by its terms contemplates performance after the Effective Time.

            (b) Except as set forth in Article 5, no representations, warranties or guarantees have been, are being or will be made by the Company, any Subsidiary or any of their respective Representatives as to any past, current, projected, forecasted or future quality, condition, defect, utility, character, size, quantity, type, revenue, expense, liability, obligation, earning, suitability, value or financial, tax, operating or other consequences of the acquisition, ownership, leasing, use or disposition of the Company, any Subsidiary or any of their assets, the ability of the Buyer or the Buyer Subsidiary to obtain financing with respect to the Merger and the transactions contemplated under this Agreement and any Related Agreement, the ability of the Parties to consummate Closing or the employees of the Company or any Subsidiary or as to the Confidential Memorandum or any information contained therein. THE BUYER AND THE BUYER SUBSIDIARY, ON BEHALF OF THEMSELVES, THEIR RESPECTIVE EQUITY OWNERS, LENDERS AND CREDITORS AND THEIR RESPECTIVE REPRESENTATIVES, HEREBY WAIVE AND RELEASE ANY AND ALL RIGHTS OR CLAIMS WITH RESPECT TO SUCH MATTERS, EXCEPT FOR THOSE ARISING UNDER ARTICLE 5. ALL REPRESENTATIONS, WARRANTIES OR GUARANTEES IMPLIED OR OTHERWISE CREATED UNDER ANY APPLICABLE LAW, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

            (c) Except for the representations and warranties expressly set forth in Article 5, the Buyer and the Buyer Subsidiary disclaim reliance upon
(i) any representations, warranties or guarantees (whether express or implied and whether oral or written) by the Company, any Subsidiary or any of its Affiliates or any of its or their Representatives (including any financial projections and any statements regarding the prospects of the Company or any Subsidiary) or (ii) any other information with respect to the Company or any Subsidiary provided by or on behalf of any of them (including the Confidential Memorandum). The Buyer and the Buyer Subsidiary


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
represent and warrant that each of them has relied on its own financial projections in connection with the transactions contemplated hereby.

            (d) Each Party agrees that the other Party has the right to rely upon the representations, warranties, covenants and agreements of such Party contained herein and in the Related Agreements.

            SECTION 10.5. NOTICE. All notices and demands required or permitted to be given pursuant to this Agreement shall be given in writing in the English language, shall be transmitted by personal delivery, by a nationally recognized courier service, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier and shall be addressed as follows:

            When the Buyer or the Buyer Subsidiary is the intended recipient:

            Nuance Communications, Inc.
            1 Wayside Road
            Burlington, MA 01803
            Attention: General Counsel
            Telecopy Number: 978-977-2412

            With a copy to:

            Wilson Sonsini Goodrich & Rosati, PC
            650 Page Mill Road
            Palo Alto, CA 94304
            Attention: Katharine A. Martin, Esq.
            Telecopy Number:  650-493-6811

            and to:

            Wilson Sonsini Goodrich & Rosati, PC
            12 East 49th Street, 30th Floor
            New York, NY 10017
            Attention:  Robert D. Sanchez, Esq.
                        Adam M. Dinow, Esq.
            Telecopy Number:  212-999-5899

            When the Company is the intended recipient:

            Dictaphone Corporation
            3191 Broadbridge Avenue
            Stratford, CT  06614
            Attention:  General Counsel
            Telecopy Number:  203-683-3279


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
            With a copy to:

            Kelley Drye & Warren LLP
            2 Stamford Plaza
            281 Tresser Boulevard
            Stamford, Connecticut  06901
            Attention:  M. Ridgway Barker
            Telecopy Number:  203-327-2669

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Section 10.5 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(a) delivered to the addressee as indicated by the affidavit of the messenger (if transmitted by personal delivery), the receipt of the courier service (if transmitted by courier service), the return receipt (if transmitted by mail) or the answer back or call back (if transmitted by telecopier) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

            SECTION 10.6. CERTAIN EXPENSES; CERTAIN FINANCING.

            (a) Except as otherwise expressly provided herein, each Party agrees to pay or cause its Affiliates to pay all expenses, fees and costs (including legal, accounting and consulting expenses and, in the case of the Buyer, expenses, fees and costs of current or prospective lenders) incurred by it or its Affiliates in connection with the transactions contemplated hereby. The obligation of the Company and the Subsidiaries to pay their expenses, fees and costs shall survive the Closing, regardless of whether they are included in the Company Transaction Expenses deducted in connection with the calculation of the Closing Adjustment.

            (b) At all times prior to the Effective Time, the Buyer and the Buyer Subsidiary shall indemnify the Company, the Subsidiaries and the stockholders, directors and officers of the Company and each of the Subsidiaries for and hold them harmless from and against any and all Liabilities to owners, investors, lenders, creditors, underwriters and placement agents, in respect of any equity or debt financing obtained or to be obtained by the Buyer and the Buyer Subsidiary in respect of the transactions contemplated hereby.

            SECTION 10.7. GOVERNING LAW; FORUM; JURY TRIAL. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. Each Party agrees that any Proceeding arising out of this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a court in the State of Delaware. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of Delaware in respect of any such Proceeding. Each Party consents to service of process upon it with respect to any such Proceeding by registered mail, return receipt requested, and by any other means permitted by applicable Laws. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such Proceeding in any court in the State of Delaware and any Claim that it may now or hereafter have that any such Proceeding in any court


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
in the State of Delaware has been brought in an inconvenient forum. EACH PARTY WAIVES TRIAL BY JURY IN ANY SUCH PROCEEDING.

            SECTION 10.8. BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Subject to Section 8.3, no Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of Law or otherwise) without the prior written consent of the Company (in case of the Buyer or the Buyer Subsidiary) or of the Buyer (in case of the Company). Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties, if such consent is required hereby, shall be void. No such assignment or delegation shall relieve the assignor or delegator of its obligations hereunder. No Person (other than an individual described in Section 6.4(f), 6.4(g), 8.2 or 8.3(a) or the Ancillary Matters Schedule) shall be, or be deemed to be, a third party beneficiary of this Agreement. An individual described in Section 6.4(f), 6.4(g), 8.2 or 8.3(a) or the Ancillary Matters Schedule is intended to benefit from and shall have the right, individually or collectively with other such individuals, to directly exercise rights and enforce performance of obligations under such Section or Schedule, respectively.

            SECTION 10.9. ENTIRE AGREEMENT; CONFIDENTIALITY AGREEMENT.

            (a) This Agreement, together with the Schedules (including the Ancillary Matters Schedule and any other Schedules provided separately to the Buyer and not attached to this Agreement), the Exhibits, the Confidentiality Agreement and the Related Agreements, constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

            (b) Each Party agrees and acknowledges that for all purposes under this Agreement and the Confidentiality Agreement that (i) all covenants and agreements of the parties to the Confidentiality Agreement thereunder shall survive the Closing and the consummation of the transactions contemplated hereby, (ii) the rights and obligations of the Buyer Subsidiary under the Confidentiality Agreement shall be equivalent to the rights and obligations that the Buyer has under the Confidentiality Agreement, as if the Buyer Subsidiary were originally party to the Confidentiality Agreement alongside the Buyer and
(iii) the rights and obligations of the Company under the Confidentiality Agreement shall be the same as if the Company had been a party to the Confidentiality Agreement.

            SECTION 10.10. AMENDMENTS. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, cancels, renews, extends, modifies or amends this Agreement and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party or, in the case of the Buyer Subsidiary, the Buyer.


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
            SECTION 10.11. WAIVERS. No waiver of any provision of this Agreement shall be binding upon a Party, unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of the Company by an officer of, or attorney-in-fact for, the Company (in the case of a waiver by the Company) or the Buyer by an officer of, or attorney-in-fact for, the Buyer (in the case of a waiver by the Buyer or the Buyer Subsidiary). Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

            SECTION 10.12. REMEDIES. Except as limited by Section 9.3(h), the rights, powers and remedies of a Party hereunder shall be in addition to, and not in lieu of any other rights, powers or remedies, including specific performance, injunctive relief and other equitable remedies, that may be available to such Party, at law, in equity or otherwise, for a breach of or default under this Agreement.

            SECTION 10.13. HEADINGS; COUNTERPARTS; INTERPRETATION; SCHEDULES.

            (a) The headings set forth herein have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

            (b) This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties. Delivery of a counterpart by facsimile shall be as effective as delivery of an original.

            (c) All Parties have participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein shall be construed against the draftsman. Nothing contained in this Agreement or in any of the Schedules shall constitute or be interpreted or construed as an admission by any Party or any of its Affiliates of liability to third parties, whether under any Law, Contract or Permit, or otherwise, or as an admission that any Party or any of its Affiliates are in violation or breach of or default under, or have ever violated, breached or defaulted under, any Law, Contract or Permit.

            (d) Disclosure made in any Schedule with reasonable clarity and particularity as to matters covered, or required or contemplated to be covered, in any other Schedule is hereby incorporated by reference into all such other Schedules to the extent the relevance of such disclosure to another Schedule is readily and plainly apparent on its face. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Company contained herein and shall not be deemed to expand in any way the scope of any such representation or warranty. The disclosure of any matter in the Schedules does not constitute an acknowledgment that such matter is required to be disclosed or is material within the meaning of the representations and warranties contained herein, or otherwise. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course and the omission of any information from any Schedule or any representation or warranty shall not be deemed to be a statement or acknowledgement that such information is not material or is within the Ordinary Course. ACCORDINGLY, INVESTORS IN AND LENDERS AND CREDITORS TO THE BUYER, THE BUYER SUBSIDIARY OR THE COMPANY SHOULD NOT RELY ON ANY REPRESENTATIONS, WARRANTIES OR SCHEDULES FOR ANY PURPOSE.

            SECTION 10.14. SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                    DICTAPHONE CORPORATION


                                    By:   /s/ Robert Schwager
                                          --------------------------------------
                                    Name:  Robert Schwager
                                    Title: Chief Executive Officer


                                    NUANCE COMMUNICATIONS, INC.


                                    By:   /s/ Paul A. Ricci
                                          --------------------------------------
                                    Name:  Paul A. Ricci
                                    Title: Chairman and Chief Executive Officer


                                    PHOENIX MERGER SUB, INC.


                                    By:   /s/ Paul A. Ricci
                                          --------------------------------------
                                    Name:  Paul A. Ricci
                                    Title: Chairman and Chief Executive Officer

                                    Exhibit A

                                    Exhibit B

                                    Exhibit C

                                    Exhibit D

                                    Exhibit E

                                    Exhibit F

                                    Exhibit G

                                    Exhibit H